                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ----------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           -------------------------
                            FIRST FINANCIAL BANCORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                           -------------------------

             OHIO                                6711                     31-1042001
(STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL       (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)

                           -------------------------
                             THIRD AND HIGH STREETS
                              HAMILTON, OHIO 45011
                                 (513) 867-4700
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                       ----------------------------------
                                MICHAEL R. O'DELL
                                   COMPTROLLER
                            FIRST FINANCIAL BANCORP.
                             THIRD AND HIGH STREETS
                              HAMILTON, OHIO 45011
                                 (513) 867-4700
                (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                       ----------------------------------
                                    Copy to:
                                  NEIL GANULIN
                                 FROST & JACOBS
                                 2500 PNC CENTER
                              201 EAST FIFTH STREET
                             CINCINNATI, OHIO 45202
                                 (513) 651-6800

                       ----------------------------------
                  Approximate date of commencement of proposed
              sale to the public: As soon as practicable after the
                 effective date of this Registration Statement.
                       ----------------------------------

            If the securities being registered on this Form are being
              offered in connection with the formation of a holding
           company and there is compliance with General Instruction G, check the following box: / /

                         CALCULATION OF REGISTRATION FEE

=========================================================================================
                                             PROPOSED         PROPOSED
   TITLE OF EACH                             MAXIMUM          MAXIMUM
   CLASS OF                                  OFFERING         AGGREGATE      AMOUNT OF
   SECURITIES TO BE        AMOUNT TO BE      PRICE PER        OFFERING       REGISTRATION
   REGISTERED              REGISTERED        UNIT (1)         PRICE (1)      FEE
-----------------------------------------------------------------------------------------
Common Stock, par value
$8.00 per share              400,000          $34.50         $13,800,000       $4,759.00
=========================================================================================

(1) ESTIMATED IN ACCORDANCE WITH RULE 457(f)(1) SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE.
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                 FIRST FINANCIAL BANCORP. CROSS REFERENCE SHEET



         FORM S-4 ITEM                             PROXY STATEMENT CAPTION
         -------------                             -----------------------
 1.      Forepart of Registration                  Facing Page of Registration Statement; Cross Reference Sheet;
         Statement and Outside Front Cover         Outside Front Cover Page of Proxy Statement-Prospectus;
         Page of Prospectus                        Introduction

 2.      Inside Front and Outside Back             Available Information; Documents Incorporated by Reference;
         Cover Pages of Prospectus                 Table of Contents

 3.      Risk Factors, Ratio of Earnings           Introduction; Summary; Comparative Market and Dividend
         to Fixed Charges and Other                Information; Principal Shareholders and Ownership By Management
         Information

 4.      Terms of the Transaction                  Summary; Description of the Merger; Comparison of Common Stock
                                                   and Shareholders' Rights

 5.      Pro Forma Financial Information           Pro Forma Consolidated Balance Sheet; Pro Forma Condensed
                                                   Consolidated Statements of Earnings; Pro Forma Consolidated
                                                   Selected Financial Data

 6.      Material Contacts with the                Summary; Description of the Merger
         Company Being Acquired

 7.      Additional Information Required           Not Applicable
         for Reoffering by Persons and
         Parties Deemed to Be Underwriters

 8.      Interests of Named Experts and            Not Applicable
         Counsel

 9.      Disclosure of Commission Position         Not Applicable
         on Indemnification for Securities
         Act Liabilities

10.      Information with Respect to S-3           Not Applicable
         Registrants

11.      Incorporation of Certain                  Not Applicable
         Information by Reference

12.      Information with Respect to S-2           Documents Incorporated By Reference; Information About Bancorp;
         or S-3 Registrants                        Comparative Market And Dividend Information

13.      Incorporation of Certain                  Documents Incorporated By Reference
         Information by Reference

14.      Information with Respect to               Not Applicable
         Registrants Other Than S-3 or S-2
         Registrants

15.      Information with Respect to S-3          Not Applicable
         Companies

16.      Information with Respect to S-2           Not Applicable
         or S-3 Companies

17.      Information with Respect to               Information About the Business of F&M; F&M's Consolidated
         Companies Other than                      Financial Statements; Management's Discussion and Analysis of
         S-3 or S-2 Companies                      Financial Condition and Results of Operations of F&M;
                                                   Comparative Market and Dividend Information; Comparison of
                                                   Common Stock and Shareholders' Rights

18.      Information if Proxies, Consents          Notice of Special Meeting of Shareholders; Documents
         or Authorizations are to be               Incorporated By Reference; Introduction; Summary; Description
         Solicited                                 of the Merger; Principal Shareholders and Ownership By
                                                   Management; Information About the Business of F&M

19.      Information if Proxies, Consents          Not Applicable
         or Authorizations are not to be
         Solicited or in an Exchange Offer

                                                 ____________, 1996


Dear Fellow Shareholder:

         You are cordially invited to attend the Special Meeting of Shareholders (the "Special Meeting") of F & M Bancorp ("F&M") to be held on _________ __, 1996 at 3:00 p.m. local time. At the Special Meeting, you will be asked to consider and vote on a proposal to approve the Plan and Agreement of Merger dated September 11, 1995 (the "Merger Agreement") between First Financial Bancorp. ("Bancorp") and F&M, pursuant to which F&M will merge with and into Bancorp (the "Merger"). Upon consummation of the Merger, the number of Bancorp shares to which the holders of F&M shares shall be entitled shall be determined by dividing $12,500,000 by the per share value of Bancorp shares, which figure will be determined and adjusted in accordance with and as specified in the Merger Agreement, as summarized in the accompanying Proxy Statement-Prospectus.

         The Merger Agreement has been unanimously approved by your Board of Directors and is recommended by the Board to you for approval. The enclosed Notice of Special Meeting and Proxy Statement-Prospectus include a description of the proposed Merger and provide specific information concerning the transaction. Please read these materials and consider carefully the information set forth in them.

         Whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and promptly return the enclosed proxy form. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy. The Merger is a significant step for F&M and your vote on this matter is of great importance.

         On behalf of the Board of Directors, I recommend that you vote for approval of the Merger by marking the enclosed proxy form "FOR" in item one.

                                              Sincerely,


                                              William J. Gordon
                                              President and
                                              Chief Executive Officer

                                 F & M BANCORP
                                 729 MAIN STREET
                          ROCHESTER, INDIANA 46975-0567

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ______ __, 1996

         Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of F & M Bancorp ("F&M") will be held at the Main Office of Farmers & Merchants Bank, 729 Main Street, Rochester, Indiana 46975-0567, on _______ __, 1996 at 3:00 p.m. local time, to consider and act upon the following matters, each of which is more completely set forth in the accompanying Proxy Statement-Prospectus:

                 1. The approval of the Plan and Agreement of Merger dated September 11, 1995 by and between First Financial Bancorp. ("Bancorp") and F&M, a copy of which is attached hereto as Appendix A (the "Merger Agreement"), and the transactions contemplated thereby, including the merger of F&M with and into Bancorp (the "Merger"), pursuant to which the following will occur on the effective date of the Merger (the "Effective Time"):

                 (a) Each of the outstanding shares of F&M will be canceled and extinguished in consideration and exchange for a number of shares of Bancorp specified by the Merger Agreement;

                 (b) F&M will merge with and into Bancorp at the Effective Time and Bancorp will be the continuing, surviving and resulting corporation in the Merger; and

                 (c) Farmers & Merchants Bank ("Farmers & Merchants"), F&M's only subsidiary, will merge with and into Indiana Lawrence Bank ("Indiana Lawrence"), a wholly owned subsidiary of Bancorp, and Indiana Lawrence will be the continuing, surviving and resulting corporation in the Merger.

                 2. A proposal to permit the Special Meeting to be adjourned or postponed, in the discretion of the proxies, which adjournment or postponement could be used for the purpose, among others, of allowing time for the solicitation of additional votes to approve the Merger Agreement.

                 3. A proposal to divide the members of the Board of Directors of F&M into three groups, as nearly equal in number as possible, with the term of the first group to expire at the 1996 annual meeting of F&M shareholders, the term of the second group to expire at the 1997 annual meeting and the term of the third group to expire at the 1998 annual meeting; and to ratify all actions of the Board of Directors of F&M taken prior to the division of its members into three groups.

                 4. The transaction of such other business as may properly come before the Special Meeting or any adjournment thereof.

         Only shareholders of record at the close of business on ______ __, 1995, are entitled to receive notice of and to vote at the Special Meeting or any adjournment thereof. Shareholders of F&M entitled to vote at the Special Meeting may dissent from the Merger and obtain payment of the value of their F&M Common Stock in the manner provided under Indiana Code Chapter 23-1-44, a copy of which is attached hereto as Appendix C.

         Whether or not you plan to attend the Special Meeting, please complete, date, and sign the enclosed proxy form and return it at once in the stamped return envelope. The submission of such Proxy does not affect your right to vote in person in the event that you attend the Special Meeting.

                                      By order of the Board of Directors


                                      -----------------------------------
                                      George R. Hoover, Secretary

Rochester, Indiana
______ __, 1996

                                 F & M BANCORP
               Proxy Statement For Special Meeting of Shareholders
                           To be Held _______ __, 1996
                            -------------------------
                            FIRST FINANCIAL BANCORP.
                                   Prospectus
         Up to 400,000 Shares of Common Stock, Par Value $8.00 Per Share

         This Proxy Statement-Prospectus is being furnished to the shareholders of F & M Bancorp ("F&M") in connection with the solicitation by the Board of Directors of F&M of proxies for use at the Special Meeting of Shareholders ("Special Meeting") to be held _______ __, 1996, at 3:00 p.m., local time, at the Main Office of Farmers & Merchants Bank, 729 Main Street, Rochester, Indiana 46975-0567, and at any adjournments thereof. This Proxy Statement-Prospectus and the accompanying form of Proxy are being mailed to F&M's shareholders on or about _______ __, 1995.

         This Proxy Statement-Prospectus is also the prospectus of First Financial Bancorp., an Ohio corporation ("Bancorp"), in respect of up to 400,000 shares of Bancorp's Common Stock, par value $8.00 per share (the "Bancorp Common Stock"), to be issued in connection with the merger of F&M with and into Bancorp (the "Merger"). Bancorp will be the surviving entity. Farmers & Merchants Bank, the bank subsidiary wholly owned by F&M, will then merge with and into Indiana Lawrence Bank, a wholly owned subsidiary of Bancorp (the "Subsidiary Merger"), and Indiana Lawrence Bank will be the continuing, surviving and resulting corporation in the Subsidiary Merger.

         As a result of the Merger, the aggregate consideration to be received by all F&M shareholders is fixed in the Merger Agreement at $12,500,000, payable in shares of Bancorp Common Stock. The total number of shares of Bancorp Common Stock to be issued as a result of the Merger (the "Deliverable Shares") will be determined and adjusted in accordance with and as specified in the Merger Agreement, as summarized in "DESCRIPTION OF THE MERGER--Exchange Ratio." Each shareholder of F&M who does not dissent to the Merger will be entitled to receive a number of shares of Bancorp Common Stock equal to the Deliverable Shares multiplied by a fraction, the numerator of which is the number of F&M Shares held by that shareholder immediately prior to the Effective Time and the denominator of which is the number of F&M Shares outstanding immediately prior to the Effective Time.

         The Merger will constitute a "reorganization" for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, as a general rule, no gain or loss should be recognized by shareholders of F&M to the extent such shareholders exchange their securities solely for Bancorp Common Stock in the Merger. See "DESCRIPTION OF THE MERGER-Federal Income Tax Consequences of the Merger."

         The closing sales price of Bancorp Common Stock on _______ __, 1996 was $__.__ per share. The Merger may be terminated by Bancorp if the average price of Bancorp Common Stock, as defined in the Merger Agreement, (the "Average Price") falls below $28.48 per share or by F&M if the Average Price of Bancorp Common Stock exceeds $38.53 per share.

         No person is authorized to give any information or to make any representation not contained in this Proxy Statement-Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement-Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement-Prospectus, or the solicitation of a proxy, in any jurisdiction in which, or from any person to whom, it is unlawful to make such offer, or solicitation of an offer, or proxy solicitation. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of the securities offered pursuant to this Proxy Statement-Prospectus shall, under any circumstances, create an implication that there has been no change in the information set forth herein or in the affairs of F&M or Bancorp since the date of the Proxy Statement-Prospectus.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT ENTITY.

                            -------------------------
        The date of this Proxy Statement-Prospectus is _______ __, 1996.

                             AVAILABLE INFORMATION

         Bancorp has filed a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "SEC") with respect to the Bancorp Common Stock to be issued in connection with the Merger. As permitted by the rules and regulations of the SEC, this Proxy Statement-Prospectus omits certain information contained in the Registration Statement. Copies of that information may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees.

         In addition, Bancorp is subject to the informational, reporting and proxy statement requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Copies of such reports, proxy statements and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC as follows:

         New York Regional Office          Chicago Regional Office
         7 World Trade Center              Northwestern Atrium Center
         Suite 1300                        500 West Madison Street
         New York, New York 10048          Suite 1400
                                           Chicago, Illinois 60661

         Bancorp Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market System. Documents filed by Bancorp with the SEC can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         F&M is not subject to the requirements of the Exchange Act.

                       DOCUMENTS INCORPORATED BY REFERENCE

THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM MICHAEL R. O'DELL, COMPTROLLER, FIRST FINANCIAL BANCORP., THIRD AND HIGH STREETS, HAMILTON, OHIO 45011. TELEPHONE REQUESTS MAY BE DIRECTED TO BANCORP AT (513) 867-4700. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ________ __, 199_.

         The following documents previously filed with the SEC by Bancorp are hereby incorporated by reference herein:

         1. Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Bancorp Form 10-K"); and

         2. Bancorp's Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995.

         3. The following information set forth in the 1994 Annual Report of Bancorp to its shareholders:

                 (a) The information in the table set forth on page 42 under the caption "Quarterly Financial And Common Stock Data."

                 (b) The information in the table set forth on page 17 under the caption "Table 1 - Financial Summary."

                 (c) The information set forth on pages 16 through 24 under the caption "Management's Discussion And Analysis Of Financial Condition And Results Of Operations."

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

         This Proxy Statement-Prospectus is accompanied by Bancorp's 1994 Annual Report to Shareholders and Bancorp's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

         Following the Merger, Bancorp will continue to be subject to the informational, reporting and proxy statement requirements of the Exchange Act.

                               TABLE OF CONTENTS

INTRODUCTION
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3
         Record Date, Solicitation And Revocability Of Proxy  . . . . . . . . . . . . . . . .           4
         Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           5
         Shares Outstanding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           6
         Other Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           6
         Shareholder Proposals To Bancorp . . . . . . . . . . . . . . . . . . . . . . . . . .           7

SUMMARY
         Terms Of The Merger Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .           8
         Reasons For The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           8
         Approval Of Merger Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .           9
         Summary Of Selected Unaudited Financial Data And Per Share Data  . . . . . . . . . .          12
         Selected Unaudited Consolidated Financial Data And Per Share Data  . . . . . . . . .          13
         Notes To Selected Unaudited Consolidated Financial Data And Per Share Data   . . . .          15

DESCRIPTION OF THE MERGER
         Background And Reasons For The Merger  . . . . . . . . . . . . . . . . . . . . . . .          17
         Opinion Of Financial Advisor To F&M  . . . . . . . . . . . . . . . . . . . . . . . .          19
         Structure Of The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          23
         Deliverable Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          23
         Surrender Of Stock Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . .          24
         Fractional Interests   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          24
         Effective Time Of The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .          24
         Conditions To Consummation Of The Merger . . . . . . . . . . . . . . . . . . . . . .          25
         Termination Of The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          26
         Management Following The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . .          27
         Interest Of Certain Persons In The Merger  . . . . . . . . . . . . . . . . . . . . .          27
         Shareholders' Rights Of Appraisal  . . . . . . . . . . . . . . . . . . . . . . . . .          29
         Federal Income Tax Consequences Of The Merger  . . . . . . . . . . . . . . . . . . .          31
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          32
         Regulatory Considerations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          33
         Pro Forma Unaudited Financial Information  . . . . . . . . . . . . . . . . . . . . .          34
PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET  . . . . . . . . . . . . . . . . . . . . . . .          35
PRO FORMA UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS . . . . . . . . . . . . . . . . . . .          36
NOTES TO THE PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS  . . . . . . . . . . . . .          41

INFORMATION ABOUT BANCORP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          43

INFORMATION ABOUT THE BUSINESS OF F&M
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          44
         Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          44
         Regulation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          45
         Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          45
         Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          45
         Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          46
         Analysis Of Net Interest Income  . . . . . . . . . . . . . . . . . . . . . . . . . .          47
         Interest Income And Expense Rate/Volume Analysis . . . . . . . . . . . . . . . . . .          48
         Investment Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          48
         Loan Portfolio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          49
         Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          51
         Return On Equity And Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          52

INFORMATION ABOUT THE MANAGEMENT OF F&M
         F&M's Board Of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          53
         Board Meetings And Committees  . . . . . . . . . . . . . . . . . . . . . . . . . . .          53
         Director Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          54
         Executive Officers Of F&M  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          54
         Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          56
         Certain Transactions With F&M  . . . . . . . . . . . . . . . . . . . . . . . . . . .          57

F & M Bancorp--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS FOR YEARS ENDED APRIL 30, 1995, 1994 AND 1993 . . . . . . . . . . . . . . . . .          58

                          TABLE OF CONTENTS CONTINUED

F&M CONSOLIDATED FINANCIAL STATEMENTS
         Report Of Independent Auditors . . . . . . . . . . . . . . . . . . . . . . . . . . .         F-2
         Consolidated Balance Sheets - April 30, 1995 And 1994  . . . . . . . . . . . . . . .         F-3
         Consolidated Statements Of Income -
           Years Ended April 30, 1995, 1994 And 1993  . . . . . . . . . . . . . . . . . . . .         F-4
         Consolidated Statements Of Changes In Shareholders' Equity -
           Years Ended April 30, 1995, 1994 And 1993  . . . . . . . . . . . . . . . . . . . .         F-5
         Consolidated Statements Of Cash Flows -
           Years Ended April 30, 1995, 1994 And 1993  . . . . . . . . . . . . . . . . . . . .         F-6
         Notes To Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . .         F-7

F & M Bancorp--MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS FOR THE SIX MONTHS ENDED OCTOBER 31, 1995 AND 1994  . . . . . . . . . . . . . .          64

F&M CONSOLIDATED FINANCIAL STATEMENTS
         Consolidated Balance Sheet - October 31, 1995  . . . . . . . . . . . . . . . . . . .          69
         Consolidated Statements Of Income -
           Six Months Ended October 31, 1995 And 1994 . . . . . . . . . . . . . . . . . . . .          70
         Consolidated Statements Of Changes In Shareholders' Equity -
           Six Months Ended October 31, 1995 And 1994 . . . . . . . . . . . . . . . . . . . .          71
         Consolidated Statements Of Cash Flows -
           Six Months Ended October 31, 1995 And 1994 . . . . . . . . . . . . . . . . . . . .          72
         Notes To Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . .          73

PRINCIPAL SHAREHOLDERS AND OWNERSHIP BY MANAGEMENT  . . . . . . . . . . . . . . . . . . . . .          76

COMPARATIVE MARKET AND DIVIDEND INFORMATION
         Nature of Trading Market . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          77
         Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          78

COMPARISON OF COMMON STOCK AND SHAREHOLDERS' RIGHTS
         Authorized But Unissued Shares . . . . . . . . . . . . . . . . . . . . . . . . . . .          79
         Dividend Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          79
         Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          79
         Quorum For Shareholders' Meetings  . . . . . . . . . . . . . . . . . . . . . . . . .          80
         Voting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          80
         Special Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          80
         Preemptive Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          80
         Liquidation Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          80
         Redemption And Assessment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          81
         Amendments To Articles And Code Of Regulations/By-Laws . . . . . . . . . . . . . . .          81
         Seventy-Five Percent (75%) Affirmative Shareholder Vote Required . . . . . . . . . .          81
         Restrictions On Resale Of Bancorp Common Stock . . . . . . . . . . . . . . . . . . .          81
         Bancorp Shareholder Rights Plan  . . . . . . . . . . . . . . . . . . . . . . . . . .          82

ADJOURNMENT OF THE SPECIAL MEETING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          83

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          84

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          84

APPENDICES
         Plan and Agreement of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Appendix A
         Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Appendix B
         Indiana Code Chapter 23-1-44.  Dissenters' Rights  . . . . . . . . . . . . . . . . .  Appendix C

                                  INTRODUCTION

General

         This Proxy Statement-Prospectus and the accompanying form of proxy are being furnished to the shareholders of F & M Bancorp ("F&M") in connection with the solicitation of proxies by the Board of Directors of F&M for use at the Special Meeting of Shareholders ("Special Meeting") to be held on ______ __, 1996, at 3:00 p.m. local time.

         At the Special Meeting, F&M shareholders will be asked to approve the Plan and Agreement of Merger dated September 11, 1995 by and between F&M and First Financial Bancorp. ("Bancorp"), a copy of which is attached hereto as Appendix A (the "Merger Agreement"), and the transactions contemplated thereby. If the Merger Agreement is approved by the shareholders of F&M at the Special Meeting by at least a 75% majority vote of the outstanding F&M shares and if certain other conditions to the consummation of the transactions contemplated by the Merger Agreement, including the receipt of all required regulatory approvals, are satisfied or are waived on or before April 1, 1996, F&M will merge (the "Merger") with Bancorp in a transaction in which the following will occur on the date upon which the Merger becomes effective (the "Effective Time"):

         (a) The outstanding shares of F&M common stock, without par value (the "F&M Common Stock"), will be surrendered to Bancorp in consideration and exchange for a number of Bancorp common shares, par value $8.00 per share (the "Bancorp Common Stock"). The number of shares of Bancorp Common Stock to which the holders of F&M Common Stock shall be entitled as a result of the Merger (the "Deliverable Shares") shall be determined by dividing $12,500,000 by the mathematical average of the closing prices for Bancorp Common Stock on the National Association of Securities Dealers Automated Quotations System - National Market System ("Nasdaq") for each of the twenty consecutive trading days on which more than 200 shares of Bancorp Common Stock are traded ending on the second trading day prior to the Effective Time (the "Average Price").

         (b) F&M will merge with and into Bancorp at the Effective Time and Bancorp will be the continuing, surviving and resulting corporation in the Merger.

         (c) Farmers & Merchants Bank ("Farmers & Merchants"), F&M's only subsidiary, will merge with and into Indiana Lawrence Bank ("Indiana Lawrence"), a wholly owned subsidiary of Bancorp (the "Subsidiary Merger"), and Indiana Lawrence will be the continuing, surviving and resulting corporation in the Subsidiary Merger.

         On _______ __, 1996, the last trading date before the printing of the Proxy Statement-Prospectus, the closing sales price of a share of Bancorp Common Stock equalled $______. If ___________ __, 1996 were the Effective Time, the Average Price would have been $_________, the Deliverable Shares of Bancorp Common Stock issued in exchange for all shares of F&M Common Stock would have been ____________ and each share of F&M Common Stock would have been exchanged for ____________ shares of Bancorp Common Stock (the "Exchange Ratio"). The Average Price of Bancorp Common Stock on ___________ __, 1996 is presented for illustrative purposes only and may not be indicative of the Average Price at the Effective Time.

         A copy of the Merger Agreement, with Exhibits, setting forth the terms of the Merger is attached to this Proxy Statement-Prospectus as Appendix A and is incorporated herein by reference.

         The Board of Directors of F&M has unanimously approved the Merger and recommends that F&M shareholders vote FOR the approval of the Merger.

         The principal executive office of F&M is located at 729 Main Street, Rochester, Indiana 46975-0567. The telephone number of F&M's principal executive office is (219) 223-3105.

         The principal executive office of Bancorp is located at Third and High Streets, Hamilton, Ohio 45011. The telephone number of Bancorp's principal executive office is (513) 867-4700.

Record Date, Solicitation And Revocability Of Proxy

         The Board of Directors of F&M has established the close of business on _______ __, 199_ as the record date (the "Record Date") for the determination of the F&M shareholders entitled to receive notice of and to vote at the Special Meeting. Only F&M shareholders of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Shares represented by properly executed proxies, if such proxies are received before or at the Special Meeting and not revoked, will be voted at the Special Meeting in accordance with instructions indicated in such proxies. If no such instructions are given, shares represented by such proxies will be voted:

         FOR approval of the Merger Agreement;

         FOR the adjournment of the Special Meeting in the event that a sufficient number of votes necessary to approve the foregoing proposal is not received;

         FOR the division of the members of the Board of Directors of F&M into three groups, as nearly equal in number as possible, with the terms of the first, second and third groups to expire at the 1996, 1997 and 1998 annual meetings of F&M shareholders, respectively; and the ratification of all actions of the Board of Directors of F&M taken prior to the division of its members into three groups.

         In the discretion of the proxy holders on any other matter which may properly come before the Special Meeting.

         A shareholder who has given a proxy may revoke it at any time before the Proxy is exercised by giving written notice of revocation to the Secretary of F&M, by executing a later dated proxy, by attending and voting in person or by giving F&M notice of revocation in writing addressed to and received by F&M before the Special Meeting. All written notices of revocation and other communication with respect to revocation of proxies should be addressed to F&M as follows: F & M Bancorp, 729 Main Street, Rochester, Indiana 46975-0567,
Attention: George R. Hoover, Secretary.

         The cost of the solicitation of proxies will be borne by F&M. F&M has not specially engaged employees or paid solicitors to aid in the solicitation of proxies, but will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of F&M Common Stock. In addition to solicitation by mail, directors, officers and regular employees of F&M may solicit proxies personally or by telegraph or telephone, without additional compensation.

         F&M shareholders are requested to complete, date and sign the accompanying proxy form and return it promptly to F&M in the enclosed postage paid envelope.

Vote Required

         APPROVAL OF MERGER. The affirmative vote of the holders of at least 75% of the outstanding shares of F&M Common Stock entitled to vote at the Special Meeting is required for approval of the Merger Agreement. Abstentions or non-votes are counted as present; however, the effect of an abstention or a non-vote is the same as a "no" vote.

         No shareholder vote on the Merger is required by the shareholders of Bancorp.

         APPROVAL OF ADJOURNMENT. The affirmative vote of the holders of a majority of the shares of F&M Common Stock represented in person or by proxy at the Special Meeting will be required for approval of the adjournment in the event that a sufficient number of votes necessary to approve the foregoing proposals is not received. The effect of an abstention or a non-vote for purposes of the vote required to approve the adjournment is the same as a "no" vote.

         APPROVAL OF DIVISION OF BOARD OF DIRECTORS. The affirmative vote of the holders of a majority of the shares of F&M Common Stock will be required for approval of the division of F&M's Board of Directors into three groups and the ratification of all actions of the Board of Directors of F&M taken prior to the division of its members into three groups. The effect of an abstention or a non-vote for purposes of the vote required to approve the division of the Board of Directors and the ratification of the Board's prior actions is the same as a "no" vote.

Shares Outstanding

         At the close of business on the Record Date, there were 5,633 shares of F&M Common Stock outstanding and entitled to vote, with each share being entitled to one vote, and there were 100 holders of record of shares of F&M Common Stock. On such date, the directors and executive officers of F&M as a group beneficially owned 3,021 shares, an amount equal to 53.63% of the shares of F&M Common Stock issued and outstanding on such date. The directors and executive officers have indicated their intention to vote for the Merger. See "DESCRIPTION OF THE MERGER--Interests Of Certain Persons In The Merger" and "PRINCIPAL SHAREHOLDERS AND OWNERSHIP BY MANAGEMENT."

Other Matters

         Both Article VII, Section 7.3 of the Articles of Incorporation of F&M and Article III, Section 2 of the By-Laws of F&M (the "Provisions") require that the Board of Directors of F&M be divided into three groups, each group to be composed of three directors. The Provisions further require that each group of directors serve for a term of three years, with one group to stand for reelection at each annual meeting of the shareholders of F&M. The Board of Directors of F&M, however, has not previously been divided into three groups and, as a result, each individual previously elected to serve as a member of the Board of Directors of F&M has served for only a one-year period. In order to resolve this discrepancy, the Board of Directors of F&M has proposed that the shareholders of F&M approve the division of the Board into three groups, as nearly equal in number as possible, with terms of the three groups to expire at the 1996, 1997 and 1998 annual meetings of the shareholders of F&M, respectively. As a result, subject to the approval of the shareholders of F&M, the terms of the current members of the Board of Directors of F&M will be as follows:

         Terms Expiring at 1996 Annual Meeting
           Wendell B. Bearss
           H. Robert Bradley
           Carol J. Bridge

         Terms Expiring at 1997 Annual Meeting
           William J. Gordon
           J. Frederick Hoffman

         Terms Expiring at 1998 Annual Meeting
           Robert E. Peterson
           V. Lorene Rauschke

         Although the shareholders of F&M may approve the division of the Board of Directors of F&M as described above, if the Merger is consummated the directors of F&M will resign as of the Effective Time and will not become members of the Board of Directors of Bancorp.

         The shareholders of F&M also will vote on whether to ratify all actions of the Board of Directors of F&M taken prior to the division of its members into three groups.

         The Board of Directors of F&M is not aware of any other business to come before the Special Meeting other than the matters described above in the Proxy Statement-Prospectus. However, if any other matters should properly come before the Special Meeting, the holders of the proxies will act in accordance with their best judgment.

Shareholder Proposals To Bancorp

         If an eligible shareholder wishes to present a proposal for action at the 1997 Annual Meeting of Bancorp, it shall be presented to management by certified mail, written receipt requested, not later than November 16, 1996, for inclusion in Bancorp's Proxy Statement and form of Proxy relating to that meeting. Any such proposal must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission pursuant to the Exchange Act. Proposals shall be sent to First Financial Bancorp., Attention: Mike O'Dell, Comptroller, 300 High Street, P.O. Box 476, Hamilton, Ohio 45012-0476.

                                    SUMMARY

         The following is a brief summary of certain information in respect of matters to be considered at the Special Meeting of F&M shareholders and is not intended to be a complete statement of all material facts regarding the matters to be considered at the Special Meeting. The Summary is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement-Prospectus, the accompanying appendices and the documents incorporated herein by reference.

Terms Of The Merger Agreement

         The Deliverable Shares to which F&M shareholders shall be entitled as a result of the Merger shall be determined by dividing $12,500,000 by the Average Price. In the event of the subdivision or split of the outstanding Bancorp shares, the payment of a dividend in Bancorp shares or a capital reorganization affecting the closing price for Bancorp shares during some but not all of said trading days, the number of Deliverable Shares will be adjusted proportionately so that the holders of outstanding F&M shares shall receive the number of Bancorp shares that represents the same percentage of the value of outstanding Bancorp shares at the Effective Time as would have been represented by the number of shares such shareholders would have received if the event had not occurred. Each holder of F&M shares shall be entitled to a portion of the Deliverable Shares that is equal to the number of Deliverable Shares multiplied by a fraction, the numerator of which is the number of F&M shares held by that shareholder immediately prior to the Effective Time and the denominator of which is the number of F&M shares outstanding immediately prior to the Effective Time.

Reasons For the Merger

         The Board of Directors of F&M believes that the Merger is in the best interests of F&M and its shareholders. The Board of Directors' recommendation is based on a number of factors discussed in this Proxy Statement-Prospectus. See "DESCRIPTION OF THE MERGER--Background And Reasons For The Merger." These factors include the costs of regulatory compliance and technological advancements and increased competition in the financial services industry.

Approval Of Merger Agreement

         PARTIES TO THE MERGER AGREEMENT. Bancorp is a corporation organized under the laws of the State of Ohio and is registered as a bank holding company as well as a savings and loan holding company. Its principal executive offices are located in Hamilton, Ohio. Bancorp owns ten commercial banking subsidiaries -First National Bank of Southwestern Ohio, Hamilton, Ohio; Citizens Commercial Bank & Trust Company, Celina, Ohio; Van Wert National Bank, Van Wert, Ohio; Union Trust Bank, Union City, Indiana; Indiana Lawrence Bank, North Manchester, Indiana; Citizens First State Bank, Hartford City, Indiana; Union Bank and Trust Company, North Vernon, Indiana; Clyde Savings Bank Co., Clyde, Ohio; Peoples Bank and Trust Company, Sunman, Indiana; Bright National Bank, Flora, Indiana; and two savings bank subsidiaries - Fidelity Federal Savings Bank, Marion, Indiana and Home Federal Bank, a Federal Savings Bank, Hamilton, Ohio. At September 30, 1995, Bancorp had total assets of approximately $2.0 billion, deposits of approximately $1.6 billion and shareholders' equity of approximately $221 million. See Form 10-Q for the quarter ended September 30, 1995 and "Item
1. Business" in the Bancorp Form 10-K, both of which have previously been incorporated herein by reference.

         F&M was organized in 1984 under the laws of the State of Indiana and is registered as a bank holding company. Its only subsidiary, Farmers & Merchants, was organized in 1934 under the laws of the State of Indiana and is a state chartered bank. Farmers & Merchants is engaged in the business of making loans secured by residential or other real property, and Farmers & Merchants also makes secured and unsecured consumer and commercial loans. Loan funds are obtained primarily from deposits and loan principal repayments. In addition to originating loans, Farmers & Merchants invests in U.S. Treasury and other government agency securities, corporate notes and municipal securities. Farmers & Merchants conducts its business through two offices located in Rochester and one office located in Kewanna, Indiana. Its primary market area consists of the cities of Rochester and Kewanna, Indiana and the contiguous area within Fulton County, Indiana.

         THE MERGER. If the Merger Agreement is approved by the F&M shareholders by at least a 75% majority of the outstanding F&M shares and if certain other conditions to the consummation, including the receipt of all required regulatory approvals, are satisfied or are waived on or before April 1, 1996, F&M will merge with and into Bancorp in a transaction in which the following will occur as of the Effective Time:

         (a) The outstanding shares of F&M Common Stock will be surrendered to Bancorp in consideration and exchange for Bancorp Common Stock. The Deliverable Shares to which the holders of F&M Common Stock shall be entitled will be determined by dividing $12,500,000 by the Average Price.

         (b) F&M will merge with and into Bancorp at the Effective Time and Bancorp will be the continuing, surviving and resulting corporation in the Merger.

         (c) Farmers & Merchants will merge with and into Indiana Lawrence, a wholly owned subsidiary of Bancorp, and Indiana Lawrence will be the continuing, surviving and resulting corporation in the Subsidiary Merger.

         On _______ __, 1996, the last trading date before the printing of the Proxy Statement-Prospectus, the closing sales price of a share of Bancorp Common Stock equalled $______. If ________ __, 1996 were the Effective Time, the Average Price would have been $_________, the Deliverable Shares of Bancorp Common Stock issued in exchange for all shares of F&M Common Stock would have been ____________ and the Exchange Ratio would have equaled ______________ shares. The Average Price of Bancorp Common Stock on ________ __, 1996 is presented for illustrative purposes only and may not be indicative of the Average Price at the Effective Time.

         There were 5,633 shares of F&M Common Stock outstanding on _______ __, 19__. See "DESCRIPTION OF THE MERGER--Structure Of The Merger" and "--Effective Time Of The Merger," as well as the copy of the Merger Agreement attached hereto as Appendix A.

         RECOMMENDATION OF THE BOARD OF DIRECTORS. The F&M Board of Directors has unanimously approved the Merger Agreement and recommends that shareholders vote FOR approval of the Merger Agreement. See "DESCRIPTION OF THE MERGER--Background And Reasons For The Merger."

         OPINION OF FINANCIAL ADVISOR TO F&M. Professional Bank Services, F&M's financial advisor, has rendered its opinion to F&M's Board of Directors that, as of the date of such opinion, the Average Price and Exchange Ratio are fair to F&M's shareholders from a financial point of view. A copy of Professional Bank Services' opinion is attached hereto as Appendix B and should be read in its entirety for information with respect to the qualifications and assumptions made, other matters considered and limitations on the reviews undertaken. See "DESCRIPTION OF THE MERGER--Opinion of Financial Advisor To F&M"

         RIGHTS OF APPRAISAL. Any shareholder of F&M who delivers before the shareholders vote a written notice of intent to demand payment for such shareholder's shares in the manner provided by Indiana Code Chapter 23-1-44 and who does not vote in favor of the approval of the Merger Agreement shall be entitled, if and when the Merger becomes effective, and upon strict compliance with certain procedures set forth in Chapter 23-1-44, a copy of which is attached hereto as Appendix C, to receive the value of the F&M Common Stock owned by such shareholder at the time and in the manner set forth in Chapter 23-1-44. See "DESCRIPTION OF THE MERGER--Shareholders' Rights Of Appraisal."

         FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS. It is anticipated that the Merger will be a non-taxable reorganization for federal income tax purposes and that no gain or loss for federal income tax purposes will be recognized by the shareholders of F&M upon distribution to them of shares of Bancorp. A gain or loss may be recognized, however, on cash received in place of fractional shares. Holders of F&M Common Stock, who demand, in accordance with Chapter 23-1-44 of the Indiana Business Corporation Law, to receive cash in exchange for the shares of F&M Common Stock they actually own or are deemed by the Internal Revenue Service ("IRS") to own constructively, will recognize a capital gain or loss on the exchange. See "DESCRIPTION OF THE MERGER--Federal Income Tax Consequences Of The Merger."

         REPRESENTATIONS AND WARRANTIES. Both Bancorp and F&M have made certain representations and warranties in the Merger Agreement. Such representations and warranties address, among others, certain matters related to the organization, capital structure, financial statements and the businesses of F&M and Bancorp. They also specifically discuss payment of dividends in the period prior to consummation as well as default under material contracts. See the Merger Agreement attached as Appendix A for a more detailed discussion.

         REGULATORY APPROVALS AND OTHER CONDITIONS. The proposed Merger and related transactions are subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Federal Deposit Insurance Corporation (the "FDIC") and the Indiana Department of Financial Institutions. Applications requesting approval were submitted to the Federal Reserve Board on __________ __, 1995, to the FDIC on ___________ __, 1995 and to
the Indiana Department of Financial Institutions on _______ __, 1995. There can be no assurance that the approval of the Federal Reserve Board, the FDIC or the Indiana Department of Financial Institutions will be given or whether conditions, if any, will be imposed on such approval. See "DESCRIPTION OF THE MERGER--Regulatory Considerations."

         The Merger is subject to numerous additional conditions, including, but not limited to, approval of the Merger by F&M shareholders holding at least a 75% majority of F&M Common Stock and the absence of any material adverse changes in the corporate status, business, operations or financial condition of Bancorp since December 31, 1994 or of F&M since April 30, 1995. See "DESCRIPTION OF THE MERGER--Conditions To Consummation Of The Merger."

         TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of the Boards of Directors of F&M and Bancorp. Either F&M or Bancorp may also terminate the Merger Agreement upon the occurrence of certain events, such as not obtaining the requisite approval of all required regulatory authorities or the shareholders of F&M or not consummating the Merger on or before April 1, 1996. The Merger may also be terminated by Bancorp if the Average Price of Bancorp Common Stock falls below $28.48 per share or by F&M if the Average Price of Bancorp Common Stock exceeds $38.53 per share. See "DESCRIPTION OF THE MERGER--Termination Of The Merger."

         EFFECTIVE TIME. Bancorp and F&M intend to consummate the Merger as soon as practicable after all required regulatory and shareholder approvals have been obtained and the other conditions to consummation of the Merger have been satisfied. Bancorp and F&M are hopeful that all conditions prior to consummation of the Merger will be satisfied so that the Merger can be consummated during the first quarter of 1996. The Merger Agreement provides that it may be terminated by either party if the Merger has not been consummated by April 1, 1996. See "DESCRIPTION OF THE MERGER--Effective Time Of The Merger."

         MARKET VALUE OF COMMON STOCK. The Bancorp Common Stock is traded in the over-the-counter market and is quoted by the Nasdaq National Market System. On May 22, 1995, the last trading day prior to the first public announcement of the proposed Merger, the closing sale price for a share of Bancorp Common Stock was $33.125 per share. Assuming the Merger was consummated as of May 22, 1995, the Average Price would have been $33.453125, the Exchange Ratio would have equaled
66.333600133 shares, the Deliverable Shares of Bancorp Common Stock issued in exchange for all shares of F&M Common Stock would have been 373,657 shares and the equivalent per share value of Bancorp Common Stock which would have been issued and exchanged for each F&M share would have been $2,197.30. The market price, and Average Price on May 22, 1995 are presented for illustrative purposes only and may not be indicative of the market price and Average Price at the Effective Time.

         F&M Common Stock is not actively traded in any established market. See "COMPARATIVE MARKET AND DIVIDEND INFORMATION" for additional market price information.

Summary Of Selected Unaudited Financial Data And Per Share Data

         The historical data presented on the following pages for Bancorp has been derived from its consolidated financial statements; see "AVAILABLE INFORMATION--Documents Incorporated by Reference." Bancorp has a December 31 fiscal year end while F&M has a fiscal year ending April 30. The historical data for F&M presented on the following pages reflects the nine months ended September 30 and the twelve months ended December 31 in order to be consistent with Bancorp's year end and to aid comparability.

        SELECTED UNAUDITED CONSOLIDATED FINANCIAL DATA AND PER SHARE DATA

                                             NINE MONTHS ENDED
                                                SEPTEMBER 30,                            YEARS ENDED DECEMBER 31,
                                          ------------------------  ---------------------------------------------------------------
                                             1995          1994         1994         1993         1992         1991         1990
                                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                  (Dollars in thousands, except per share data)
F&M (HISTORICAL) (1)
  Net earnings (A)                        $       471  $       545  $       700  $       563  $       598  $       466  $       389
  Total assets (period end)                    59,966       60,158       62,993       65,118       63,236       61,861       54,794
  Long-term borrowings (period end)                 0            0            0            0            0            0            0
  Net earnings per share (A)                    83.51        96.80       124.25        99.96       106.16        82.31        68.28
  Dividends declared per share                  30.00        26.00        26.00        26.00        26.00        26.00        27.50
  Book value per share (period end)          1,384.55     1,292.93     1,320.43     1,247.32     1,173.36     1,093.21     1,027.97
  Average shares outstanding (B)                5,633        5,633        5,633        5,633        5,633        5,665        5,697
  Shares outstanding (period end) (B)           5,633        5,633        5,633        5,633        5,633        5,633        5,697

BANCORP (HISTORICAL) (2)
  Net earnings (A)                        $    23,475  $    21,657  $    28,173  $    25,194  $    21,770  $    18,600  $    14,053
  Total assets (period end)                 1,969,389    1,895,618    1,922,643    1,810,673    1,816,414    1,860,955    1,631,481
  Long-term borrowings (period end)                 0            0            0        3,983        4,564        5,119        1,252
  Net earnings per share (A)                     1.91         1.77         2.31         2.06         1.77         1.51         1.13
  Dividends declared per share                   0.78         0.66         0.98         0.82         0.74         0.66         0.62
  Book value per share (period end)             17.55        15.90        15.95        14.85        13.66        12.44        11.60
  Average shares outstanding (B)           12,311,609   12,213,201   12,210,753   12,211,405   12,318,805   12,356,986   12,402,738
  Shares outstanding (period end) (B)      12,568,641   12,204,575   12,204,575   12,207,004   12,272,065   12,391,865   12,402,738

PRO FORMA BANCORP AND F&M COMBINED
ASSUMING 65.53167123 EXCHANGE RATIO (3)
  Net earnings (A)                        $    23,946  $    22,202  $    28,873  $    25,757  $    22,368  $    19,066  $    14,442
  Net earnings per share (A)                     1.89         1.76         2.30         2.05         1.76         1.50         1.13
  Dividends declared per share:
    Bancorp                                      0.78         0.66         0.98         0.82         0.74         0.66         0.62
  Book value per share (period end)             17.65        16.01        16.07        14.97        13.79        12.57        11.73
  Average shares outstanding (B)           12,680,749   12,582,341   12,579,893   12,580,545   12,687,945   12,726,126   12,771,878
  Shares outstanding (period end) (B)      12,937,781   12,573,715   12,573,715   12,576,144   12,641,205   12,761,005   12,771,878

PRO FORMA F&M ONE SHARE EQUIVALENT
ASSUMING 65.53167123 EXCHANGE RATIO (4)
  Net earnings per share (A)              $    123.85  $    115.34  $    150.72  $    134.34  $    115.34  $     98.30  $     74.05
  Dividends declared per share                  51.11        43.25        64.22        53.74        48.49        43.25        40.63
  Book value per share                       1,156.63     1,049.16     1,053.09       981.01       903.68       823.73       768.69

--------------------
(A) Before cumulative effect of changes in accounting principles.
(B) Average and period end shares outstanding are not rounded to the nearest thousand.

       SELECTED UNAUDITED CONSOLIDATED FINANCIAL DATA AND PER SHARE DATA

                                             NINE MONTHS ENDED
                                                SEPTEMBER 30,                            YEARS ENDED DECEMBER 31,
                                          ------------------------  ---------------------------------------------------------------
                                             1995          1994         1994         1993         1992         1991         1990
                                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                  (Dollars in thousands, except per share data)
PRO FORMA BANCORP AND F&M COMBINED
ASSUMING 57.59320573 EXCHANGE RATIO (5)
  Net earnings (A)                        $    23,946  $    22,202  $    28,873  $    25,757  $    22,368  $    19,066  $    14,442
  Net earnings per share (A)                     1.90         1.77         2.30         2.05         1.77         1.50         1.13
  Dividends declared per share:
    Bancorp                                      0.78         0.66         0.98         0.82         0.74         0.66         0.62
  Book value per share (period end)             17.71        16.07        16.13        15.02        13.84        12.61        11.77
  Average shares outstanding (B)           12,636,032   12,537,624   12,535,176   12,535,828   12,643,228   12,681,409   12,727,161
  Shares outstanding (period end) (B)      12,893,064   12,528,998   12,528,998   12,531,427   12,596,488   12,716,288   12,727,161

PRO FORMA F&M ONE SHARE EQUIVALENT
ASSUMING 57.59320573 EXCHANGE RATIO (5)
  Net earnings per share (A)              $    109.43  $    101.94  $    132.46  $    118.07  $    101.94  $     86.39  $     65.08
  Dividends declared per share                  44.92        38.01        56.44        47.23        42.62        38.01        35.71
  Book value per share                       1,019.98       925.52       928.98       865.05       797.09       726.25       677.87

PRO FORMA BANCORP AND F&M COMBINED
ASSUMING 77.91665087 EXCHANGE RATIO (6)
  Net earnings (A)                        $    23,946  $    22,202  $    28,873  $    25,757  $    22,368  $    19,066  $    14,442
  Net earnings per share (A)                     1.88         1.75         2.28         2.04         1.75         1.49         1.12
  Dividends declared per share:
    Bancorp                                      0.78         0.66         0.98         0.82         0.74         0.66         0.62
  Book value per share (period end)             17.56        15.92        15.98        14.89        13.71        12.50        11.66
  Average shares outstanding (B)           12,750,513   12,652,105   12,649,657   12,650,309   12,757,709   12,795,890   12,841,642
  Shares outstanding (period end) (B)      13,007,545   12,643,479   12,643,479   12,645,908   12,710,969   12,830,769   12,841,642

PRO FORMA F&M ONE SHARE EQUIVALENT
ASSUMING 77.91665087 EXCHANGE RATIO (6)
  Net earnings per share (A)              $    146.48  $    136.35  $    177.65  $    158.95  $    136.35  $    116.10  $     87.27
  Dividends declared per share                  60.77        51.42        76.36        63.89        57.66        51.42        48.31
  Book value per share                       1,368.22     1,240.43     1,245.11     1,160.18     1,068.24       973.96       908.51

--------------------
(A) Before cumulative effect of changes in accounting principles.
(B) Average and period end shares outstanding are not rounded to the nearest thousand.

   NOTES TO SELECTED UNAUDITED CONSOLIDATED FINANCIAL DATA AND PER SHARE DATA

(1) Earnings per share is calculated by dividing net earnings for the period by the average number of common shares outstanding for the period. Book value per share is calculated by dividing total shareholders' equity at the end of the period by the number of shares outstanding at the end of the period.

(2) Dividend information on Bancorp's subsidiaries which have merged with Bancorp under the pooling-of-interests method after January 1, 1989, has not been recalculated or added to Bancorp's historical dividend information. Bancorp has adjusted historical information to reflect the issuance of stock splits. The shares outstanding data has been adjusted to reflect treasury stock transactions.

(3) The PRO FORMA BANCORP AND F&M COMBINED reflects the combined results of Bancorp and F&M after giving effect to the pooling-of-interests method of accounting. For illustrative purposes, the combined results assume the merger was consummated on January 1, 1990.

         The per share data, average shares outstanding and shares outstanding (period end) were calculated assuming the issuance of 369,140 Deliverable Shares of Bancorp Common Stock at an Average equal to $33.8625, which is the Average that would have been in effect if the Merger was effective October 31, 1995 (65.53167123 Exchange Ratio).

         The number of Bancorp shares to be issued at consummation is dependent on the Average Price at that time and cannot be determined before that date. The pro forma financial results included in this table are for illustrative purposes only.

(4) The Deliverable Shares to which F&M shareholders shall be entitled as a result of the Merger shall be determined by dividing $12,500,000 by the Average Price. In the event of the subdivision or split of the outstanding Bancorp shares, the payment of a dividend in Bancorp shares or a capital reorganization affecting the closing price for Bancorp shares during some but not all of said trading days, the number of Deliverable Shares will be adjusted proportionately so that the holders of outstanding F&M shares shall receive the number of Bancorp shares that represents the same percentage of the value of outstanding Bancorp shares at the Effective Time as would have been represented by the number of shares such shareholders would have received if the event had not occurred. The Exchange Ratio is determined by dividing the number of Deliverable Shares by the number of F&M shares outstanding and represents the number of shares of Bancorp Common Stock that each share of F&M Common Stock will be exchanged for at the Effective Time.

         Since the Deliverable Shares is not determinable at the printing of this Proxy Statement-Prospectus, F&M's one share equivalent pro forma net earnings, dividends and book value per share, calculated assuming an Exchange Ratio of 65.53167123 shares, are shown for illustrative purposes only.

(5) The Merger may be terminated by F&M if the Average Price of Bancorp Common Stock exceeds $38.53. If the Average Price at the Effective Time is $38.53, the Deliverable Shares of Bancorp Common Stock issued in exchange for all shares of F&M Common Stock will be 324,423 shares and the Exchange Ratio will be 57.59320573 shares. The Deliverable Shares to be issued at consummation is dependent on the Average Price at that time and cannot be determined before that date. The pro forma financial results assuming an Average Price of $38.53 are for illustrative purposes only.

(6) The Merger may be terminated by Bancorp if the Average Price of Bancorp Common Stock is less than $28.48. If the Average Price at the Effective Time is $28.48, the Deliverable Shares of Bancorp Common Stock issued in exchange for all shares of F&M Common Stock will be 438,904 shares and the Exchange Ratio will be 77.91665087 shares. The Deliverable Shares to be issued at consummation is dependent on the Average Price at that time and cannot be determined before that date. The pro forma financial results assuming an Average Price of $28.48 are for illustrative purposes only.

                           DESCRIPTION OF THE MERGER

         This section of the Proxy Statement-Prospectus describes certain of the more important aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which is set forth in Appendix A to this Proxy Statement-Prospectus. All shareholders are urged to read the Merger Agreement in its entirety.

Background And Reasons For The Merger

         Culminating in late 1994 and early 1995, the F&M Board of Directors obtained a better understanding of the changed and changing environment in which a community bank operates. The opportunities and challenges facing a community bank centered in Fulton County, Indiana came into sharper perspective as a result of the Board's strategic thinking about the future of Farmers & Merchants Bank. It became apparent to the Board that (i) the regulatory burden every commercial bank faces imposes a special hardship on a community bank that is not operating at a scale to permit it to efficiently spread the costs of development and implementation of compliance systems across a large base of revenues; (ii) technological advances in financial products and services as well as in internal bank systems can be exploited more efficiently by a larger institution; and
(iii) increased competition resulting from new and bigger financial services competitors negatively affects the potential for growth of a community bank. The cumulative effect of these and other factors on creating value for F&M's shareholders weighed heavily in favor of changing F&M's historic course of remaining independent.

         With these and other factors in mind, in March 1995, the F&M Board of Directors formed a Research Committee and charged it with the responsibility to investigate possible affiliations with other financial institutions. From time to time, F&M had received various unsolicited indications of interest in possible affiliations with larger financial institutions in northern Indiana. The Research Committee began discussions in earnest with such institutions, as well as with other institutions that were determined to have a present interest in an affiliation with F&M, provided that such financial institutions also met the criteria the Board and the Committee developed for an attractive merger partner, described below.

          As a part of its deliberations in March 1995, the Board of Directors of F&M reaffirmed its commitment to its various constituencies, including shareholders, customers, employees, and the communities served by Farmers & Merchants Bank, especially Rochester and Kewanna, and the Board especially desired to maximize value to shareholders. As a result of these considerations, the Board of Directors of F&M developed some criteria to use as a framework for analysis in considering any merger partner, including the following:

         (a) An attractive price, with a clear preference for F&M shareholders having the ability to receive a merger partner's stock in a transaction structured to be tax-free to F&M shareholders who receive stock;

         (b) The likely continuation of the essential nature of the services offered by Farmers & Merchants Bank in Rochester and Kewanna;

         (c) Liquidity, through the ownership of the merger partner's stock as compared to F&M stock; and

         (d) The avoidance of undue disruption of the lives of the employees of Farmers & Merchants Bank.

         In March and April 1995, the Research Committee met with representatives of five financial institutions, some of whom had previously expressed an interest in a merger with F&M and others whose interest developed for the first time. In April, four institutions, who were regarded preliminarily as potentially acceptable merger partners and who had such interest in F&M that they had visited the main office of Farmers & Merchants Bank to conduct "due diligence" regarding the conditions and prospects of F&M, were advised in a letter from F&M as to F&M's desires with respect to each institution submitting an offer containing the essential terms and conditions of an acquisition. Of the four interested parties who received a letter from F&M to such effect, all four submitted offers by the May 1 deadline.

         Following receipt of the four offers, the Research Committee proceeded to analyze the offers. The Research Committee decided to retain the investment banking firm of David A. Noyes & Company, which possesses expertise with respect to valuation of banks and bank holding companies, for the purpose of having that firm share with the F&M Board its analysis of the offers from the perspective of the shareholders of F&M. David A. Noyes & Company independently prepared analyses of the offers. These analyses were reviewed by the Research Committee and then by the F&M Board at a meeting held May 17, 1995.

         Two of the four offers included a price expressed as a number of shares of the acquiring corporation to be received by the shareholders of F&M determined on the basis of the average trading price for the offeror's shares during a trading period preceding the closing date. Two other offers used a different approach to determining the number of shares to be exchanged for the 5,633 outstanding shares of F&M. The offer from Bancorp provided for the largest amount of consideration to be paid to shareholders of F&M, and provided for the highest equivalent dividend per share. The offer from Bancorp compared favorably to other offers under the other criteria set forth above. Accordingly, the Board authorized and directed the Research Committee (renamed the Merger Committee) to negotiate with Bancorp the terms and conditions of a definitive agreement and to submit any such definitive agreement to the F&M Board for its approval. On May 19, 1995, F&M and Bancorp signed a non-binding letter of intent to merge, which was announced in a news release shortly thereafter. As a matter of information to its shareholders, F&M mentioned the proposed transaction in the May 23, 1995 letter to F&M shareholders that transmitted the notice of the annual shareholders meeting held June 20, 1995 and the related proxy statement and form of proxy for such meeting.

         Beginning in June 1995 and continuing for the next few months, F&M and Bancorp negotiated the terms and conditions of the definitive agreement. The Merger Committee and Board of Directors of F&M took action to retain the services of Professional Banking Services, Inc. ("PBS"), an investment banking firm, to provide a letter expressing its opinion as to the fairness to F&M's shareholders from a financial point of view of the terms of any definitive agreement (the "Fairness Opinion"). It was anticipated that the Fairness Opinion would be delivered subsequent to the execution of a definitive agreement and also after PBS had the opportunity to conduct a "due diligence" investigation of Bancorp. Nevertheless, PBS reviewed drafts of the definitive agreement and participated in related discussions and meetings, including the special meeting of the Board of Directors of F&M held August 30, 1995.

         At the August 30 Board meeting, the definitive agreement, entitled "Plan and Agreement of Merger" was discussed in detail. Having concluded that affiliating with Bancorp and executing and delivering the definitive agreement were in the best interests of F&M and its shareholders, the F&M Board of Directors unanimously approved the definitive agreement and authorized and directed William J. Gordon, as President of F&M, to execute and deliver it after certain conditions were met. Mr. Gordon did so on September 11, 1995.

Opinion Of Financial Advisor To F&M

         PBS was engaged by F&M to advise the Board of Directors as to the fairness of the consideration, from a financial perspective, to be paid by Bancorp to shareholders as set forth in the Merger Agreement between Bancorp and F&M. PBS is a bank consulting firm with offices in Louisville, Nashville, Indianapolis, Washington, D.C. and Ocala, Florida. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other transactions. Neither PBS nor any of its affiliates has a material financial interest in F&M or Bancorp. PBS was selected to advise the F&M Board of Directors based upon its familiarity with Indiana financial institutions and its knowledge of the financial industry as a whole.

         PBS performed certain analyses described below and discussed the range of values for F&M resulting from such analyses with the Board of Directors of F&M in connection with its advice as to the fairness of the consideration to be paid by Bancorp.

         An oral Fairness Opinion ("Opinion") of PBS was delivered to the Board of Directors of F&M on August 30, 1995 at a special meeting of the Board of Directors. A copy of the Opinion, which includes a summary of the assumptions made and information analyzed in deriving the Fairness Opinion, is attached as Appendix C to this Proxy Statement-Prospectus and should be read in its entirety.

         In arriving at its Opinion, PBS reviewed certain publicly available business and financial information relating to F&M and Bancorp. PBS considered certain financial and stock market data of F&M and Bancorp, compared that data with similar data for certain other private and publicly-held bank holding companies which own Indiana financial institutions and considered the financial terms of certain other comparable Indiana commercial bank transactions that had recently been effected. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. PBS did not make an independent evaluation or appraisal of the assets of F&M or Bancorp.

         As part of preparing the Opinion, PBS performed a due diligence review of Bancorp and its affiliate banks. As part of the due diligence, PBS reviewed minutes of Board of Directors meetings beginning January 1994 through June 1995; audited financial statements for the years ended December 31, 1992, 1993 and 1994; 1995 First and Second Quarter Reports to Shareholders; management letters from independent auditors for 1992, 1993 and 1994 and management's responses thereto; operating policies; overdraft and past due reports; Uniform Bank Performance Reports; investment security holdings; listing of pending litigation; internal audit and loan review reports; and the corporate business plan.

         PBS also interviewed senior management of Bancorp regarding operations, performance and the future prospects of Bancorp. PBS compared the historical common stock market of financial institutions headquartered in Indiana to Bancorp.

         PBS reviewed and analyzed the historical performance of F&M and its wholly owned subsidiary, Farmers & Merchants, contained in: F&M Audited Financial Statements for the years ended April 30, 1995; Form FRY-9SP as filed by F&M with the Federal Reserve as of June 30, 1995; the June 30, 1995 Consolidated Reports of Condition and Income filed with the FDIC by Farmers & Merchants; and the December 31, 1994 and March 31, 1995 Uniform Bank Performance Reports of Farmers & Merchants. PBS also reviewed and analyzed the historical common stock trading activity of F&M and the premises and other fixed assets. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this Opinion. In review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, its experience in other transactions and its knowledge of the banking industry generally.

         In connection with rendering the Opinion and preparing its various written and oral presentations to F&M's Board of Directors, PBS performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of an Opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analysis must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond F&M's or Bancorp's control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analysis. In addition, analyses relating to the values of businesses do not purport to be appraisals nor to reflect the process by which businesses actually may be sold.

         ACQUISITION COMPARISON ANALYSIS. In performing this analysis, PBS reviewed 171 Indiana bank acquisition transactions announced since 1985. The purpose of the analysis was to obtain an evaluation range based on these Indiana acquisition transactions. Multiples of earnings and book value implied by the comparable transactions were utilized in obtaining a range for the acquisition value of F&M. In addition to reviewing recent Indiana bank transactions, PBS performed separate comparable analyses for acquisitions of Indiana banks which, like F&M, had an equity-to-asset ratio above 11%, those located in non-MSA areas and those with deposits between $25 and $75 million. Values for the 171 Indiana bank acquisitions expressed as multiples of both book value and earnings were 1.45x and 14.42x, respectively. The median multiples of book value and earnings for acquisitions of Indiana banks with equity-to-asset ratios above 11% were 1.41x and 15.52x, respectively. The median multiples of book value and earnings for acquisitions of Indiana banks located in non-MSA areas were 1.40x and 13.89x, respectively. The median multiples of book value and earnings for those institutions with total deposits between $25 and $75 million were 1.42x and 13.12x, respectively. The value of the transaction equals $2,219.07 per F&M common share. This represents a multiple of book value and a multiple of earnings, as of June 30, 1995, of 1.67x and 18.44x, respectively.

         ADJUSTED NET ASSET VALUE ANALYSIS. For analysis purposes only, PBS reviewed F&M's balance sheet data to determine the amount of material adjustments that would be required to stockholders' equity if F&M's assets were adjusted to market value. PBS determined that two adjustments were warranted. The investment securities portfolio had depreciation of approximately $374,000 after adjustment for income taxes. PBS also determined a value of the non-interest bearing deposits of approximately $1,847,000. The adjusted net asset value, as of June 30, 1995, was determined to be $1,593.11 per share of F&M's common stock.

         DISCOUNTED EARNINGS ANALYSIS. A dividend discount analysis was performed by PBS pursuant to which a range of stand-alone values of F&M was determined by adding (i) the present value of estimated future dividend streams that F&M could generate over a five-year period beginning in 1996 and ending in 2000, and (ii) the present value of the "terminal value" of F&M's common equity at the end of 2000. The "terminal value" of F&M's common equity at the end of the five-year period was determined by applying a multiple of 1.45 times the projected terminal year's book value. The 1.45 multiple represents the median price paid as a multiple of book value for all Indiana banks since 1989.

         Dividend streams and terminal values were discounted to present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of F&M Common Stock. The value of F&M, determined by adding the present value of the total cash flows, was $1,668.17 per F&M share. In addition, using the five-year projection as a base, a 20-year projection was prepared assuming an annual growth rate of 7% and a return on assets of 1.15% by year five and remaining at this level for the entire period, beginning in 2000. Dividends also were assumed to be 50% of income for all years. This long-term projection resulted in a value of $1,424.32 per F&M share.

         SPECIFIC ACQUISITION ANALYSIS. For analysis purposes only, PBS valued F&M based on an acquisition analysis assuming a "break-even" earnings scenario to an acquirer as to price, current interest rates and amortization of the premium paid. Based on this analysis, an acquiring institution would pay $1,750.58 per share of F&M Common Stock, assuming they were willing to accept no impact to their net income in the initial year. This analysis was based on a funding cost of 8% adjusted for taxes, amortization of the acquisition premium over 15 years and a projected earnings level for F&M of $678,000 in 1995.

         PRO FORMA MERGER ANALYSIS. PBS compared the historical performance of F&M to that of Bancorp and other regional bank holding companies. This included, among other things, a comparison of profitability, asset quality and capital adequacy measures. In addition, the contribution of each of F&M and Bancorp to the income statement and balance sheet of the pro forma combined company was analyzed.

         The effect of the affiliation on the historical and pro forma financial data of F&M, as well as the projected financial data prepared by PBS, was analyzed. F&M's historical financial data was compared to pro forma combined historical and projected earnings and book value per share as well as other measures of profitability, capital adequacy and asset quality.

         CONCLUSION. The Fairness Opinion is directed only to the question of whether the consideration to be received by F&M's shareholders under the Merger Agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any F&M shareholder to vote in favor of the Merger Agreement. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by F&M or Bancorp or any of its affiliates.

         Based on the results of the various analyses described above, PBS concluded that the consideration to be received by F&M shareholders under the Merger Agreement is fair and equitable from a financial perspective to the shareholders of F&M.

         PBS will receive a fee not to exceed $15,000 from F&M for all of its services performed in connection with rendering the Opinion. In addition, F&M has agreed to indemnify PBS and its directors, officers and employees from liability in connection with the Merger and to hold PBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS's acts or decisions made in good faith and in the best interest of F&M.

Structure Of The Merger

         If the Merger is approved by F&M shareholders at the Special Meeting by at least a 75% majority vote of the outstanding shares of F&M Common Stock and if necessary regulatory approvals are received and certain other conditions to the consummation of the transactions contemplated by the Merger Agreement are satisfied or waived prior to April 1, 1996, F&M will merge with Bancorp in a transaction in which the following will occur at the Effective Time:

         (a) All of the then outstanding shares of F&M will be canceled and extinguished in consideration and exchange for a number of shares of Bancorp Common Stock, determined by dividing $12,500,000 by the Average Price.

         (b) F&M will merge with and into Bancorp at the Effective Time and Bancorp will be the continuing, surviving and resulting corporation in the Merger.

         (c) Farmers & Merchants will merge with and into Indiana Lawrence, a wholly owned subsidiary of Bancorp, and Indiana Lawrence will be the continuing, surviving and resulting corporation in the Subsidiary Merger.

Deliverable Shares

         The Deliverable Shares to which F&M shareholders shall be entitled as a result of the Merger shall be determined by dividing $12,500,000 by the Average Price. In the event of the subdivision or split of the outstanding Bancorp shares, the payment of a dividend in Bancorp shares or a capital reorganization affecting the closing price for Bancorp shares during some but not all of said trading days, the number of Deliverable Shares will be adjusted proportionately so that the holders of outstanding F&M shares shall receive the number of Bancorp shares that represents the same percentage of the value of outstanding Bancorp shares at the Effective Time as would have been represented by the number of shares such shareholders would have received if the event had not occurred. Each holder of F&M shares shall be entitled to a portion of the Deliverable Shares that is equal to the number of Deliverable Shares multiplied by a fraction, the numerator of which is the number of F&M shares held by that shareholder immediately prior to the Effective Time and the denominator of which is the number of F&M shares outstanding immediately prior to the Effective Time.

Surrender Of Stock Certificates

         Prior to the Effective Time, Bancorp and First National Bank of Southwestern Ohio (the "Exchange Agent"), a wholly owned subsidiary of Bancorp, shall enter into an Exchange Agent Agreement with respect to the Deliverable Shares, which Agreement shall be subject to F&M's approval which shall not be unreasonably withheld. The Exchange Agent Agreement shall require Bancorp to deliver the Deliverable Shares to the Exchange Agent at the Effective Time. As promptly as practicable after the Effective Time, the Exchange Agent shall prepare and mail to each holder of record of an outstanding certificate or certificates representing shares of F&M a letter of transmittal containing instructions for the surrender of the certificate or certificates. Upon surrender of the F&M certificate or certificates in accordance with instructions set forth in the letter of transmittal, such holder shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Bancorp into which the shares represented by the certificate or certificates so surrendered shall have been converted, without interest. As part of its services, the Exchange Agent shall make itself available for at least three business days during regular banking hours at the main office of Farmers & Merchants to accept and provide receipts for surrendered certificates.

         Approval of the Exchange Agent Agreement by F&M and approval of the Merger Agreement by the shareholders of F&M shall constitute ratification of the appointment of First National Bank of Southwestern Ohio as the Exchange Agent for this purpose. The Exchange Agent shall not be obligated to deliver certificates for Bancorp Common Stock to a former shareholder of F&M until such former shareholder surrenders his or her certificate or certificates representing shares of F&M or, in lieu thereof, an appropriate affidavit of loss and an indemnity agreement as may be required by Bancorp. Until so surrendered for exchange, each such stock certificate formerly representing shares of F&M Common Stock will be deemed for all corporate purposes (except for the payment of dividends, which will be subject to the exchange of stock certificates as above provided) to evidence the ownership of the number of shares of common stock of the surviving corporation that the holder thereof would be entitled to receive upon its surrender to Bancorp.

Fractional Interests

         No fractional shares of Bancorp Common Stock will be issued as a result of the Merger. In lieu thereof, F&M shareholders having a fractional interest will be paid in cash by Bancorp for the fractional interest. Such payment shall be equal to the fractional interest times the Average Price.

Effective Time Of The Merger

         The Effective Time is expected to be as soon as practicable after the approval of the Merger Agreement by F&M shareholders, the satisfaction of all conditions set forth in the Merger Agreement and the receipt of approvals from regulatory authorities, or at such later date as may be agreed upon by F&M and Bancorp. See "DESCRIPTION OF THE MERGER--Regulatory Considerations".

         No assurance can be provided that the necessary shareholder and regulatory approvals will be obtained or that other conditions precedent to the Merger will be satisfied. It is anticipated that the Merger will be consummated in the first quarter of 1996. In the event the Merger is not consummated by April 1, 1996, either party may terminate the Merger Agreement or the parties may agree to extend the time for completion of the Merger.

Conditions To Consummation Of The Merger

         Consummation of the Merger is subject to a number of conditions, each of which may be waived by the party entitled thereto to the extent permissible by applicable law, including the following:

         (a) The receipt of all required regulatory approvals for the completion of the Merger and the expiration of any applicable waiting periods, with no such approval or authorization containing any provision which would be materially adverse to the merged businesses of F&M and Bancorp;

         (b) The validity or legality of the transactions contemplated by the Merger Agreement shall not have been materially questioned by any suit, action, investigation by any governmental body or other legal or administrative proceedings;

         (c) The receipt of all consents required for the consummation of the Merger or for the prevention of any default under any contract, agreement or permit of Bancorp or F&M which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on the combined business affairs of Bancorp and F&M;

         (d) Compliance by Bancorp and F&M with their respective covenants and the truth of all representations and warranties as of the Effective Time;

         (e) The absence of any material adverse change in the financial condition, operations, corporate status or business of Bancorp since December 31, 1994 or F&M since April 30, 1995;

         (f) The receipt of opinions from Bancorp's special counsel and from F&M's special counsel with respect to various corporate matters, due execution and delivery of the Merger Agreement and various other Merger related matters;

         (g) The receipt of an opinion of counsel, in form and substance satisfactory to Bancorp and F&M, to the effect that, under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), no taxable gain or loss will be recognized by F&M, Bancorp or their respective shareholders as a result of the Merger (except in respect of fractional share interests sold);

         (h) The receipt of letters from Bancorp's independent accountants stating that they are not aware of any reason that Bancorp is not in compliance with certain pooling-of-interests criteria and that the Merger can be accounted for as a pooling-of-interests from Bancorp's perspective and the receipt of similar letters from F&M's independent accountants;

         (i) The receipt by Bancorp of a satisfactory Phase I Environmental Site Assessment of the real estate owned or leased by F&M or, if such assessment is not satisfactory to Bancorp, F&M and Bancorp shall have reached agreement as to the remedial actions necessary to correct any unsatisfactory conditions;

         (j) The approval of the Merger Agreement by F&M shareholders at the Special Meeting by at least a 75% majority vote of the outstanding F&M shares; and

         (k) The receipt by F&M of an opinion from Professional Bank Services, Inc. that the value and number of Deliverable Shares to be received by the F&M shareholders pursuant to the Merger Agreement is fair to the F&M shareholders from a financial point of view.

         No assurance can be given that all of the conditions to the Merger will be satisfied or waived by any party permitted to do so.


Termination Of The Merger

         The Merger may be terminated at any time prior to the Effective Time under any one or more of the following circumstances:

         (a) By the mutual consent of the Boards of Directors of F&M and Bancorp;

         (b) By Bancorp if the holders of 10.0% or more of the outstanding shares of F&M Common Stock immediately prior to the Effective Time will be entitled to receive cash in exchange for their F&M shares pursuant to perfected dissenters' rights under the Indiana Business Corporation Law;

         (c) By F&M or Bancorp if, prior to the Effective Time, the conditions to such party's obligation to consummate the Merger are not met;

         (d) By either F&M or Bancorp if the requisite approval of the shareholders of F&M is not obtained or if the Merger is not consummated on or before April 1, 1996; and

         (e) By Bancorp if the Average Price is less than $28.48 or by F&M if the Average Price is greater than $38.53, (in either case, as may be adjusted by the declaration of a stock dividend, stock split or other such recapitalization).

Management Following The Merger

         If the Merger is consummated, F&M and Bancorp will merge into a single corporation and Bancorp will be the surviving corporation. The directors of Bancorp at the Effective Time of the Merger will be the directors of the surviving corporation until their respective successors are duly elected and qualified. Subject to the authority of the Board of Directors as provided by law and the Regulations of the surviving corporation, the officers of Bancorp at the Effective Time will be the officers of the Surviving Corporation.

         If the Merger is consummated, Farmers & Merchants, F&M's only subsidiary, will merge with and into Indiana Lawrence, a wholly owned subsidiary of Bancorp, and Indiana Lawrence will be the surviving bank. The directors of Indiana Lawrence at the Effective Time of the Merger will be directors of the surviving bank until their respective successors are duly elected and qualified. Subject to the authority of the Board of Directors of Indiana Lawrence as provided by law and the By-Laws of the surviving bank, the officers of Indiana Lawrence at the Effective Time will be the officers of the surviving bank.

Interest Of Certain Persons In The Merger

         The directors and officers of F&M and Farmers & Merchants have certain interests in the Merger in addition to their interests as shareholders of F&M generally. The Board of Directors of F&M was aware of these interests and considered them, among others, in approving the Merger Agreement.

         If the Merger is consummated, Bancorp shall itself employ or cause Indiana Lawrence or another of its affiliates to employ, for at least a period of two years after the Effective Time, those persons who are employees of Farmers & Merchants immediately prior to the Effective Time, except for voluntary or just-cause terminations. The compensation to be paid to former Farmers & Merchants employees during such two year period shall be reviewed, but not reduced, in accordance with the "Indiana Lawrence Bank Pay System Documentation and Review Procedures" in effect as of September 11, 1995.

         The Merger Agreement contains certain provisions regarding employee benefits. If the Merger is consummated, Bancorp and Indiana Lawrence will make available to the employees and officers of Farmers & Merchants who continue employment after the Merger and the Subsidiary Merger the same employee benefits on the same terms and conditions that are offered to similarly situated employees of Indiana Lawrence.

         The First Financial Bancorp Thrift Plan (the "Thrift Plan"), which is a 401-K Plan, and the First Financial Bancorp Employees' Pension Plan (the "Pension Plan") cover the majority of the employees of Bancorp and its subsidiaries. All employees who are 21 years of age and have completed one year of service are covered. The Thrift Plan is voluntary and participants may contribute up to 12.0% of base salary to the plan. Subject to the limitation described below, Bancorp subsidiaries contribute $0.50 for each $1.00 a participant contributes. The matching contribution by Bancorp subsidiaries is limited to 3.00% of each participant's base salary and all contributions become fully vested when made. Participants are 100% vested in the Pension Plan after five years of credited service. For more information about Bancorp's Thrift Plan and Pension Plan, see Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, previously incorporated by reference.

         Years of service of an employee of Farmers & Merchants prior to the Effective Time of the Merger will be credited to such employee for purposes of eligibility and vesting, but not for purposes of benefit accrual or contributions, under the Thrift Plan and the Pension Plan. Farmers & Merchants employees who satisfy the applicable eligibility requirements under the Pension Plan will be eligible to participate immediately in the Pension Plan as of the Effective Time. Farmers & Merchants employees who satisfy the applicable eligibility requirements under the Thrift Plan will be eligible to participate in the Thrift Plan on the first entry date, either January 1 or July 1, following the Effective Time.

         The Farmers and Merchants Bank Retirement Plan and Trust (the "Retirement Plan") will be terminated as soon as practicable after the Effective Time in a manner which will assure its tax-qualified status upon termination. In the event the Effective Time occurs prior to the date of the required contribution to the Retirement Plan, Bancorp or Indiana Lawrence will assume responsibility for this contribution as well as for any pro-rata contribution requirements for the period from December 31, 1995 to the Effective Time. Such contributions, if required, shall be made before termination of the Retirement Plan. Upon termination of the Retirement Plan, provisions will be made for the distribution of each participant's account in accordance with the terms of the Retirement Plan, the Internal Revenue Code, and the Employee Retirement Income Security Act of 1974 ("ERISA").

         Years of service of an employee of Farmers & Merchants prior to the Effective Time will also be credited for purposes of determining eligibility for all other employee benefits offered to Indiana Lawrence employees, including but not limited to group health coverage, group term life and accidental death and dismemberment coverage, and short-term and long-term disability coverage. Farmers and Merchants employees who satisfy the applicable eligibility requirements to participate in said other employee benefits shall be eligible to participate immediately therein as of the Effective Time. If any employee of Farmers & Merchants who continues employment with Indiana Lawrence is subject to any pre-existing conditions exclusions or limitations under the group health plan for employees of Indiana Lawrence, Bancorp or Indiana Lawrence will either obtain other health insurance coverage or self-insure such employee so that the employees' health coverage is not substantially more or less advantageous than the terms of the group health plan.

         The directors and executive officers of F&M have indicated their intention to vote the shares of F&M Common Stock held by them in favor of the Merger Agreement. On the Record Date, such directors and executive officers as a group beneficially owned an aggregate of 3,021 shares of F&M Common Stock, which represented 53.63% of the shares issued and outstanding at that date.

Shareholders' Rights Of Appraisal

         Under Indiana Code Chapter 23-1-44, any holder of record of F&M Common Stock on the Record Date who does not vote in favor of the Merger may exercise dissenting shareholder rights and receive the fair value of such holder's shares by complying with the requirements of Chapter 23-1-44.

         Set forth below is a summary of the procedures relating to the exercise of statutory dissenters' rights ("Dissenters' Rights"). THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY EXPRESS REFERENCE TO APPLICABLE INDIANA LAW, INCLUDING INDIANA CODE CHAPTER 23-1-44, A COPY OF WHICH IS APPENDED AS APPENDIX C TO THIS PROXY STATEMENT-PROSPECTUS. Any shareholder of F&M contemplating exercising Dissenters' Rights with respect to F&M Common Stock is urged to review carefully such provisions and to consult an attorney, because Dissenters' Rights will be lost if the procedural requirements under Chapter 23-1-44 are not fully and precisely satisfied. Each step must be taken in strict compliance with the applicable provisions of Chapter 23-1- 44 in order for holders to perfect Dissenters' Right.

         Under Chapter 23-1-44, a shareholder of record on the record date for the Special Meeting who desires to assert Dissenters' Rights must (1) deliver to F&M before the shareholder vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the Merger is effectuated and
(2) not vote the shareholder's shares in favor of the Merger. A shareholder's failure to vote against the Merger will not constitute a waiver of that shareholder's Dissenters' Rights. BECAUSE A PROXY WHICH DOES NOT CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT, A HOLDER OF F&M SHARES WHO VOTES BY PROXY AND WHO WISHES TO EXERCISE HIS/HER DISSENTERS' RIGHTS MUST (i) VOTE AGAINST, OR (ii) ABSTAIN FROM VOTING ON SUCH APPROVAL AND ADOPTION. For purposes of Chapter 23-1-44, the fair value of a dissenting shareholder's shares is the value of the shares immediately before the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless the exclusion would be inequitable.

         Within ten days after the approval of the Merger by the shareholders, F&M or Bancorp as the surviving corporation (hereinafter referred to for purposes of this section as the "Corporation") must mail or deliver written notice to each dissenting shareholder, which dissenters' notice must: (1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed Merger and requires that the dissenting shareholder certify whether or not he or she acquired beneficial ownership of the shares before that date; (4) set a date by which the Corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the dissenters' notice is delivered; and (5) be accompanied by a copy of Indiana Code Chapter 23-1-44. A shareholder sent a dissenters' notice, as described above, must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date set forth in the dissenters' notice and deposit the shareholder's certificates in accordance with the terms of the dissenters' notice. IF THE SHAREHOLDER FAILS TO TAKE THESE STEPS, HE OR SHE WILL NOT BE ENTITLED TO PAYMENT FOR THE SHAREHOLDER'S SHARES AND WILL BE CONSIDERED TO HAVE VOTED HIS OR HER SHARES IN FAVOR OF THE MERGER.

         Following effectuation of the Merger, the Corporation will pay each shareholder who filed a payment demand with the Corporation the amount that the Corporation estimates to be the fair value of the dissenting shareholder's shares.

         If the dissenting shareholder believes the amount paid by the Corporation is less than the fair value for his or her shares or if the Corporation fails to make payment to the dissenting shareholder within sixty days after the date set for demanding payment, the dissenting shareholder may notify the Corporation in writing of his or her own estimate of the fair value of his or her shares and demand payment of his or her estimate. Such a demand for payment must be made in writing within thirty days after the Corporation has made payment for the dissenting shareholder's shares. A dissenter who fails to make the demand waives his or her right to demand payment.

         If a demand for payment remains unsettled, the Corporation must commence a proceeding in the circuit or superior court of Fulton County within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares. If the Corporation fails to commence the proceeding within the sixty day period, it must pay each dissenter whose demand remains unsettled the amount demanded. The Corporation must make all dissenters whose demands remain unsettled parties to the proceeding and all parties must be served a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenters' shares, plus interest, exceeds the amount paid by the Corporation.

         The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess these costs and the fees and expenses of counsel and experts for the respective parties against the parties in amounts the court finds equitable.

         Every shareholder who does not deliver a notice of intent to demand payment for his or her shares as aforesaid, or who votes in favor of the Merger, is bound by the vote of the assenting shareholders and will have no right to the payment of the fair value of his or her shares as a result of the Merger. Voting against the Merger does not in itself constitute the notice of intent to demand payment required by Indiana Code Chapter 23-1-44.

         The Merger Agreement includes a provision that Bancorp may terminate the Merger Agreement before the Merger becomes effective if the number of shares of F&M Common Stock for which Dissenters' Rights are perfected is 10% or more of the outstanding shares of F&M Common Stock.

         The Board of Directors of F&M has determined that the Merger is fair to and in the best interest of F&M's shareholders and has recommended that the F&M shareholders vote in favor of the Merger.

Federal Income Tax Consequences Of The Merger

         Assuming that (i) the Merger constitutes a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code; (ii) after the transaction, Bancorp, as successor of F&M, will hold substantially all of F&M's assets; and (iii) in the transaction, the F&M shareholders will exchange an amount of stock constituting control of F&M solely for Bancorp Common Stock; the following is a summary of the tax consequences which will result:

         (1) No gain or loss will be recognized by F&M shareholders who exchange all of their F&M Common Stock for Bancorp Common Stock pursuant to the Merger, except to the extent of any cash received in lieu of receipt of a fractional share of Bancorp Common Stock.

         (2) The basis of the Bancorp Common Stock (including fractional share interests) received by F&M shareholders who exchange all of their F&M Common Stock for Bancorp Common Stock will be the same as the basis of the F&M Common Stock surrendered in exchange therefor.

         (3) The holding period of the Bancorp Common Stock (including fractional share interests) received by F&M shareholders who exchange all of their F&M Common Stock for Bancorp Common Stock will include the period during which the F&M Common Stock was held, provided the F&M Common Stock was held as a capital asset on the date of the exchange.

         (4) Where a cash payment is received by a F&M shareholder in lieu of fractional shares of Bancorp Common Stock, the cash payment will be treated as a distribution in redemption of the fractional share interest by Bancorp, subject to the provisions and limitations of Section 302 of the Internal Revenue Code. Where such exchange qualifies under Section 302(a) of the Internal Revenue Code, such shareholder will recognize a capital gain or loss provided that the F&M Common Stock was held as a capital asset on the date of the Merger.

         (5) Any F&M shareholder who perfects dissenters' rights and receives solely cash in exchange for such shareholder's F&M Common Stock shall be treated as having received such cash as a distribution in redemption of the F&M Common Stock subject to the provisions and limitations of Section 302 of the Internal Revenue Code. Where, as a result of such distribution, such F&M shareholder owns no Bancorp Common Stock, either directly or through the application of the constructive ownership rules of
                 Section 318(a) of the Internal Revenue Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Internal Revenue Code and the cash will be treated as a distribution in full payment and exchange for F&M Common Stock as provided in Section 302(a) of the Internal Revenue Code. Gain or loss will be realized and recognized to such F&M shareholder in an amount equal to the difference between the redemption price and the adjusted basis of the F&M Common Stock surrendered in exchange therefor.

         (6) No gain or loss will be recognized by F&M or Bancorp in connection with the transaction.

         Receipt of an opinion of tax counsel (the "Tax Opinion") with respect to the above is a condition precedent to consummation of the Merger.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS BASED UPON THE CODE, TREASURY REGULATIONS, CASE LAW AND INTERNAL REVENUE SERVICE RULINGS AS IN EFFECT ON THE DATE HEREOF WITHOUT CONSIDERATION OF THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR SITUATION OF ANY F&M SHAREHOLDER. THIS DISCUSSION ASSUMES THAT F&M SHAREHOLDERS HOLD THEIR F&M COMMON STOCK AS CAPITAL ASSETS WITHIN THE MEANING OF SECTION 1221 OF THE CODE. SPECIAL TAX CONSIDERATIONS NOT DISCUSSED HEREIN MAY BE APPLICABLE TO PARTICULAR CLASSES OF TAXPAYERS, SUCH AS BROKER-DEALERS, OR TO ANY SHAREHOLDER WHO ACQUIRED F&M COMMON STOCK THROUGH THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. EACH SHAREHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISER WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF EXISTING AND PROPOSED FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Accounting Treatment

         It is anticipated that the Merger will be accounted for as a pooling-of-interests. The receipt by Bancorp of letters from its independent accountants stating that they are not aware of any reason that Bancorp is not in compliance with the pooling-of-interests criteria and that the Merger can be accounted for as a pooling-of-interests from Bancorp's perspective and the receipt of similar letters from F&M's independent accountants is a condition precedent to the respective party's obligation to consummate the Merger.

Regulatory Considerations

         The proposed transaction requires the approval of the Federal Reserve Board under section 3(a)(5) of the Bank Holding Company Act of 1956, as amended, and also requires the approval of the FDIC under Section 18(c) of the Federal Deposit Insurance Act. The Bank Holding Company Act provides that the Federal Reserve Board may not approve any transaction which would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or any transaction the effect of which in any section of the United States may be substantially to lessen competition or to tend to create a monopoly or which in any other manner might restrain trade, unless the Federal Reserve Board determines that the anti-competitive effects of the proposed merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. The same anticompetitive considerations regarding monopoly or lessening of competition are also provided for in the Federal Deposit Insurance Act.

         The Merger may generally not be consummated for fifteen days after the receipt of Federal Reserve Board approval and FDIC approval. Such fifteen day period will become thirty days, however, if the United States Department of Justice issues an adverse comment relating to competitive factors. During such fifteen or thirty day period, the United States Department of Justice may commence legal action challenging the Merger under the Federal Anti-trust Laws. If the Justice Department does not commence a legal action during such period, the Merger may be consummated and the Justice Department may not thereafter challenge the transaction except in an action commenced under Section 2 of the Sherman Anti-Trust Act.

         The Merger is also subject to approval by the Indiana Department of Financial Institutions under Chapter 28-2-16 of the Indiana Code, which provides for foreign bank holding company acquisitions, and under Chapter 28-1-7 of the Indiana Code, which provides for mergers of Indiana state banks.

         Applications requesting approval were submitted to the Federal Reserve Board on __________ __, 1995, to the FDIC on ___________ __, 1995 and to the
Indiana Department of Financial Institutions on _______ __, 1995. Bancorp and F&M anticipate that the Merger will be approved by the Federal Reserve Board, the FDIC and the Indiana Department of Financial Institutions and will not be challenged by the Justice Department under the anti-trust laws. However, there can be no assurance that the Federal Reserve Board, the FDIC, the Indiana Department of Financial Institutions and the Justice Department will concur in this assessment.

Pro Forma Unaudited Financial Information

         The following pro forma unaudited consolidated balance sheet as of September 30, 1995 and the pro forma unaudited consolidated statements of earnings for the nine months ended September 30, 1995 and 1994 and the years ended December 31, 1994, 1993 and 1992 indicate the pro forma effects of the merger of F&M into Bancorp and the issuance of shares of Bancorp Common Stock in exchange for all of the outstanding F&M Common Stock using the pooling-of-interests method of accounting. Each share of F&M Common Stock will be canceled and extinguished in consideration and exchange for a number of shares of Bancorp Common Stock equal to the Exchange Ratio. The pro forma information has been calculated assuming the issuance of 369,140 shares of Bancorp Common Stock, which is the Deliverable Shares which would have been issued if the Merger was effective on October 31, 1995.

         Bancorp has a December 31 fiscal year end while F&M has a fiscal year ending April 30. For purposes of the pro forma unaudited consolidated financial statements, F&M's statements of earnings have been adjusted to reflect the nine months ended September 30 and the years ended December 31. Even though F&M uses an April 30 fiscal year end for reporting purposes, its internal books and records are maintained on a calendar year basis. F&M's internal financial statements were therefore used for the pro forma financial information on the following pages.

         On July 15, 1995 Peoples Bank & Trust Co. ("Peoples") merged with and into a wholly owned interim subsidiary of Bancorp and on October 1, 1995 Bright Financial Services, Inc. ("Bright") merged with and into Bancorp. Both mergers used the pooling-of-interest method of accounting. At December 31, 1994, its most recent fiscal year end, Peoples had total assets of approximately $53.0 million and net earnings of $703,000 for the year then ended. Bright had total assets of approximately $114.3 million at December 31, 1994 and net earnings of $920,000 for the year then ended. The following pro forma financial information has not been restated to include Peoples and Bright because these mergers did not result in the acquisition by Bancorp of significant subsidiaries, either individually or in the aggregate, under applicable regulations of the Exchange Act and are not expected to have a material effect on the financial condition and results of operations of Bancorp.

         The pro forma information is based on the historical financial statements of the organizations presented giving effect to the accounting method proposed and the assumptions and adjustments in the accompanying notes to the pro forma financial statements. These pro forma unaudited statements are presented for illustrative purposes only and may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma unaudited financial statements should be read in conjunction with the audited and unaudited financial statements and related notes set forth or incorporated by reference in this Proxy Statement-Prospectus.

                 PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET
                              AT SEPTEMBER 30, 1995

                                                                                             Consolidated
                                                              Bancorp            F&M           Pro Forma
                                                            ----------       ----------      ------------
                                                                        (Dollars in thousands)
ASSETS
Cash and due from banks                                     $   93,539       $    2,754       $   96,293
Interest-bearing deposits with other banks                       5,512                0            5,512
Federal funds sold and securities purchased
  under agreements to resell                                     8,006                0            8,006
Investment securities held to maturity                         105,849           20,494          126,343
Investment securities available for sale,
  at fair value                                                248,540            2,848          251,388
Loans:
  Commercial                                                   321,846            7,032          328,878
  Real estate-construction                                      36,730               77           36,807
  Real estate-mortgage                                         753,777           19,009          772,786
  Installment                                                  315,097            6,420          321,517
  Credit card                                                   14,086                0           14,086
  Lease financing                                               14,968                0           14,968
                                                            ----------       ----------       ----------
     Total loans                                             1,456,504           32,538        1,489,042
  Less:
    Unearned income                                                612                2              614
    Allowance for loan losses                                   19,364              652           20,016
                                                            ----------       ----------       ----------
     Net loans                                               1,436,528           31,884        1,468,412
Premises and equipment                                          37,710              851           38,561
Deferred income taxes                                            3,964              176            4,140
Accrued interest and other assets                               29,741              959           30,700
                                                            ----------       ----------       ----------
       TOTAL ASSETS                                         $1,969,389       $   59,966       $2,029,355
                                                            ==========       ==========       ==========

LIABILITIES
Deposits:
  Noninterest-bearing                                       $  192,099       $    6,766       $  198,865
  Interest-bearing                                           1,448,951           44,074        1,493,025
                                                            ----------       ----------       ----------
     Total deposits                                          1,641,050           50,840        1,691,890

Short term borrowings
  Federal funds purchased and securities
    sold under agreements to repurchase                         64,332              800           65,132
  Other                                                         21,645                0           21,645
                                                            ----------       ----------       ----------
    Total short-term borrowings                                 85,977              800           86,777
Accrued interest and other liabilities                          21,801              527           22,328
                                                            ----------       ----------       ----------
      TOTAL LIABILITIES                                      1,748,828           52,167        1,800,995

SHAREHOLDERS' EQUITY
  Common stock                                                 100,549              600 (A)      103,502
  Surplus                                                       14,241            1,200 (A)       12,957
  Retained earnings                                            104,957            6,212          111,169
  Treasury stock, at cost                                            0             (131)(A)            0
  Unrealized net gain (losses) on securities
    available-for-sale, net of deferred income taxes               865              (82)             783
  Restricted stock awards                                          (51)               0              (51)
                                                            ----------       ----------       ----------
      TOTAL SHAREHOLDERS' EQUITY                               220,561            7,799          228,360
                                                            ----------       ----------       ----------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $1,969,389       $   59,966       $2,029,355
                                                            ==========       ==========       ==========

-------------------
See Notes to the Pro Forma Unaudited Consolidated Financial Statements on page
41.

            PRO FORMA UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                                                             Consolidated
                                                              Bancorp            F&M           Pro Forma
                                                            ----------       ----------      ------------
                                                            (Dollars in thousands, except per share data)
INTEREST INCOME:
  Loans, including fees                                     $    94,305      $    2,313       $    96,618
  Investment securities:
    Taxable                                                      11,751             741            12,492
    Tax-exempt                                                    5,758             276             6,034
                                                            -----------      ----------       -----------
      Total investment securities                                17,509           1,017            18,526
  Interest-bearing deposits with other banks                        224               0               224
  Federal funds sold and securities
    purchased under agreements to resell                            128              32               160
                                                            -----------      ----------       -----------
    Total interest income                                       112,166           3,362           115,528
INTEREST EXPENSE:
  Deposits                                                       42,747           1,366            44,113
  Short-term borrowings                                           3,376               3             3,379
                                                            -----------      ----------       -----------
    Total interest expense                                       46,123           1,369            47,492
                                                            -----------      ----------       -----------
    Net interest income                                          66,043           1,993            68,036
  Provision for loan losses                                       1,151             135             1,286
                                                            -----------      ----------       -----------
       Net interest income after
        provision for loan losses                                64,892           1,858            66,750
NONINTEREST INCOME:
  Service charges on deposit accounts                             6,314             145             6,459
  Trust income                                                    5,706               7             5,713
  Gains on investment securities                                    300               0               300
  Other                                                           2,908              78             2,986
                                                            -----------      ----------       -----------
       Total noninterest income                                  15,228             230            15,458
NONINTEREST EXPENSES:
  Salaries and employee benefits                                 24,321             827            25,148
  Net occupancy                                                   3,260             102             3,362
  Furniture and equipment                                         2,415              85             2,500
  Data processing                                                 3,977              24             4,001
  Deposit insurance                                               1,860              42             1,902
  State taxes                                                     1,224               0             1,224
  Other                                                           9,738             359            10,097
                                                            -----------      ----------       -----------
       Total noninterest expenses                                46,795           1,439            48,234
                                                            -----------      ----------       -----------
       INCOME BEFORE INCOME TAXES                                33,325             649            33,974
Income tax expense                                                9,850             178            10,028
                                                            -----------      ----------       -----------
       NET EARNINGS                                         $    23,475      $      471       $    23,946
                                                            ===========      ==========       ===========

NET EARNINGS PER SHARE                                      $      1.91      $    83.51       $      1.89
                                                            ===========      ==========       ===========

AVERAGE SHARES OUTSTANDING                                   12,311,609           5,633        12,680,749 (B)
                                                            ===========      ==========       ===========

--------------------
See Notes to the Pro Forma Unaudited Consolidated Financial Statements on page
41.

           PRO FORMA UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994

                                                                                    Consolidated
                                                     Bancorp            F&M         Pro Forma
                                                   ------------        ------       ------------
                                                   (Dollars in thousands, except per share data)
INTEREST INCOME:
  Loans, including fees                            $     76,459        $2,190       $     78,649
  Investment securities:
    Taxable                                              13,800           789             14,589
    Tax-exempt                                            7,349           269              7,618
                                                   ------------        ------       ------------
      Total investment securities                        21,149         1,058             22,207
  Interest-bearing deposits with other banks                298             0                298
  Federal funds sold and securities
    purchased under agreements to resell                    281            63                344
                                                   ------------        ------       ------------
    Total interest income                                98,187         3,311            101,498
INTEREST EXPENSE:
  Deposits                                               34,634         1,357             35,991
  Short-term borrowings                                   1,342             3              1,345
  Long-term borrowings                                      124             0                124
                                                   ------------        ------       ------------
    Total interest expense                               36,100         1,360             37,460
                                                   ------------        ------       ------------
    Net interest income                                  62,087         1,951             64,038
  Provision for loan losses                                 657            76                733
                                                   ------------        ------       ------------
       Net interest income after
        provision for loan losses                        61,430         1,875             63,305
NONINTEREST INCOME:
  Service charges on deposit accounts                     6,154           145              6,299
  Trust income                                            5,308             2              5,310
  Losses on investment securities                          (618)            0               (618)
  Other                                                   3,179            83              3,262
                                                   ------------        ------       ------------
       Total noninterest income                          14,023           230             14,253
NONINTEREST EXPENSES:
  Salaries and employee benefits                         23,446           807             24,253
  Net occupancy                                           3,165            90              3,255
  Furniture and equipment                                 2,217            73              2,290
  Data processing                                         3,863            21              3,884
  Deposit insurance                                       2,652           107              2,759
  State taxes                                             1,318             0              1,318
  Other                                                   9,583           289              9,872
                                                   ------------        ------       ------------
       Total noninterest expenses                        46,244         1,387             47,631
                                                   ------------        ------       ------------
       INCOME BEFORE INCOME TAXES                        29,209           718             29,927
Income tax expense                                        7,552           173              7,725
                                                   ------------        ------       ------------
       NET EARNINGS                                $     21,657        $  545       $     22,202
                                                   ============        ======       ============

NET EARNINGS PER SHARE                             $       1.77        $96.80       $       1.76
                                                   ============        ======       ============

AVERAGE SHARES OUTSTANDING                           12,213,201         5,633         12,582,341(B)
                                                   ============        ======       ============

--------------------
See Notes to the Pro Forma Unaudited Consolidated Financial Statements on page
41.

             PRO FORMA UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                                                                    Consolidated
                                                     Bancorp            F&M         Pro Forma
                                                   ------------        ------       ------------
                                                   (Dollars in thousands, except per share data)
INTEREST INCOME:
  Loans, including fees                            $    104,936        $2,906       $    107,842
  Investment securities:
    Taxable                                              18,229         1,050             19,279
    Tax-exempt                                            9,676           365             10,041
                                                   ------------        ------       ------------
      Total investment securities                        27,905         1,415             29,320
  Interest-bearing deposits with other banks                388             0                388
  Federal funds sold and securities
    purchased under agreements to resell                    275            76                351
                                                   ------------        ------       ------------
    Total interest income                               133,504         4,397            137,901
INTEREST EXPENSE:
  Deposits                                               47,042         1,783             48,825
  Short-term borrowings                                   2,421             4              2,425
  Long-term borrowings                                      124             0                124
                                                   ------------        ------       ------------
    Total interest expense                               49,587         1,787             51,374
                                                   ------------        ------       ------------
    Net interest income                                  83,917         2,610             86,527
  Provision for loan losses                               1,268           157              1,425
                                                   ------------        ------       ------------
       Net interest income after
        provision for loan losses                        82,649         2,453             85,102
NONINTEREST INCOME:
  Service charges on deposit accounts                     8,222           192              8,414
  Trust income                                            7,017             2              7,019
  Losses on investment securities                        (1,754)            0             (1,754)
  Other                                                   3,977           106              4,083
                                                   ------------        ------       ------------
       Total noninterest income                          17,462           300             17,762
NONINTEREST EXPENSES:
  Salaries and employee benefits                         31,296         1,033             32,329
  Net occupancy                                           4,211           125              4,336
  Furniture and equipment                                 3,006            98              3,104
  Data processing                                         5,205            26              5,231
  Deposit insurance                                       3,537           142              3,679
  State taxes                                             1,726             0              1,726
  Other                                                  13,158           409             13,567
                                                   ------------        ------       ------------
       Total noninterest expenses                        62,139         1,833             63,972
                                                   ------------        ------       ------------
       INCOME BEFORE INCOME TAXES                        37,972           920             38,892
Income tax expense                                        9,799           220             10,019
                                                   ------------        ------       ------------
       NET EARNINGS                                $     28,173        $  700       $     28,873
                                                   ============        ======       ============

NET EARNINGS PER SHARE                             $       2.31        $124.25      $       2.30
                                                   ============        ======       ============

AVERAGE SHARES OUTSTANDING                           12,210,753         5,633         12,579,893(B)
                                                   ============        ======       ============

--------------------
See Notes to the Pro Forma Unaudited Consolidated Financial Statements on page
41.

             PRO FORMA UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1993

                                                                                    Consolidated
                                                      Bancorp           F&M         Pro Forma
                                                   ------------        ------       ------------
                                                   (Dollars in thousands, except per share data)
INTEREST INCOME:
  Loans, including fees                            $     99,333        $3,219       $    102,552
  Investment securities:
    Taxable                                              19,363         1,197             20,560
    Tax-exempt                                           10,659           291             10,950
                                                   ------------        ------       ------------
      Total investment securities                        30,022         1,488             31,510
  Interest-bearing deposits with other banks                578             0                578
  Federal funds sold and securities
    purchased under agreements to resell                    806           141                947
                                                   ------------        ------       ------------
    Total interest income                               130,739         4,848            135,587
INTEREST EXPENSE:

  Deposits                                               50,862         2,108             52,970
  Short-term borrowings                                     790             0                790
  Long-term borrowings                                      228             0                228
                                                   ------------        ------       ------------
    Total interest expense                               51,880         2,108             53,988
                                                   ------------        ------       ------------
    Net interest income                                  78,859         2,740             81,599
  Provision for loan losses                               3,747           395              4,142
                                                   ------------        ------       ------------
       Net interest income after
        provision for loan losses                        75,112         2,345             77,457
NONINTEREST INCOME:
  Service charges on deposit accounts                     8,513           195              8,708
  Trust income                                            6,425            10              6,435
  Losses on investment securities                           (71)            0                (71)
  Other                                                   4,722           103              4,825
                                                   ------------        ------       ------------
       Total noninterest income                          19,589           308             19,897
NONINTEREST EXPENSES:
  Salaries and employee benefits                         29,633         1,116             30,749
  Net occupancy                                           4,219           113              4,332
  Furniture and equipment                                 3,147            87              3,234
  Data processing                                         4,741            56              4,797
  Deposit insurance                                       3,468           142              3,610
  State taxes                                             1,704             0              1,704
  Other                                                  15,126           383             15,509
                                                   ------------        ------       ------------
       Total noninterest expenses                        62,038         1,897             63,935
                                                   ------------        ------       ------------
       INCOME BEFORE INCOME TAXES                        32,663           756             33,419
Income tax expense                                        7,469           193              7,662
                                                   ------------        ------       ------------
       NET EARNINGS                                $     25,194        $  563       $     25,757
                                                   ============        ======       ============

NET EARNINGS PER SHARE                             $       2.06        $99.96       $       2.05
                                                   ============        ======       ============

AVERAGE SHARES OUTSTANDING                           12,211,405         5,633         12,580,545(B)
                                                   ============        ======       ============

--------------------
See Notes to the Pro Forma Unaudited Consolidated Financial Statements on page
41.

             PRO FORMA UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1992

                                                                                         Consolidated
                                                            Bancorp          F&M         Pro Forma
                                                          -----------       ------       -----------
                                                          (Dollars in thousands, except per share data)
INTEREST INCOME:
  Loans, including fees                                   $   109,072       $3,502       $   112,574
  Investment securities:
    Taxable                                                    20,778        1,256            22,034
    Tax-exempt                                                 10,918          253            11,171
                                                          -----------       ------       -----------
      Total investment securities                              31,696        1,509            33,205
  Interest-bearing deposits with other banks                      883            0               883
  Federal funds sold and securities
    purchased under agreements to resell                        1,788           94             1,882
                                                          -----------       ------       -----------
    Total interest income                                     143,439        5,105           148,544
INTEREST EXPENSE:
  Deposits                                                     65,743        2,511            68,254
  Short-term borrowings                                           878            0               878
  Long-term borrowings                                            337            0               337
                                                          -----------       ------       -----------
    Total interest expense                                     66,958        2,511            69,469
                                                          -----------       ------       -----------
    Net interest income                                        76,481        2,594            79,075
  Provision for loan losses                                     6,543          320             6,863
                                                          -----------       ------       -----------
       Net interest income after
        provision for loan losses                              69,938        2,274            72,212
NONINTEREST INCOME:
  Service charges on deposit accounts                           7,810          176             7,986
  Trust income                                                  5,912            0             5,912
  Gains on investment securities                                1,811            3             1,814
  Other                                                         4,281          131             4,412
                                                          -----------       ------       -----------
       Total noninterest income                                19,814          310            20,124
                                                          -----------       ------       -----------
NONINTEREST EXPENSES:
  Salaries and employee benefits                               28,260        1,011            29,271
  Net occupancy                                                 3,858          107             3,965
  Furniture and equipment                                       3,228          136             3,364
  Data processing                                               4,725           22             4,747
  Deposit insurance                                             3,553          118             3,671
  State taxes                                                   1,638            0             1,638
  Other                                                        15,377          412            15,789
                                                          -----------       ------       -----------
       Total noninterest expenses                              60,639        1,806            62,445
                                                          -----------       ------       -----------
       INCOME BEFORE INCOME TAXES AND CUMULATIVE
         EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES            29,113          778            29,891
Income tax expense                                              7,343          180             7,523
                                                          -----------       ------       -----------
       INCOME BEFORE CUMULATIVE EFFECT OF
         CHANGES IN ACCOUNTING PRINCIPLES                 $    21,770       $  598       $    22,368
                                                          ===========       ======       ===========

EARNINGS PER SHARE BEFORE CUMULATIVE EFFECT OF
    CHANGES IN ACCOUNTING PRINCIPLES                      $      1.77       $106.16      $      1.76
                                                          ===========       ======       ===========

AVERAGE SHARES OUTSTANDING                                 12,318,805        5,633        12,687,945(B)
                                                          ===========       ======       ===========

--------------------
See Notes to the Pro Forma Unaudited Consolidated Financial Statements on page
41.

       NOTES TO THE PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

General

         Reclassification of information has been made at times to provide consistency in the presentation of financial information for the corporations involved. These reclassifications are not material in nature and had no effect on net earnings.

         Listed below are certain costs that are directly attributable to the Merger and some of these can reasonably be expected to be included in the expenses of Bancorp during the next 12 months. At September 30, 1995, approximately $80,000 of the costs listed below have already been paid and expensed or accrued and expensed by F&M. Those costs not previously paid or accrued were not considered in the preparation of the Pro Forma Unaudited Consolidated Financial Statements.

         Classification                      Amount
         --------------                     --------
         Legal                              $125,000
         Accounting                           95,000
         Financial advisor                    15,000
         Regulatory filing fees               13,000
         Other                                13,000
                                            --------
         Total                              $261,000


(A) Bancorp is offering to exchange shares of Bancorp Common Stock for outstanding shares of F&M Common Stock. The exact number of Bancorp shares to be issued (Deliverable Shares)is not yet known. It will be calculated by dividing $12,500,000 by the Average Price. In the event of the subdivision or split of the outstanding Bancorp shares, the payment of a dividend in Bancorp shares or a capital reorganization affecting the closing price for Bancorp shares during some but not all of said trading days, the number of Deliverable Shares will be adjusted proportionately so that the holders of outstanding F&M shares shall receive the number of Bancorp shares that represents the same percentage of the value of outstanding Bancorp shares at the Effective Time as would have been represented by the number of shares such shareholders would have received if the event had not occurred. Each holder of F&M shares shall be entitled to a portion of the Deliverable Shares that is equal to the number of Deliverable Shares multiplied by a fraction, the numerator of which is the number of F&M shares held by that shareholder immediately prior to the Effective Time and the denominator of which is the number of F&M shares outstanding immediately prior to the Effective Time.

         Total Deliverable Shares would equal 369,140 shares if the Merger was consummated on October 31, 1995.

(B) The par value of Bancorp Common Stock is $8.00 per share, while the F&M Common Stock is without par. The additional par value of the shares of Bancorp Common Stock issued, in the aggregate, over the par value of F&M Common Stock, in the aggregate, is transferred from surplus, as shown in the table below:

                                           F&M           Retirement of      Transfer from             F&M
                                          Actual         Treasury Stock        Surplus             Pro Forma
                                          -------        --------------     -------------          ---------
                                                                   (In thousands)
Common stock                              $   600             $ (37)            $ 2,390             $ 2,953
Surplus                                     1,200               (94)             (2,390)             (1,284)
Treasury stock, at cost                      (131)              131                   0                   0
                                          -------             -----             -------             -------
Total common stock and surplus            $ 1,669             $   0             $     0             $ 1,669
                                          =======             =====             =======             =======


         The consolidated pro forma shareholders' equity per share was calculated assuming the issuance of 369,140 shares of Bancorp Common Stock at an Average equal to $33.8625, which is the Average that would have been in effect if the Merger was effective October 31, 1995. The use of the number of shares is for illustrative purposes only and does not attempt to predict the actual number of shares to be issued in the Merger.

                            INFORMATION ABOUT BANCORP

         Information about Bancorp is included in the Bancorp Form 10-K, previously incorporated herein by reference, and in Bancorp's Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995, previously incorporated herein by reference.

                      INFORMATION ABOUT THE BUSINESS OF F&M

General

         F&M, a bank holding company, was established in 1984 and is headquartered in Rochester, Indiana, the county seat of Fulton County. The holding company's wholly owned subsidiary, Farmers & Merchants Bank, is a state-chartered commercial bank, chartered by the State of Indiana in 1934. Farmers & Merchants conducts its business through a main office and drive-up facility, both of which are located in Rochester, Indiana, and a full service branch located in Kewanna, Indiana. Its primary market area includes the cities of Rochester and Kewanna, Indiana and the contiguous area within Fulton County, Indiana. The only commercial community banking operation in the Rochester area, Farmers & Merchants' primary market area contains a diverse business and economic base of light manufacturing, recreational areas, service companies and farms.

         As of April 30, 1995, F&M had total assets of $59.2 million and total deposits of $51.4 million. It had 32 employees at October 31, 1995.

         Farmers & Merchants has operated as a traditional community bank since its founding. As with many community banks, its lending focus has been strongly real estate-oriented. At April 30, 1995, approximately 59.3% of its lending portfolio was comprised of real estate loans. The balance of its loan portfolio is comprised primarily of consumer and commercial loans. Lendable funds are obtained primarily from deposits and loan principal payments. Farmers & Merchants offers a full line of checking and NOW accounts, passbook savings, certificates of deposit and individual retirement accounts. In addition to originating loans, Farmers & Merchants invests in U.S. treasury and government agency securities, corporate notes and municipal securities.

Competition

         Farmers & Merchants competes for deposits with other commercial banks, savings associations, savings banks, credit unions and with issuers of commercial paper and other securities, such as shares in money market mutual funds. The primary factors in competing for deposits are interest rates and convenience of office location.

         In making loans, Farmers & Merchants competes with other commercial banks, savings associations, savings banks, consumer finance companies, credit unions, leasing companies, mortgage companies, and other lenders. Farmers & Merchants competes for loan originations primarily through the interest rates and loan fees it charges and through the efficiency and quality of services it provides to borrowers. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable.

Regulation

         F&M, as a bank holding company, is subject to supervision and/or regular examination by the Federal Reserve Board and the Federal Deposit Insurance Corporation (the "FDIC"). Farmers & Merchants, as a state-chartered bank, is subject to supervision and regular examination by the Indiana Department of Financial Institutions and by the FDIC.

Properties

         Farmers & Merchants operates a main office and drive-up facility in Rochester, Indiana and a branch office in Kewanna, Indiana. All offices are owned by Farmers & Merchants. F&M does not directly own any real property.

Legal Proceedings

         Neither F&M nor Farmers & Merchants is presently involved in any legal proceedings of a material nature. From time to time, Farmers & Merchants is a party to legal proceedings incidental to its business to enforce its security interest in collateral pledged to secure loans made by Farmers & Merchants.

Selected Financial Data

         The following table sets forth certain information concerning the financial condition, earnings and other data regarding F&M at the dates and for the periods indicated:

         Financial condition                                  At April 30,
         and other data:                --------------------------------------------------------
                                          1995        1994        1993        1992        1991
                                        --------------------------------------------------------
                                                         (Dollars in thousands)

         Total amount of:
           Assets                       $59,186     $60,949     $63,045     $59,458     $55,519
           Investment securities:
             Held-to-maturity            21,352      23,151      23,476      22,854      19,627
             Available-for-sale           2,775       2,940           0           0           0
           Loans receivable, net of
             unearned income and
             deferred loan fees          31,981      28,850      31,735      32,367      31,170
           Deposits                      51,424      53,591      55,903      53,051      49,112
           Shareholders' equity           7,397       7,040       6,651       5,953       5,895


         Earnings and other                                    Year ended April 30,
         data:                                 -------------------------------------------------------
                                                 1995       1994         1993        1992        1991
                                               -------------------------------------------------------
                                                       (Dollars in thousands, except per share data)
         Interest income                       $ 4,382     $ 4,657     $ 5,082      $5,241      $4,884
         Interest expense                        1,743       1,994       2,428       2,786       2,742
                                               -------     -------     -------      ------      ------
         Net interest income                     2,639       2,663       2,654       2,455       2,142
         Provision for loan losses                 184         408          86         512         145
                                               -------     -------     -------      ------      ------
         Net interest income after
           provision for loan losses             2,455       2,255       2,568       1,943       1,997
         Other income                              297         297         313         312         321
         Other expenses                          1,903       1,832       1,774       1,801       1,684
                                               -------     -------     -------      ------      ------
         Earnings before income taxes and
           cumulative effect of change
           in accounting principle                 849         720       1,107         454         634
         Income taxes                              223         148         263         208         200
                                               -------     -------     -------      ------      ------
         Net earnings                          $   626     $   572     $   844      $  246      $  434
                                               =======     =======     =======      ======      ======

         Net earnings per share                $111.12     $101.55     $149.89      $43.60      $76.18
                                               =======     =======     =======      ======      ======

         Dividends per share                   $ 30.00     $ 26.00     $ 26.00      $26.00      $26.00
         Return on equity (net earnings
           divided by average equity)             8.41%       8.22%      13.04%       4.11%       7.50%
         Return on assets (net earnings
           divided by average total assets)       1.03%       0.90%       1.34%       0.43%       0.81%

Analysis Of Net Interest Income

         The following table sets forth for the years ended April 30, 1995, 1994 and 1993 the average balances of major categories of interest earning assets and interest bearing liabilities, interest income earned and interest expense paid during such periods and the related weighted average rates for F&M.

                                                                      Year ended April 30,
                                               -----------------------------------------------------------------
                                                              1995                              1994
                                               ------------------------------   --------------------------------
                                                 Average    Interest              Average     Interest
                                               Outstanding   Earned/   Yield/   Outstanding    Earned/    Yield/
                                                 Balance      Paid      Rate      Balance       Paid       Rate
Interest-earning assets:
  Loans receivable (1)                           $30,358     $ 2,933    9.66%     $30,212      $ 3,079    10.19%
  Investment securities:
    Taxable                                       19,405       1,036    5.34%      19,037        1,120     5.88%
    Tax-exempt (2)                                 6,345         566    8.92%       5,171          474     9.16%
  Federal funds sold                                 728          40    5.46%       4,709          146     3.10%
                                                 -------     -------   ------     -------      -------    ------
  Total interest-earning assets                   56,836       4,575    8.05%      59,129        4,819     8.15%
Noninterest-earning assets:
  Allowance for loan losses                         (545)                            (537)
  Other                                            4,644                            5,079
                                                 -------                          -------
Total assets                                     $60,935                          $63,671
                                                 =======                          =======

Interest-bearing liabilities:
  Demand deposits                                $11,956         290    2.43%     $12,779          313     2.45%
  Savings deposits                                 8,314         227    2.73%       7,593          207     2.73%
  Time deposits                                   26,056       1,220    4.68%      29,912        1,469     4.91%
  Federal funds purchased                             87           6    7.07%           0            0     0.00%
  Capital lease obligations                            0           0    0.00%          46            5    11.54%
                                                 -------     -------   ------     -------      -------    ------
  Total interest-bearing liabilities              46,413       1,743    3.75%      50,330        1,994     3.96%
                                                             -------   ------                  -------    ------
Noninterest-bearing liabilities                    7,083                            6,385
                                                 -------                          -------
Total liabilities                                 53,496                           56,715
Stockholders' equity                               7,439                            6,956
                                                 -------                          -------
Total liabilities and
  stockholders' equity                           $60,935                          $63,671
                                                 =======                          =======

Net interest income;
interest rate spread                                         $ 2,832    4.30%                  $ 2,825     4.19%
                                                             =======    =====                  =======    ======

Net interest margin (net interest income as a
  percent of average interest-earning assets)                           4.98%                              4.78%
                                                                        =====                             ======

Average interest-earning assets to
average interest-bearing liabilities                                   122.5%                             117.5%
                                                                       ======                             ======


                                                        Year ended April 30,
                                                --------------------------------
                                                               1993
                                                --------------------------------
                                                  Average     Interest
                                                Outstanding    Earned/   Yield/
                                                  Balance       Paid      Rate
Interest-earning assets:
  Loans receivable (1)                            $32,470      $ 3,470   10.69%
  Investment securities:
    Taxable                                        18,594        1,242    6.68%
    Tax-exempt (2)                                  4,459          403    9.03%
  Federal funds sold                                3,348          105    3.13%
                                                  -------      -------   ------
  Total interest-earning assets                    58,871        5,220    8.87%
Noninterest-earning assets:
  Allowance for loan losses                          (487)
  Other                                             4,466
                                                  -------
Total assets                                      $62,850
                                                  =======

Interest-bearing liabilities:
  Demand deposits                                 $11,601          342    2.95%
  Savings deposits                                  6,678          218    3.26%
  Time deposits                                    32,762        1,836    5.61%
  Federal funds purchased                               0            0    0.00%
  Capital lease obligations                           259           32   12.21%
                                                  -------      -------   ------
  Total interest-bearing liabilities               51,300        2,428    4.73%
                                                               -------   ------
Noninterest-bearing liabilities                     5,073
                                                  -------
Total liabilities                                  56,373
Stockholders' equity                                6,477
                                                  -------
Total liabilities and
  stockholders' equity                            $62,850
                                                  =======

Net interest income;
interest rate spread                                           $ 2,792    4.14%
                                                               =======   ======

Net interest margin (net interest income as a
  percent of average interest-earning assets)                             4.74%
                                                                         ======

Average interest-earning assets to
average interest-bearing liabilities                                     114.8%
                                                                         ======

--------------------
(1) For purposes of these computations, nonaccrual loans are included in the average loan balances outstanding.

(2) Interest income on tax-exempt investments has been adjusted to a taxable equivalent basis using a marginal federal income tax rate of 34.0%.

Interest Income And Expense Rate/Volume Analysis

         The table below describes the extent to which changes in interest rates and changes in the volume of interest earning assets and interest bearing liabilities have affected F&M's interest income and expense during the periods indicated. For each category of interest earning assets and interest bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated proportionately to the change due to volume and the change due to rate.

                                                                    Year ended April 30,
                                               -------------------------------------------------------------
                                                      1995 vs. 1994                     1994 vs. 1993
                                               ----------------------------     ----------------------------
                                                    Increase (decrease)             Increase (decrease)
                                                         due to                           due to
                                               -----------------                -----------------
                                               Volume      Rate       Total     Volume       Rate      Total
                                               ------      -----      -----     ------      -----      -----
                                                                               (In Thousands)
         Interest income attributable to:
           Loans receivable                     $  15      $(161)     $(146)     $(234)     $(157)     $(391)
           Investment securities:
             Taxable                               21       (105)       (84)        29       (151)      (122)
             Tax-exempt (1)                       105        (13)        92         65          6         71
           Federal funds sold                    (173)        67       (106)        42         (1)        41
                                                -----      -----      -----      -----      -----      -----

           Total interest income                  (32)      (212)      (244)       (98)      (303)      (401)

         Interest expense attributable to:
           Interest-bearing demand deposits       (20)        (3)       (23)        33        (62)       (29)
           Savings deposits                        20          0         20         28        (39)       (11)
           Time deposits                         (183)       (66)      (249)      (152)      (215)      (367)
           Federal funds purchased                  6          0          6          0          0          0
           Capital lease obligations               (3)        (2)        (5)       (25)        (2)       (27)
                                                -----      -----      -----      -----      -----      -----
           Total interest expense                (180)       (71)      (251)      (116)      (318)      (434)
                                                -----      -----      -----      -----      -----      -----

         Increase (decrease) in net
           interest income                      $ 148      $(141)     $   7      $  18      $  15      $  33
                                                =====      =====      =====      =====      =====      =====

         --------------------
         (1) Interest income on tax-exempt investments has been adjusted to a taxable equivalent basis using a marginal federal income tax rate of 34.0%.

Investment Securities

         The following table sets forth the carrying amount of investment securities at April 30, 1995 and 1994:

                                           Held-to-Maturity          Available-for-Sale
                                               April 30,                   April 30,
                                         ---------------------       -------------------
                                           1995         1994          1995         1994
                                         -------       -------       ------       ------
                                                                  (In thousands)
         U.S. Treasury securities        $     0       $   500       $    0       $    0
         U.S. Government agencies         13,988        15,069        2,775        2,940
         Obligations of states and
           political subdivisions          6,861         6,819            0            0
         Other securities                    503           763            0            0
                                         -------       -------       ------       ------
         Total                           $21,352       $23,151       $2,775       $2,940
                                         =======       =======       ======       ======

         The following table presents the contractual maturities or terms to repricing of investment debt securities and the weighted average yield at April 30, 1995.

                                Due 0-1 year        Due 1-5 years     Due 5-10 years      Due after 10
                                   after                after              after           years after
                                  4-30-95              4-30-95            4-30-95            4-30-95            Totals
                               --------------     ---------------     --------------     --------------     ----------------
                               Amount   Yield      Amount   Yield     Amount   Yield     Amount   Yield     Amount     Yield
                               ------   -----     -------   -----     ------   -----     ------   -----     ------     -----
                                                                                 (In thousands)

HELD-TO-MATURITY:
U.S. Government Agencies       $  999    4.76%    $12,989    5.39%    $    0    0.00%    $    0    0.00%    $13,988    5.35%
Obligations of states and
  political subdivisions(1)       421    6.77       1,637    9.14      2,549    8.97      2,254    8.94       6,861    8.87
Other securities                  503    7.02           0    0.00          0    0.00          0    0.00         503    7.02
                               ------    ----     -------    ----     ------    ----     ------    ----     -------    ----
  Total Held-to-Maturity       $1,923    5.79%    $14,626    5.80%    $2,549    8.97%    $2,254    8.94%    $21,352    6.51%
                               ======    ====     =======    ====     ======    ====     ======    ====     =======    ====

AVAILABLE-FOR-SALE:

U.S. Government agencies       $    0    0.00%    $ 2,775    4.81%    $    0    0.00%    $    0    0.00%    $ 2,775    4.81%
                               ======    ====     =======    ====     ======    ====     ======    ====     =======    ====

--------------------
(1) Yields on tax-exempt investments have been computed on a tax equivalent basis using a marginal federal income tax rate of 34.0%.

         At April 30, 1995 there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies and corporations, in an amount greater than 10% of shareholders' equity.

Loan Portfolio

         LOAN PORTFOLIO COMPOSITION. F&M's primary lending area are the cities of Rochester and Kewanna, Indiana and the contiguous area in Fulton County, Indiana.

         The following table presents certain information in respect of the composition of F&M's loan portfolio at the dates indicated:

                                              At April 30,
                                         ---------------------
                                            1995         1994
                                         -------       -------
                                             (In thousands)
         Commercial & agricultural       $ 6,810       $ 6,711
         Real estate-construction            175           183
         Real estate-mortgage             18,778        16,244
         Installment                       6,218         5,712
                                         -------       -------
           Total loans                    31,981        28,850
         Allowance for loan losses           643           602
                                         -------       -------
           Net loans                     $31,338       $28,248
                                         =======       =======

         LOAN MATURITY SCHEDULE. The following table sets forth certain information at April 30, 1995 regarding loans maturing or repricing in F&M's portfolio, based on the earlier of contractual terms to maturity or the next scheduled repricing date for variable rate loans:

                                 Due 0-1 year    Due 1-5 years    Due 5-10 years  Due after 10
                                     after           after           after         years after
                                    4-30-95         4-30-95         4-30-95          4-30-95       Total
                                 ------------    -------------    --------------  ------------     ------
                                                                  (In thousands)
Commercial and agricultural          $4,830          $1,415            $565            $0          $6,810
Real estate-construction                175               0               0             0             175
                                     ------          ------            ----            --          ------
Total                                $5,005          $1,415            $565            $0          $6,985
                                     ======          ======            ====            ==          ======

         The following table sets forth the dollar amount of all loans due after one year after April 30, 1995 that have predetermined interest rates and have floating or adjustable interest rates:

                                        Predetermined      Floating or
                                           rates         adjustable rates
                                        -------------    ----------------
                                                  (In thousands)
         Commercial & agricultural          $1,980               $0
         Real estate-construction                0                0
                                            ------               --
         Total                              $1,980               $0
                                            ======               ==


         DELINQUENT LOANS AND NONPERFORMING ASSETS. All loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the collection of interest is doubtful. Loans are classified as restructured when management, to protect its investment, grants concessions that would not otherwise be considered to a debtor. Other real estate owned ("OREO") represents real estate acquired by F&M as a result of loan defaults by customers. The following table summarizes F&M's nonaccrual loans, restructured loans, OREO and past due loans at April 30, 1995 and 1994:

                                                   At April 30,
                                               ------------------
                                               1995          1994
                                               ----          ----
                                                 (In thousands)
         Nonaccrual loans                      $646          $527
         Restructured loans                       0             0
         Other real estate owned                  0           128
                                               ----          ----
           Total nonperforming assets          $646          $655
                                               ====          ====

         Accruing loans past due
           90 days or more                     $192          $140
                                               ====          ====

         Interest income which would have been recorded under the original terms of nonaccrual loans and the interest income actually recognized are summarized below:

                                            Year ended April 30,
                                             1995         1994
                                             ----         ----
                                               (In thousands)
         Interest income which would
           have been recorded                 $59          $57
         Interest income recognized             0            0
                                              ---          ---
         Interest income foregone             $59          $57
                                              ===          ===

         At April 30, 1995 F&M did not have any loans not currently classified as nonaccrual or 90 days past due and accruing where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may result in future disclosure of such loans.

         ALLOWANCE FOR LOAN LOSSES. F&M maintains an allowance to absorb anticipated losses on loans. Additions to the allowance for loan losses are charged to the provision for loan losses on the statement of income. Management reviews on a quarterly basis the allowance for loan losses as it relates to a number of relevant factors, including, but not limited to, trends in the level of nonperforming assets, current and anticipated economic conditions in the primary lending area, past loss experience, loan concentrations, composition of the loan portfolio and possible losses arising from specific problem loans. While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in evaluating the adequacy of the allowance for loan losses.

         The following table sets forth an analysis of F&M's allowance for loan losses for the periods indicated:

                                                          Year ended April 30,
                                                  ---------------------------------
                                                  1995           1994          1993
                                                  ----           ----          ----
                                                           (In thousands)
         Balance at beginning of period           $602           $489          $491
         Charge-offs:
           Commercial and agricultural              28            243            42
           Real estate-construction                  0              0             0
           Real estate-mortgage                     76             16             3
           Installment                             105             99           112
                                                  ----           ----          ----
             Total charge-offs                     209            358           157

         Recoveries:

           Commercial and agricultural               8              2            27
           Real estate-construction                  0              0             0
           Real estate-mortgage                      2             22            14
           Installment                              56             39            28
                                                  ----           ----          ----
             Total recoveries                       66             63            69

         Net charge-offs (recoveries)              143            295            88
         Provision for loan losses                 184            408            86
                                                  ----           ----          ----
         Balance at end of period                 $643           $602          $489
                                                  ====           ====          ====

         Ratio of net charge-offs during
           the period to average loans
           outstanding during the period          0.47%          0.98 %        0.27%
                                                  ====           ====          ====

         The following table provides an allocation of F&M's allowance for loan losses by category for the periods indicated. The allowance can be allocated by category only on an approximate basis. The allocation of allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

                                                 At April 30,
                                              1995          1994
                                              ----          ----
                                                (In thousands)
         Commercial and agricultural          $158          $253
         Real estate-construction                0             0
         Real estate-mortgage                  262           187
         Installment loans                     129            98
         Unallocated                            94            64
                                              ----          ----
         Total                                $643          $602
                                              ====          ====


Deposits

         Deposits have traditionally been the primary source of F&M's funds for use in lending and other investment activities. Deposits are attracted principally within the cities of Rochester and Kewanna, Indiana and the contiguous area in Fulton County, Indiana through the offering of a broad selection of deposit instruments, including checking and NOW accounts, money market deposit accounts, regular passbook savings accounts, term certificate accounts and retirement savings plans. F&M does not presently use brokers to attract deposits.

         The following table presents the average balance of and the average rate paid on various deposit categories for the periods indicated:

                                                                      Year ended April 30,
                                                      ---------------------------------------------
                                                              1995                      1994
                                                      ----------------------     ------------------
                                                      Average       Average      Average    Average
                                                      Balance         Rate       Balance     Rate
                                                      -------      ---------     -------    -------
                                                                         (In thousands)
         Noninterest bearing demand deposits          $ 6,703                    $ 6,030
         Interest bearing demand deposits              11,956           2.43%     12,779      2.45%
         Savings deposits                               8,314           2.73       7,593      2.73
         Time deposits                                 26,056           4.68      29,912      4.91
                                                      -------      ---------     -------      ----
         Total                                        $53,029           3.27%    $56,314      3.53%
                                                      =======      =========     =======      ====

         The following table presents the amount of F&M's time deposits of $100,000 or more by the time remaining until maturity as of April 30, 1995:

         Maturity                            April 30, 1995
         --------                            --------------
                                             (In thousands)
         Three months or less                    $  350
         Over three through six months              100
         Over six through twelve months             100
         Over twelve months                         560
                                                 ------
         Total                                   $1,110
                                                 ======


Return On Equity And Assets

         The following table sets forth certain performance ratios of F&M for the periods indicated:

                                                          Year ended April 30,
                                                         ----------------------
                                                          1995            1994
                                                         ------          ------
         Return on assets (net income
           divided by average total assets)               1.03%           0.90%

         Return on equity (net income
           divided by average equity)                     8.41%           8.22%

         Dividend payout ratio (dividends
           declared per share divided by
           net income per share)                         27.00%          25.60%

         Equity to assets ratio (average
           equity divided by average assets)             12.21%          10.92%

                     INFORMATION ABOUT THE MANAGEMENT OF F&M

F&M's Board Of Directors

         F&M currently has a Board of Directors consisting of seven persons, each serving for a term of one year. The following persons are serving on F&M's Board of Directors:

                                                             Year First         Term
         Name                                    Age(1)   Elected Director    Expires
         ----                                    ------   ----------------    -------
         WENDELL B. BEARSS                         65          1987            1996
         Farmer

         H. ROBERT BRADLEY                         77          1958            1996
         Retired Farmer

         CAROL J. BRIDGE                           56          1987            1996
         Secretary-Treasurer,
         Rochester Telephone Company

         WILLIAM J. GORDON                         60          1987            1996
         President/CEO of F&M and
         Farmers & Merchants Bank

         J. FREDERICK HOFFMAN                      73          1990            1996
         Partner, Law firm of
         Hoffman, Luhman & Busch

         ROBERT E. PETERSON                        65          1984            1996
         Chairman of the Board of F&M/
         Senior Partner, Law Firm of
         Peterson & Waggoner

         V. LORENE RAUSCHKE                        73          1975            1996
         Retired

         -------------------------
         (1)      As of October 31, 1995.

Board Meetings And Committees

         The Board of Directors meets the second Wednesday of each month for regular meetings. Additional special meetings may also be held from time to time. During the year ended April 30, 1995 the Board of Directors met 12 times for regular and special meetings.

         The Board of Directors has the following committees:

         Committee                 Members                    Function
         --------------------      --------------------       -----------------------------------------------------------
         Trust                     All Directors              Meets monthly after regular board meeting to review all
                                                              trust activity and specific accounts.

         Loan                      William J. Gordon          Meets on an as-needed basis to review and act upon loan
                                   Wendell B. Bearss          requests of $50,000 or more.  The committee also makes
                                   V. Lorene Rauschke         recommendations to the full board of directors when
                                   Robert E. Peterson         necessary.

         Asset & Liability         William J. Gordon          Meets monthly to discuss and monitor Farmers & Merchants
         Management                V. Lorene Rauschke         rate sensitive assets and liabilities.  This committee also
                                   Wendell B. Bearss          adjusts the rates of such assets and liabilities. The
                                                              following F&M and/or Farmers and Merchants officers,
                                                              who are not members of the Board of Directors, are also
                                                              members of this committee: Michael R. Terrone, George
                                                              R. Hoover, Harry J. Richter and Dean A. Dolph.

         Community Reinvestment    William J. Gordon          Meets on an as needed basis to monitor Farmers & Merchants
         Act                       V. Lorene Rauschke         compliance with the Community Reinvestment Act, the intent
                                   Wendell B. Bearss          of which is to encourage financial institutions to assess
                                                              and meet the credit needs of their local communities,
                                                              including low to moderate income areas. The following F&M
                                                              and/or Farmers and Merchants officers, who are not members of the Board of Directors are also members of this
                                                              committee: Michael R. Terrone, George R. Hoover, Harry J.
                                                              Richter and Dean A. Dolph.

         Salary                    Carol J. Bridge            Meets annually to review bank staff evaluations and
                                   J. Frederick Hoffman       and appraisals and to make wage adjustments.  Michael R.
                                                              Terrone, who is an officer of F&M and Farmers & Merchants
                                                              but not a member of the Board of Directors, is also a
                                                              member of this committee.

         Compliance & Audit        Robert E. Peterson         This committee is a temporary committee formed in August
                                   V. Lorene Rauschke         1993 to monitor compliance with the terms of a Memorandum
                                   Wendell B. Bearss          of Understanding ("MOU") entered into with the Indiana
                                   Carol J. Bridge            Department of Financial Institutions and the FDIC.  The
                                                              committee met monthly during the period that the MOU was in effect. The FDIC released Farmers & Merchants from the
                                                              requirements of the MOU in June 1994 and the Indiana
                                                              Department of Financial Institutions released Farmers &
                                                              Merchants from the terms of the MOU in November 1994, at
                                                              which time this committee became inactive. For more
                                                              information about the MOU, see note 11 to the April 30,
                                                              1995 Consolidated Financial Statements of F & M Bancorp and
                                                              Subsidiary.

         Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and the meetings of committees of the Board of Directors on which he/she served.

Director Compensation

         During the twelve months prior to December 31, 1994, each director received an annual fee of $3,600 for serving on the Board of Directors. Members of the Loan Committee received an additional $1,000 for serving on that committee and members of the Compliance & Audit Committee received an additional $1,500.

Executive Officers Of F&M

         The table below sets forth certain information with respect to the executive officers of F&M with additional information being provided in the following narrative section on each officer.

         Name                          Age(1)    Position with F&M
         -------------------------     ------    -----------------
         Robert E. Peterson              65      Chairman of the Board

         William J. Gordon               60      President/CEO

         George R. Hoover                57      Secretary-Treasurer

         Michael R. Terrone              48      Vice President

         -------------------------
         (1)  As of October 31, 1995.

         ROBERT E. PETERSON was first elected to F&M's Board of Directors in 1984 and became Chairman in June 1995. Mr. Peterson is a senior partner of the law firm of Peterson & Waggoner, where he has been affiliated for thirty years. He was an Indiana State Senator from 1961 to 1968 and from 1977 to 1980. He was Assistant Minority Leader during 1979 and 1980. He was also Fulton County Auditor from 1957 to 1960 and was a farmer from 1954 to 1956. Mr. Peterson is a veteran of the Korean War. He graduated from Purdue University in 1952 with a Bachelor of Science Degree in Agriculture and earned a Doctor of Jurisprudence degree in 1964 from Indiana University. He is a member of the Fulton County, Indiana State and American Bar Associations and was a member of the Indiana Bar Association's Board of Managers from 1983 to 1985. Mr. Peterson is a member of the First Baptist Church and is a former member of the State Board of Managers for the Judian Association of American Baptist Churches. He is a member and former lieutenant governor of the Rochester Kiwanis and is also a former president of the Indiana University Law Alumni Association. He is also a member of the Masonic Lodge, American Legion, VFW and Indiana Historical Society.

         WILLIAM J. GORDON started his banking career at Farmers & Merchants in October 1959 as a teller. He held the positions of Assistant Cashier, Cashier, Vice President and Senior Vice President before his appointment in June 1995 as President and CEO of F&M and Farmers & Merchants. He is a member and past president of the Rochester Rotary Club and is a member of the Rochester Elks Lodge, Rochester Moose Lodge, Rochester High School Athletic Boosters and the Rochester Chamber of Commerce. Mr. Gordon is a member of the First Christian Church, where he has served as a deacon and elder and is a 35 year member of the church choir.

         GEORGE R. HOOVER joined Farmers & Merchants as a teller in February 1969. He has served as Assistant Cashier and Cashier and was appointed to his present position of Vice President-Cashier of Farmers & Merchants in April 1984. He was appointed to the position of Secretary-Treasurer of F&M in September 1984. Mr. Hoover is a member of Grace United Methodist Church, where he is a member of the church choir and is secretary of the Administration Board. He previously served as financial secretary of Grace.

         MICHAEL R. TERRONE joined Farmers & Merchants as Assistant Cashier in July 1980. He was appointed to the position of Assistant Vice President of Farmers and Merchants in January 1985 and was appointed a Vice President of F&M in April 1988. Mr. Terrone is responsible for the overall daily operation of F&M, including teller and branch operations, bookkeeping and lending functions. Mr. Terrone has a Bachelor of Science Degree in Business Administration from the University of Maryland and is a graduate of the Graduate School of Banking at the University of Wisconsin. He is a current board member and past president of Lake Manitou Association, Inc. and is a current board member and vice president of the Rochester Athletic Booster Club. Mr. Terrone is a current board member of the Fulton Economic Development Commission. He is a past board member of the Rochester & Lake Manitou Chamber of Commerce and a past treasurer of the Rochester Kiwanis Club. He is also an instructor for the Junior Achievement of Fulton County. He is a member of St. Joseph Catholic Church.

Executive Compensation

         CASH COMPENSATION. No executive officer of F&M other than Richard Mitchell received more than $100,000 in salary and bonus payments during the year ended December 31, 1994. The following table sets forth certain information as to the cash compensation received by Richard Mitchell, who retired as President and CEO on June 20, 1995, during the nine months ended September 30, 1995 and the years ended December 31, 1994 and 1993.

                                      SUMMARY COMPENSATION TABLE

         Name and                                                  All Other
          Principal Position    Year     Salary       Bonus       Compensation
         -------------------    ----    -------       -----       ------------
         Richard Mitchell       1995    $46,042      $ 9,029      $25,000 (1)
         Former President/CEO   1994     92,086        9,208        4,600 (2)
                                1993     89,400        9,835        4,600 (2)

         --------------------
         (1)  Represents a retirement bonus.

         (2) Represents fees received for serving on the Board of Directors and the Loan Committee.

         RETIREMENT PLAN. Farmers and Merchants sponsors a contributory target benefit pension plan covering substantially all employees who meet certain age and service requirements. Farmers and Merchants' contribution and expense for the Retirement Plan are determined annually by a formula as defined in the plan. After completion of five years of service, the Retirement Plan provides for a 100% vested interest. In general, distributions from the plan are made only at retirement, death, disability, termination of employment or termination of the Retirement Plan.

         The following table sets forth the amounts that are payable to persons in selected remuneration and service classifications under F&M's retirement plan:

                                                 RETIREMENT PLAN TABLE
                                          ESTIMATED ANNUAL BENEFITS (1) (2) (3)

                                                  Years of Service
                             -----------------------------------------------------------
         Remuneration           15           20           25           30           35
         ------------        --------     --------     --------     --------     -------
         $25,000             $ 4,875      $ 6,500      $ 8,125      $ 9,750      $11,375

         $50,000              10,500       14,000       17,500       21,000       24,500

         $75,000              16,125       21,500       26,875       32,250       37,625

         $100,000             21,750       29,000       36,250       43,500       50,570

         --------------------
         (1) Pension amounts shown under the foregoing table are computed on a straight-line annuity basis prior to deduction for Social Security benefits. There is no Social Security benefit offset.

         (2) The normal monthly retirement benefit at the normal retirement age (65), effective January 1, 1994 is 1.0% of the average monthly compensation multiplied by years of service (maximum of 35), plus .5% of average monthly compensation minus $833.33 ($10,000 annually) multiplied by years of service (maximum of 35). Average monthly compensation is the average monthly compensation for the highest five consecutive years which produce the highest monthly average within the last ten years.

         (3) Mr. Mitchell had 11 years of credited service at December 31, 1994 for the purposes of computing a benefit under this Retirement Plan.

CERTAIN TRANSACTIONS WITH F&M

         At April 30, 1995, certain directors and executive officers of Farmers & Merchants and members of the immediate families of such directors and executive officers were indebted to Farmers & Merchants in the aggregate amount of $47,926, constituting all indebtedness outstanding to directors, executive officers or their respective affiliates. Such indebtedness was incurred in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. All such loans were current at April 30, 1995 and are not considered to involve more than the normal risk of collectibility or to present other unfavorable features. No affiliate of F&M is currently indebted to F&M or was indebted to F&M at April 30, 1995.

                                  F & M BANCORP
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                    YEARS ENDED APRIL 30, 1995, 1994 AND 1993

         The following discussion provides information about the Company's financial condition and results of operations which may not otherwise be apparent from the consolidated financial statements included elsewhere herein. This discussion should be read in conjunction with the consolidated financial statements and the related footnotes.

Earnings Summary

         Consolidated net income for F & M Bancorp (the "Company") for the year ended April 30, 1995 totaled $626,000 ($111.12 per share), an increase of $54,000 or 9% over the $572,000 ($101.55 per share) earned during the same period in 1994. The 1994 earnings were lower than 1993 earnings of $844,000 ($149.89 per share) by $272,000 or 32%. Cash dividends declared per share amounted to $30 in 1995 and $26 in 1994 and 1993.

Results Of Operations - 1995 Versus 1994

         Net interest income for 1995 was $2,639,000, a decrease of $24,000 or 1% from 1994. This modest decrease in net interest income resulted from a decrease in interest income of $276,000 offset by a decrease in interest expense of $252,000. Although a small decrease in net interest income occurred in 1995 as compared to 1994, the net interest margin (on a tax equivalent basis) improved to 4.98% in 1995 as compared to 4.78% in 1994 due primarily to a reduction in lower yielding earning assets and maturities of higher rate time deposits.

         The overall yield on average earning assets in 1995 was 8.05% as compared to 8.15% in 1994. The yields on loans and investment securities decreased. These decreases were partially offset by an increase in the yield on federal funds sold. In addition to a decrease in yields, average earning assets (on a tax equivalent basis) decreased nearly 4% or $2,292,000 as compared to 1994. However, the decrease was only attributable to federal funds sold as loans and investment securities had modest increases.

         The decrease in interest expense of $252,000 is partially attributable to a decrease in volume (accounting for $180,000) and partially attributable to a decline in interest rates paid (accounting for $72,000). Average interest-bearing liabilities declined $3,917,000 or nearly 8%, with time deposits decreasing $3,856,000. Overall rates paid on interest-bearing liabilities decreased from 3.96% in 1994 to 3.75% in 1995 with the decrease principally related to time deposits.

         Based on the current interest rate environment and the local competition for deposits, management anticipates the net interest margin may decline as higher yielding assets continue to pay down and are replaced with lower yielding assets. In addition, the competition for deposits may not allow for a similar decline in interest rates paid.

         At April 30, 1995, net loans amounted to $31,338,000, an increase of 11% over net loans of $28,248,000 at April 30, 1994. The increase in loans was funded by a decrease in cash and cash equivalents and a decrease in securities held-to-maturity. Of the $3,090,000 increase in net loans, $2,527,000 was related to net growth in real estate loans. Management expects loan demand to continue as the local market has remained stable with little change in major employers and their employee bases.

         Securities totaled $24,127,000 at April 30, 1995 which represents a decrease of $1,963,000 or 8% from total securities of $26,090,000 at April 30, 1994. The decrease in securities is the result of proceeds from maturities being used to finance other needs and not due to the sale of securities.

         Total deposits at April 30, 1995 amounted to $51,424,000, a decrease of $2,167,000 or 4% over total deposits of $53,591,000 at April 30, 1994. This decrease was primarily through a $2,125,000 decrease in time deposits. The decrease in deposits was financed in part through a decrease in cash and cash equivalents and through the proceeds from maturities of investment securities. A portion of the decline in time deposits is believed to be attributable to lower rates offered on new certificates of deposits as compared to local competition. Management believes that such run-off has been slowed or stabilized and increased net interest income as most of these deposits were invested in low-yielding overnight funds (federal funds sold).

         The provision for loan losses which was charged to operations was based on the growth of the loan portfolio, the amount of charge-offs incurred and management's estimation of losses based on an evaluation of portfolio risk and economic factors. The provision for loan losses was $184,000 in 1995 as compared to $408,000 in 1994, or a decrease of $224,000. The decrease in the loan loss provision is partially a result of improved loss experience. Gross charge-offs in 1995 were $209,000 as compared to 1994 amounts totaling $358,000, or a decrease of $149,000. In 1994, one commercial credit incurred a charge-off of $200,000. At April 30, 1995, the allowance for loan losses was $643,000 or 2.01% of total loans, compared to $602,000 or 2.09% of total loans at April 30, 1994.

         Non-performing loans increased to $838,000 (or 2.6% of total loans) at April 30, 1995 from $667,000 (or 2.3% of total loans) at April 30, 1994. Management believes the allowance for loan losses balance at April 30, 1995 is adequate to absorb losses that may occur on these and other loans.

         Total non-interest income remained stable in 1995 as compared to 1994. Service charges on deposits decreased 3%, or $5,000 to $193,000 in 1995 from $198,000 in 1994.

         Total non-interest expense increased $71,000 or 4% to $1,903,000 in 1995. This increase was primarily a result of an increase in salaries and employee benefits of $40,000 or 4%, occupancy expense of $26,000 or 13% and other operating expenses of $45,000 or 23%, offset by a decrease of $35,000 or 63% in electronic data processing expenses due to certain capital lease obligations on computer equipment expiring in 1994.

         Income tax expense for the year ended April 30, 1995 was $223,000, an increase of $75,000 or 51% from 1994. This increase is primarily due to an increase in income before income taxes in 1995 as compared to 1994.

Results Of Operations - 1994 Versus 1993

         Net interest income for 1994 was $2,663,000, an increase of $9,000 or 0.3% from 1993. This modest increase in net interest income resulted from a decrease in interest expense of $434,000 and a decrease in interest income of $425,000. In addition, the net interest margin (on a tax equivalent basis) improved to 4.78% in 1994 as compared to 4.74% in 1993.

         The overall yield earned on average earning assets in 1994 was 8.15% as compared to 8.87% in 1993. The 1994 yield on each category of earning assets declined from the 1993 levels. Average earning assets had a modest increase of $256,000 compared to the prior year. However, the mix shifted from higher earning loan assets (a decrease of $2,258,000) to lower earning assets such as investment securities and federal funds sold.

         The decrease in interest expense of $434,000 is partially attributable to a decrease in volume (accounting for $116,000) and partially attributable to a decline in interest rates paid (accounting for $318,000). Average interest-bearing liabilities declined $969,000 or nearly 2%. The mix of the deposit base also shifted as average time deposits declined $2,850,000, which was offset by increases in the average balances in lower rate interest-bearing demand deposits and savings deposits. Overall rates paid on interest-bearing liabilities decreased from 4.73% in 1993 to 3.96% in 1994.

         The provision for loan losses which was charged to operations was based on the amount of charge-offs incurred and management's estimation of losses based on an evaluation of portfolio risk and economic factors. The provision for loan losses was $408,000 in 1994 compared with $86,000 in 1993, or an increase of $322,000. The increase in the loan loss provision is partially a result of increased charge-offs. Gross charge-offs in 1994 were $358,000 as compared to 1993 amounts totaling $157,000, or an increase of $201,000. In 1994, one commercial credit incurred a charge-off of $200,000. At April 30, 1994, the allowance for loan losses was $602,000 or 2.09% of total loans compared to $489,000 or 1.54% of total loans at April 30, 1993.

         Non-performing loans increased modestly to $667,000 at April 30, 1994 from $644,000 at April 30, 1993. Management believes the allowance for loan losses balance at April 30, 1994 is adequate to absorb losses that may occur on these and other loans.

         Total non-interest income remained relatively constant, declining by 5% from $313,000 in 1993 to $297,000 in 1994. However, service charges on deposits, the major component of non-interest income, increased 9% or $17,000 to $198,000 in 1994 from $181,000 in 1993. This is primarily due to an increase in transaction-based accounts.

         Total non-interest expense increased $58,000 or 3% to $1,832,000 in 1994. In 1994, losses on the sale of assets were $38,000 and no such losses were incurred in 1993.

         Income tax expense for the year ended April 30, 1994 was $148,000, a decrease of $115,000 or 44% from 1993. This decrease is primarily attributable to a decrease in income before income taxes in 1994 as compared to 1993.

Liquidity

         The Company manages its primary liquidity position to provide funding at the lowest possible cost for anticipated loan demand and/or deposit run-off that occurs in the regular course of business. Such sources of liquidity are: federal funds purchased, lines with correspondent banks and maturities from the securities held-to- maturity portfolio. At April 30, 1995, scheduled maturities over the next twelve months total $1,923,000.

         The Company manages a secondary liquidity position to provide funding in the event of unanticipated loan demand and/or deposit run-off. Management maintains approximately 12% or $2,775,000 of its securities portfolio as available-for-sale as of April 30, 1995. This designation provides additional liquidity to fund abnormal loan demand, or to manage unanticipated run-off of deposits. These securities are readily marketable as they are U.S. federal agency securities directly or indirectly guaranteed by the Federal government.

         The following is a brief description of the sources and uses of funds for the periods indicated:

         During the year ended April 30, 1995, there was a net decrease of $2,764,000 in cash and cash equivalents. The major uses of cash during the period included the funding of a $3,274,000 increase in loans, a $2,168,000 decrease in deposits, and a $1,488,000 purchase of securities held-to-maturity. Major sources of funds consisted of:
         $1,027,000 from operating activities and maturing securities of $3,180,000.

         During the year ended April 30, 1994, there was a net decrease of $1,692,000 in cash and cash equivalents. The major uses of cash during the period included the purchase of securities totaling $15,897,000 and a $2,312,000 decrease in deposits. Major sources of funds were:
         $1,098,000 from operating activities, maturing securities of $13,151,000 and a decline in loans of $2,524,000.

         During the year ended April 30, 1993, there was a net increase of $3,601,000 in cash and cash equivalents. The major use of cash during the period included the purchase of securities totaling $9,998,000. Major sources of funds were: $1,116,000 from operating activities, maturing securities of $9,280,000, a decline in loans of $544,000, and an increase of deposits of $2,852,000.

Interest Rate Sensitivity

         The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period, if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income. The following table illustrates the asset (liability) funding gaps for selected time periods as of April 30, 1995.

                        INTEREST SENSITIVITY GAP ANALYSIS

                                                                   Repricing Or Maturing Within
                                                --------------------------------------------------------------------------------
                                                Within          4-6             7-12           1-5          Over 5
                                                3 Months       Months          Months         Years          Years        Total
                                                --------       --------       --------       --------       -------      -------
                                                                      (Dollars in thousands)
Interest-earning assets:
  Loans receivable,
    net of unearned income                      $  1,658       $      0       $  3,517       $  9,202       $17,604      $31,981
  Investment securities held-to-maturity:
    Taxable                                          251              0          1,252         12,989             0       14,492
    Tax exempt                                         0              0            421          1,637         4,802        6,860
  Investment securities available-for-sale:
    Taxable                                            0              0              0          2,775             0        2,775
                                                --------       --------       --------       --------       -------      -------
  Total interest-earning assets                    1,909              0          5,190         26,603        22,406       56,108

Interest-bearing liabilities:
  Demand deposits (1)                             11,418              0              0              0             0       11,418
  Savings deposits (1)                             7,799              0              0              0             0        7,799
  Time deposits:
    Less than $100,000                             3,951          3,972          5,453         10,911            22       24,309
    $100,000 or more                                 350            100            100            560             0        1,110
                                                --------       --------       --------       --------       -------      -------

Total interest-bearing liabilities                23,518          4,072          5,553         11,471            22       44,636
                                                --------       --------       --------       --------       -------      -------

Rate sensitivity gap                            $(21,609)      $ (4,072)      $   (363)      $ 15,132       $22,384      $11,472
                                                ========       ========       ========       ========       =======      =======

Cumulative gap                                  $(21,609)      $(25,681)      $(26,044)      $(10,912)      $11,472
                                                ========       ========       ========        =======       =======

Cumulative gap as a percentage of
  earning assets                                  (38.51)%       (45.77)%       (46.42)%      (19.45)%        20.44%
                                                ========       ========       ========        =======       =======

--------------------------
(1) Savings and interest-bearing demand deposit accounts are subject to immediate withdrawal and may be repriced on an immediate basis. Therefore, these accounts are shown within the 3 months category. However, based on past experience, management anticipates the majority of these accounts to remain with the Company beyond one year.

Capital Management

         Total shareholders' equity was $7,397,000 as of April 30, 1995, an increase of $357,000 over total shareholders' equity of $7,040,000 as of April 30, 1994. The increase in total shareholders' equity was due to 1995 net income of $626,000 partially offset by dividends declared of $169,000. In addition, the overall increase in equity was offset by the effects of SFAS No. 115, Accounting for Certain Debt and Equity Securities adopted by the Company on April 30, 1994. The effect of accounting for securities available-for-sale under SFAS No. 115 decreased equity $100,000, net of tax of $65,000, through an increase in the unrealized loss on securities available-for-sale. Cash dividends per common share outstanding increased 15% to $30 per share in 1995 from $26 per share in 1994.

         Restrictions exist regarding the ability of the subsidiary bank to transfer funds to the Company in the form of cash dividends, loans or advances. (See Note 1 to the consolidated financial statements.) These restrictions have had no major impact on the Company's dividend policy or operations and are not anticipated to have any major impact in the future.

         The Company's bank subsidiary remains above the minimum capital requirements at April 30, 1995 for a well capitalized bank. At April 30, 1995, management is not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material adverse effect on the Company's liquidity, capital management or operations.

Inflation

         For a financial institution, the effects of price changes and inflation can vary substantially. Inflation affects the growth of total assets, but it is difficult to assess its impact since neither the timing nor the magnitude of the changes in the consumer price index (CPI) coincides with changes in interest rate. The price of one or more of the important components of the CPI may fluctuate considerably and thereby influence the overall CPI without having a corresponding affect on interest rates or upon the cost of those goods and services normally purchased by the Corporation. In years of high inflation and high interest rates, intermediate and long-term fixed interest rates tend to increase, thereby adversely impacting the market values of investment securities, mortgage loans and other long-term fixed rate loans, In addition, higher short-term interest rates caused by inflation tend to increase the cost of funds. In other years, the reverse situation may occur.

                           F&M BANCORP AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS





                                    CONTENTS


REPORT OF INDEPENDENT AUDITORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-2


CONSOLIDATED FINANCIAL STATEMENTS

   CONSOLIDATED BALANCE SHEETS - April 30, 1995 and 1994   . . . . . . . . . . . . . . . . . . . . . . . .  F-3

   CONSOLIDATED STATEMENTS OF INCOME - Years ended
    April 30, 1995, 1994 and 1993   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-4

   CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS'
    EQUITY - Years ended April 30, 1995, 1994 and 1993    . . . . . . . . . . . . . . . . . . . . . .  . . .F-5

   CONSOLIDATED STATEMENTS OF CASH FLOWS - Years ended
    April 30, 1995, 1994 and 1993   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . .F-6

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-7

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
F&M Bancorp
Rochester, Indiana


We have audited the accompanying consolidated balance sheets of F&M Bancorp (the Company) and Subsidiary as of April 30, 1995 and 1994 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of F&M Bancorp and Subsidiary as of April 30, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for income taxes effective May 1, 1993 and for securities effective April 30, 1994.





                                                Crowe, Chizek and Company

South Bend, Indiana
July 7, 1995, except for
Note 14, as to which the
date is September 11, 1995

                           F&M BANCORP AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                            April 30, 1995 and 1994


                                                                                 1995               1994
                                                                                 ----               ----
ASSETS
Cash and due from banks (Note 10)                                         $     1,813,747     $    2,677,519
Federal funds sold                                                                      -          1,900,000
                                                                          ---------------     --------------
    Cash and cash equivalents                                                   1,813,747          4,577,519
Securities available-for-sale (Note 2)                                          2,774,687          2,939,687
Securities held-to-maturity (fair value of $20,740,000
  in 1995 and $22,826,000 in 1994) (Note 2)                                    21,352,059         23,150,580
Total loans (Note 3)                                                           31,980,708         28,849,565
    Allowance for loan losses (Note 4)                                          (643,008)          (602,038)
                                                                          --------------      -------------
         Net loans                                                            31,337,700         28,247,527
Premises and equipment, net (Note 5)                                             869,768            891,075
Accrued interest receivable                                                      688,273            703,490
Other assets                                                                     350,184            439,279
                                                                         ---------------     --------------

                                                                         $    59,186,418     $   60,949,157
                                                                         ===============     ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
    Deposits
         Noninterest-bearing                                             $     6,787,505     $    6,350,484
         Interest-bearing (Note 6)                                            44,636,343         47,240,869
                                                                         ---------------     --------------
                                                                              51,423,848         53,591,353
    Accrued interest payable                                                     261,448            258,714
    Other liabilities                                                            103,971             59,022
                                                                         ---------------     --------------
                                                                              51,789,267         53,909,089

Commitments, off-balance sheet risk and contingencies
  (Notes 10 and 14)

Shareholders' equity
    Common stock:  no par value; 6,000 shares
      authorized and issued                                                      600,000            600,000
    Additional paid-in capital                                                 1,200,000          1,200,000
    Retained earnings                                                          5,863,967          5,407,006
    Treasury stock, at cost, 367 shares                                         (130,750)          (130,750)
    Net unrealized loss on securities available-for-sale,
      net of tax of $89,247 in 1995 and $24,125 in 1994                         (136,066)           (36,188)
                                                                         ---------------     --------------

                                                                               7,397,151          7,040,068
                                                                         ---------------     --------------

                                                                          $   59,186,418     $   60,949,157
                                                                         ===============     ==============





          See accompanying notes to consolidated financial statements.

                           F&M BANCORP AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                   Years ended April 30, 1995, 1994 and 1993


                                                                    1995            1994            1993
                                                                    ----            ----            ----
                                                                                                 (Unaudited)
INTEREST INCOME
    Interest and fees on loans                                 $    2,933,141  $   3,078,959   $   3,469,739
    Interest and dividends on securities
         Taxable                                                    1,035,418      1,120,040       1,242,375
         Non-taxable                                                  373,686        312,650         265,853
    Interest on federal funds sold                                     39,766        145,946         104,710
                                                               --------------  -------------   -------------
                                                                    4,382,011      4,657,595       5,082,677
INTEREST EXPENSE
    Deposits (Note 6)                                               1,736,585      1,988,969       2,396,527
    Other                                                               6,176          5,310          31,596
                                                               --------------  -------------   -------------
                                                                    1,742,761      1,994,279       2,428,123
                                                               --------------  -------------   -------------

NET INTEREST INCOME                                                 2,639,250      2,663,316       2,654,554

Provision for loan losses (Note 4)                                    183,615        408,231          86,000
                                                               --------------  -------------   -------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                 2,455,635      2,255,085       2,568,554

Other income
    Service charges on deposits                                       192,875        198,290         181,190
    Other service charges and fees                                     70,630         48,366          55,091
    Rental income                                                      17,107         16,941          17,702
    Other income                                                       15,968         33,522          58,849
                                                               --------------  -------------   -------------
                                                                      296,580        297,119         312,832
Other expenses
    Salaries and employee benefits (Note 8)                         1,099,850      1,059,701       1,032,047
    Occupancy expense                                                 233,085        207,091         230,579
    FDIC assessment                                                   134,445        142,981         133,780
    Electronic data processing services                                20,554         55,249          29,919
    Advertising and marketing                                          37,028         36,208          39,140
    Supplies and postage expense                                       90,897         95,909          75,238
    Loss on sale of assets                                             45,147         37,995               -
    Other operating expenses                                          242,201        197,131         233,451
                                                               --------------  -------------   -------------
                                                                    1,903,207      1,832,265       1,774,154
                                                               --------------  -------------   -------------

INCOME BEFORE INCOME TAX EXPENSE                                      849,008        719,939       1,107,232

Income tax expense (Note 9)                                           223,057        147,910         262,900
                                                               --------------  -------------   -------------


NET INCOME                                                     $      625,951  $     572,029   $     844,332
                                                               ==============  =============   =============

Earnings per common share (Note 1)                             $      111.12   $      101.55   $      149.89
                                                               =============   =============   =============





          See accompanying notes to consolidated financial statements.

                           F&M BANCORP AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                   Years ended April 30, 1995, 1994 and 1993




                                                                                       Net
                                                                                   Unrealized
                                                                                      Loss
                                          Additional                              on Securities     Total
                              Common       Paid-In        Retained     Treasury    Available-  Shareholders'
                              Stock        Capital        Earnings       Stock      For-Sale       Equity
                              -----        -------        --------       -----      --------       ------
Balances, May 1, 1992
  (unaudited)               $  600,000  $   1,200,000  $   4,283,561  $ (130,750)  $        -   $  5,952,811

Cash dividends ($26
  per share) (unaudited)             -              -       (146,458)           -           -      (146,458)

Net income (unaudited)               -              -        844,332            -           -        844,332
                            ----------  -------------  -------------  -----------  ----------   ------------

Balances, April 30, 1993
  (unaudited)                  600,000      1,200,000      4,981,435    (130,750)           -      6,650,685

Cash dividends ($26
  per share)                         -              -       (146,458)           -           -       (146,458)

Net income                           -              -        572,029            -           -        572,029

Effect of adopting State-
  ment of Financial
  Accounting Standards
  No. 115, as of April 30,
  1994                               -              -              -            -    (36,188)        (36,188)
                            ----------  -------------  -------------  -----------  ---------     -----------


Balances, April 30, 1994       600,000      1,200,000      5,407,006    (130,750)    (36,188)      7,040,068

Cash dividends ($30
  per share)                         -              -       (168,990)           -           -       (168,990)

Net income                           -              -        625,951            -           -        625,951

Net change in unrea-
  lized loss on securities
  available-for-sale                 -              -              -            -    (99,878)       (99,878)
                            ----------  -------------  -------------  -----------  ---------    -----------


Balances, April 30, 1995    $  600,000  $   1,200,000  $   5,863,967  $ (130,750)  $ (136,066)  $  7,397,151
                            ==========  =============  =============  ==========   ==========   ============





          See accompanying notes to consolidated financial statements.

                           F&M BANCORP AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Years ended April 30, 1995, 1994 and 1993


                                                                  1995             1994             1993
                                                                  ----             ----             ----
                                                                                                 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                               $     625,951      $   572,029      $   844,332
    Adjustments to reconcile net income
      to net cash from operating activities
         Depreciation                                               72,777           73,357          107,139
         Provision for loan losses                                 183,615          408,231           86,000
         Net amortization (accretion) on securities                106,661           72,642           95,712
         Loss on sale of premises and equipment                          -           31,806                -
         Loss on sale of foreclosed assets                          45,147            6,189                -
    Change in accrued interest receivable                           15,217          135,419           98,344
    Change in other assets                                         (69,710)         (23,182)        (152,027)
    Change in accrued interest payable                               2,734          (45,753)         (53,878)
    Change in other liabilities                                     44,949         (132,269)          90,281
                                                             -------------   -------------    --------------
         Total adjustments                                         401,390          526,440          271,571
                                                             -------------   --------------   --------------
             Net cash from operating activities                  1,027,341        1,098,469        1,115,903

CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from maturities of securities
      held-to-maturity                                           3,180,000                -                -
    Proceeds from maturities of securities                               -       13,150,619        9,280,000
    Purchase of securities held-to-maturity                     (1,488,140)               -                -
    Purchase of securities                                               -      (15,897,499)      (9,998,165)
    Loans made to customers and principal
      collections, net                                          (3,273,788)       2,524,431          543,904
    Proceeds from sale of property and equipment                         -            1,100                -
    Property and equipment expenditures                            (51,470)        (170,274)         (68,409)
    Proceeds from sale of foreclosed real estate                   178,780           59,811           22,200
                                                             -------------   --------------   --------------
         Net cash from investing activities                     (1,454,618)        (331,812)        (220,470)

CASH FLOWS FROM FINANCING ACTIVITIES
    Change in deposits                                          (2,167,505)      (2,311,911)       2,852,420
    Dividends paid                                                (168,990)        (146,458)        (146,458)
                                                             -------------   --------------   --------------
         Net cash from financing activities                     (2,336,495)      (2,458,369)       2,705,962
                                                             -------------   --------------   --------------

Net change in cash and cash equivalents                         (2,763,772)      (1,691,712)       3,601,395

Cash and cash equivalents at beginning of year                   4,577,519        6,269,231        2,667,836
                                                             -------------   --------------   --------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                     $   1,813,747   $    4,577,519   $    6,269,231
                                                             =============   ==============   ==============

Supplemental disclosures of cash flow information
    Cash paid during the year for
         Interest                                            $   1,740,027   $    2,040,032   $    2,482,001
         Income taxes                                              209,000          258,980          225,610





          See accompanying notes to consolidated financial statements.

                           F&M BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         April 30, 1995, 1994 and 1993,
           Information as of and Prior to April 30, 1993 is Unaudited





NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF REPORTING: The accompanying consolidated financial statements include the accounts of F&M Bancorp ("the Company") and its wholly- owned subsidiary, Farmers & Merchants Bank of Rochester, Indiana ("the Bank"). All significant intercompany balances and transactions have been eliminated.

SECURITIES: At April 30, 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting For Certain Investments in Debt and Equity Securities." Securities are now classified into held-to-maturity, available-for-sale and trading categories. Held-to-maturity securities are those which the Company has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available-for-sale securities are those the Company may decide to sell if needed for liquidity, asset-liability management or other reasons. Available-for-sale securities are reported at fair value, with unrealized gains and losses included as a separate component of shareholders' equity, net of tax. Trading securities are bought principally for sale in the near term, and are reported at fair value with unrealized gains and losses included in earnings.

Prior to April 30, 1994, securities were reported at amortized cost. The adoption of SFAS No. 115 decreased equity, net of tax, by $36,188 at April 30, 1994.

Realized gains and losses resulting from the sale of securities are computed by the specific identification method. Interest and dividend income, adjusted by amortization of purchase premium or discount, is included in earnings.

INTEREST INCOME ON LOANS: Interest income on loans is calculated using the simple interest method on daily balances of the principal amounts outstanding. When serious doubt exists as to collectibility of a loan, the accrual of interest is discontinued.

LOAN FEES AND COSTS: Loan fees and related origination costs are netted and deferred under SFAS No. 91. The net deferral is included as part of loans and recognized in interest income over the loan term on the level yield method.

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses represents that amount which management estimates is adequate to provide for losses on existing loans, based on an evaluation of the loan portfolio and prior loan loss experience. The evaluation, which is necessarily subjective, takes into consideration such factors as changes in the nature and volume of the loan portfolio, the level and seriousness of delinquencies and problem loans, and current economic conditions which may affect the borrowers' ability to pay.





                                  (Continued)

                           F&M BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         April 30, 1995, 1994 and 1993,
           Information as of and Prior to April 30, 1993 is Unaudited





NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The allowance is established through a provision for loan losses charged to expense. The allowance is reduced by charging off loans deemed uncollectible by management. After a loan is charged off, collection efforts continue, and any recoveries of loans previously charged off are added to the allowance.

CONCENTRATIONS OF CREDIT RISK: The Company grants commercial, real estate and consumer loans to customers located primarily in North Central Indiana. Commercial loans make up approximately 21% of the loan portfolio and are secured by both real estate and business assets. These loans are generally expected to be repaid from cash flow from operations of businesses. Real estate loans make up approximately 59% of the loan portfolio and are secured by both commercial and residential real estate. Installment loans make up approximately 20% of the loan portfolio and are primarily secured by consumer assets.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful life of the asset. Maintenance and repairs are expensed and major improvements are capitalized.

OTHER REAL ESTATE OWNED: Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of acquisition. Any reduction to fair value from the carrying value of the related loan at the time of acquisition is accounted for as a loan loss and charged against the allowance for loan losses. After acquisition, a valuation allowance is recorded through a charge to income for the amount of estimated selling costs. Valuations are periodically performed by management and valuation allowances are adjusted through a charge to income for changes in fair value or estimated selling costs. Other real estate owned amounted to $-0- and $128,000 at April 30, 1995 and 1994, respectively.

INCOME TAXES: The Company and its subsidiary file consolidated federal and state income tax returns. Effective May 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109. The Company records income tax expense based on the amount of taxes due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates. Previously, the Company computed deferred taxes for the tax effects of timing differences between financial reporting and tax return income. The effect of the adoption of SFAS No. 109 as of May 1, 1993 was not material.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents are defined to include the Company's cash on hand, its demand deposits in other institutions and federal funds sold. The Company reports net cash flows for customer loan and deposit transactions.





                                  (Continued)

                           F&M BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         April 30, 1995, 1994 and 1993,
           Information as of and Prior to April 30, 1993 is Unaudited





NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

DIVIDEND RESTRICTION: The Company's subsidiary bank is subject to banking regulations which require the maintenance of certain capital levels and which may limit the amount of dividends which may be paid.

EARNINGS PER COMMON SHARE: Earnings and dividends per common share have been computed based on the weighted average number of shares outstanding during the periods presented. The number of shares used in the computation of earnings per common share was 5,633 for all periods presented.


NOTE 2 - SECURITIES

The amortized cost and fair value of securities as presented on the consolidated balance sheets are as follows:

Securities available-for-sale at April 30, 1995

                                                                  Gross            Gross
                                               Amortized       Unrealized       Unrealized          Fair
                                                 Cost             Gains           Losses            Value
                                                 ----             -----           ------            -----
U.S. Government corporations
  and agencies                             $    3,000,000   $            -   $    (225,313)   $    2,774,687
                                           ==============   ==============   =============    ==============

Securities held-to-maturity at April 30, 1995
                                                                  Gross            Gross
                                               Amortized       Unrealized       Unrealized          Fair
                                                 Cost             Gains           Losses            Value
                                                 ----             -----           ------            -----

U.S. Government corporations
  and agencies                             $   13,988,129   $            -   $    (590,129)   $   13,398,000
Obligations of states and political
  subdivisions                                  6,860,651          104,534        (132,185)        6,833,000
Corporate notes                                   503,279            5,721                -          509,000
                                           --------------   --------------   --------------   --------------

                                           $   21,352,059   $      110,255   $    (722,314)   $   20,740,000
                                           ==============   ==============   =============    ==============

Securities available-for-sale at April 30, 1994
                                                                  Gross            Gross
                                               Amortized       Unrealized       Unrealized          Fair
                                                 Cost             Gains           Losses            Value
                                                 ----             -----           ------            -----
U.S. Government corporations
  and agencies                             $    3,000,000   $            -   $     (60,313)   $    2,939,687
                                           ==============   ==============   =============    ==============





                                  (Continued)

                           F&M BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         April 30, 1995, 1994 and 1993,
           Information as of and Prior to April 30, 1993 is Unaudited





NOTE 2 - SECURITIES (Continued)

Securities held-to-maturity at April 30, 1994

                                                                  Gross            Gross
                                               Amortized       Unrealized       Unrealized          Fair
                                                 Cost             Gains           Losses            Value
                                                 ----             -----           ------            -----
U.S. Treasury securities                   $      500,048   $          952   $            -   $      501,000
U.S. Government corporations
  and agencies                                 15,068,663           39,142        (305,805)       14,802,000
Obligations of states and
  political subdivisions                        6,819,063           98,061        (157,124)        6,760,000
Corporate notes                                   762,806              194                -          763,000
                                           --------------   --------------   -------------    --------------

                                           $   23,150,580   $      138,349   $    (462,929)   $   22,826,000
                                           ==============   ==============   =============    ==============

The amortized cost and fair value of debt securities at April 30, 1995, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 Available-for-Sale                 Held-to-Maturity
                                            . . . .  Securities   . . . .     . . . .  Securities   . . . .
                                               Amortized          Fair           Amortized          Fair
                                                 Cost             Value            Cost             Value
                                                 ----             -----            ----             -----

Due in one year or less                    $            -   $            -   $    1,923,838   $    1,912,000
Due after one year through
  five years                                    3,000,000        2,774,687       14,625,943       14,051,000
Due after five years through
  ten years                                             -                -        2,549,222        2,554,000
Due after ten years                                     -                -        2,253,056        2,223,000
                                           --------------   --------------   --------------   --------------

                                           $    3,000,000   $    2,774,687   $   21,352,059   $   20,740,000
                                           ==============   ==============   ==============   ==============

There were no sales of securities during the period May 1, 1992 through April 30, 1995.

As of April 30, 1995 and 1994, investments in debt securities with an amortized cost of approximately $489,000 and $519,000, respectively, were pledged to secure public deposits.





                                  (Continued)

                           F&M BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         April 30, 1995, 1994 and 1993,
           Information as of and Prior to April 30, 1993 is Unaudited





NOTE 3 - LOANS

Loans as presented on the consolidated balance sheets are comprised of the following classifications:

                                                                  1995             1994
                                                                  ----             ----
         Real estate loans                                  $   18,953,374   $   16,426,868
         Commercial loans                                        6,809,529        6,711,319
         Installment loans                                       6,217,805        5,711,378
                                                            --------------   --------------

                                                            $   31,980,708   $   28,849,565
                                                            ==============   ==============

At April 30, 1995 and 1994, loans on nonaccrual status totaled approximately $646,000 and $527,000, respectively. Interest income not recognized on these loans totaled approximately $59,000, $57,000 and $35,000 during 1995, 1994 and 1993, respectively.


NOTE 4 - ALLOWANCE FOR LOAN LOSSES

A summary of the activity in the allowance for loan losses for the years ended April 30, 1995, 1994 and 1993 is as follows:

                                                                  1995             1994             1993
                                                                  ----             ----             ----
         Balance, beginning of year                         $      602,038   $      488,773   $      491,052
         Provision for loan losses                                 183,615          408,231           86,000
         Loans charged-off                                       (209,080)        (358,274)        (156,784)
         Recoveries on loans previously charged-off                 66,435           63,308           68,505
                                                            --------------   --------------   --------------

         Balance, end of year                               $      643,008   $      602,038   $      488,773
                                                            ==============   ==============   ==============





                                  (Continued)

                           F&M BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         April 30, 1995, 1994 and 1993,
           Information as of and Prior to April 30, 1993 is Unaudited





NOTE 5 - PREMISES AND EQUIPMENT, NET

The following is a summary of premises and equipment by major category as of April 30:

                                                                  1995             1994
                                                                  ----             ----
         Land                                               $       76,200   $       76,200
         Buildings and improvements                              1,171,650        1,142,745
         Furniture and equipment                                   591,659          569,094
                                                            --------------   --------------
                                                                 1,839,509        1,788,039
         Accumulated depreciation                                 (969,741)        (896,964)
                                                            --------------   --------------

                                                            $      869,768   $      891,075
                                                            ==============   ==============


NOTE 6 - INTEREST-BEARING DEPOSITS

Total interest-bearing deposits as presented on the consolidated balance sheets are comprised of the following classifications:

                                                                  1995             1994
                                                                  ----             ----
         Interest-bearing demand                            $   11,417,850   $   11,417,547
         Savings                                                 7,798,904        8,279,159
         Time
             In denominations under $100,000                    24,309,248       26,917,309
             In denominations of $100,000 or more                1,110,341          626,854
                                                            --------------   --------------

                                                            $   44,636,343   $   47,240,869
                                                            ==============   ==============

Interest expense on deposits for the years ended April 30, is summarized as follows:

                                                                  1995             1994             1993
                                                                  ----             ----             ----
         Interest-bearing demand                            $      290,235   $      312,926   $      342,360
         Savings                                                   227,050          207,059          217,867
         Time                                                    1,219,300        1,468,984        1,836,300
                                                            --------------   --------------   --------------

                                                            $    1,736,585   $    1,988,969   $    2,396,527
                                                            ==============   ==============   ==============





                                  (Continued)

                           F&M BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         April 30, 1995, 1994 and 1993,
           Information as of and Prior to April 30, 1993 is Unaudited





NOTE 7 - RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company, including associates of such persons, are loan customers of the Bank. As of April 30, 1995 and 1994, there were no such loans aggregating $60,000 or more with any director, executive officer or their related interests.


NOTE 8 - EMPLOYEE BENEFITS

The Bank sponsors a contributory target benefit pension plan covering substantially all employees who meet certain age and service requirements. The Bank's contribution and expense for the plan is an amount determined annually by a formula (as defined in the plan). The plan provides for 100% vested interest after completion of seven years of service. In general, distributions from the plan are made only at retirement, death, disability, termination of employment, or termination of the plan. Pension plan expense was $101,542, $70,255 and $77,362 for the years ended April 30, 1995, 1994 and 1993, respectively.


NOTE 9 - INCOME TAXES

Income tax expense is summarized as follows:

                                                                         1995          1994          1993
                                                                         ----          ----          ----
         Federal
             Current                                                 $    168,913  $    114,932  $   183,933
             Deferred                                                     (20,127)      (20,479)     (16,654)
                                                                      -----------   -----------   ----------
                                                                          148,786        94,453      167,279

         State
             Current                                                       79,794        62,125      103,705
             Deferred                                                      (5,523)       (8,668)      (8,084)
                                                                      -----------   -----------   ----------
                                                                           74,271        53,457       95,621
                                                                     ------------  ------------  -----------

                                                                     $    223,057  $    147,910  $   262,900
                                                                     ============  ============  ===========

The components of the net deferred tax asset recorded on the consolidated balance sheets as of April 30, 1995 and 1994 are as follows. No valuation allowance was required.





                                  (Continued)

                           F&M BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         April 30, 1995, 1994 and 1993,
           Information as of and Prior to April 30, 1993 is Unaudited





NOTE 9 - INCOME TAXES (Continued)

                                                                                     1995            1994
                                                                                     ----            ----
         Deferred tax assets
             Bad debts                                                           $   208,866     $   191,538
             Net unrealized losses on securities
               available-for-sale                                                     89,247          24,125
             Other                                                                    10,200               -
                                                                                 -----------     -----------
                 Total deferred tax assets                                           308,313         215,663

         Deferred tax liabilities
             Depreciation                                                            (54,805)        (54,805)
             Franchise tax                                                           (15,550)        (13,672)
                                                                                  ----------      ----------
                 Total deferred tax liabilities                                      (70,355)        (68,477)
                                                                                  ----------      ----------

                 Net deferred tax asset                                          $   237,958     $   147,186
                                                                                 ===========     ===========

The difference between income tax expense shown on the consolidated statements of income and amounts computed by applying the statutory federal income tax rate to income before income tax expense are as follows:

                                                                     1995            1994            1993
                                                                     ----            ----            ----
         Income taxes computed at statutory federal
           rate (34% in 1995, 1994 and 1993)                     $   288,663     $   244,779     $   376,459
         Increase (decrease) in taxes resulting from
             Tax-exempt income                                      (132,173)       (123,614)       (111,918)
             Non-deductible interest expense                          14,016          12,500          10,750
             State tax, net of federal income tax effect              49,019          35,282          63,110
             Other                                                     3,532         (21,037)        (75,501)
                                                                 -----------      ----------      ----------

                                                                 $    223,057    $   147,910     $   262,900
                                                                 ============    ===========     ===========

NOTE 10 - COMMITMENTS, OFF-BALANCE-SHEET RISK AND CONTINGENCIES

The Company is a party to financial instruments with off-balance-sheet risk in the ordinary course of business to meet financing needs of its customers.
These financial instruments include commitments to make loans, unused lines of credit and standby letters of credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans, unused lines of credit and standby letters of credit is represented by the contractual amount of those instruments. The Company follows the same credit policy to make such commitments as is followed for those loans recorded in the financial statements.





                                  (Continued)

                           F&M BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         April 30, 1995, 1994 and 1993,
           Information as of and Prior to April 30, 1993 is Unaudited





NOTE 10 - COMMITMENTS, OFF-BALANCE-SHEET RISK AND CONTINGENCIES
(Continued)

As of April 30, 1995 and 1994, commitments to make loans and unused lines of credit amounted to approximately $1,908,000 and $3,115,000, respectively, and commitments under outstanding standby letters of credit amounted to approximately $49,000 for both periods. Since many commitments to make loans and standby letters of credit expire without being used, the amount does not necessarily represent future cash commitments. No losses are anticipated as a result of these transactions. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation of the borrower and may include real estate, vehicles, business assets, deposits and other items.

The Company was required to have approximately $414,000 and $372,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve requirements at April 30, 1995 and 1994, respectively. These balances do not earn interest.

The Company is a party to various legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial position of the Company.


NOTE 11 - MEMORANDUM OF UNDERSTANDING (MOU) AND RELEASE FROM MOU

On June 16, 1992, the Bank entered into a Memorandum of Understanding with the Indiana Department of Financial Institutions (IDFI) and the Federal Deposit Insurance Corporation (FDIC).

The MOU set forth provisions including drafting or revising certain bank policies, enhancing credit practices and loan documentation, adopting a methodology for the review of the adequacy of the allowance for loan losses and addressing certain other matters. Management believes it has substantially complied with these matters. As of June 17, 1994, the FDIC released the Bank from the requirements of the MOU and the FDIC notified the IDFI of that release. As of November 3, 1994, the IDFI also released the Bank from the requirements of the MOU.





                                  (Continued)

                           F&M BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         April 30, 1995, 1994 and 1993,
           Information as of and Prior to April 30, 1993 is Unaudited





NOTE 12 - PARENT COMPANY ONLY FINANCIAL STATEMENTS

Presented below are condensed financial statements for the parent company only, F&M Bancorp.


                            CONDENSED BALANCE SHEETS
                            April 30, 1995 and 1994


                                                                            1995              1994
                                                                            ----              ----
ASSETS
    Cash and cash equivalents                                         $       45,363    $       33,598
    Investment in subsidiary bank                                          7,351,788         7,006,470
                                                                      --------------    --------------

                                                                      $    7,397,151    $    7,040,068
                                                                      ==============    ==============

SHAREHOLDERS' EQUITY
    Common stock                                                      $      600,000    $      600,000
    Additional paid-in capital                                             1,200,000         1,200,000
    Retained earnings                                                      5,863,967         5,407,006
    Treasury stock                                                          (130,750)         (130,750)
    Net unrealized loss on securities available-for-sale,
      net of tax                                                            (136,066)          (36,188)
                                                                       -------------     -------------

                                                                      $    7,397,151    $    7,040,068
                                                                      ==============    ==============





                                  (Continued)

                           F&M BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         April 30, 1995, 1994 and 1993,
           Information as of and Prior to April 30, 1993 is Unaudited





NOTE 12 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (Continued)


                         CONDENSED STATEMENTS OF INCOME
                   Years ended April 30, 1995, 1994 and 1993


                                                                   1995          1994          1993
                                                                   ----          ----          ----
Operating income
    Interest income                                            $       906   $       644  $        402
    Dividends from subsidiary bank                                 180,000       156,000       156,000
                                                               -----------   -----------  ------------
                                                                   180,906       156,644       156,402


INCOME BEFORE EQUITY IN UNDISTRIBUTED
  INCOME OF SUBSIDIARY BANK                                        180,906       156,644       156,402

Equity in undistributed income
  of subsidiary bank                                               445,196       415,385       687,930
                                                               -----------   -----------  ------------


INCOME BEFORE INCOME TAX                                           626,102       572,029       844,332

Provision for income tax                                               151             -             -
                                                               -----------   -----------  ------------


NET INCOME                                                     $   625,951   $   572,029  $    844,332
                                                               ===========   ===========  ============





                                  (Continued)

                           F&M BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         April 30, 1995, 1994 and 1993,
           Information as of and Prior to April 30, 1993 is Unaudited





NOTE 12 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (Continued)


                       CONDENSED STATEMENTS OF CASH FLOWS
                   Years ended April 30, 1995, 1994 and 1993


                                                                   1995          1994          1993
                                                                   ----          ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                $   625,951   $   572,029   $   844,332
    Adjustments to reconcile net income
      to net cash from operating activities
         Equity in undistributed income
           of subsidiary bank                                    (445,196)     (415,385)     (687,930)
                                                               ----------    ----------   -----------
             Net cash from operating activities                   180,755       156,644       156,402

CASH FLOWS FROM FINANCING ACTIVITIES
    Dividends paid                                               (168,990)     (146,458)     (146,458)
                                                               ----------    ----------   -----------
         Cash flows from financing activities                    (168,990)     (146,458)     (146,458)

Net change in cash and cash equivalents                            11,765        10,186         9,944

Cash and cash equivalents at beginning of year                     33,598        23,412        13,468
                                                               -----------   -----------  ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                       $   45,363   $    33,598  $     23,412
                                                               ===========   ===========  ============


NOTE 13 - IMPACT OF NEW ACCOUNTING STANDARDS

In May 1993, the Financial Accounting Standards Board issued SFAS No. 114, Accounting by Creditors for Impairment of a Loan. SFAS No. 114 as amended by SFAS No. 118 requires that allowances for loan losses on impaired loans be determined using the present value of estimated future cash flows of the loan, discounted at the loan's effective interest rate. A loan is considered to be impaired when it is probable that all principal and interest amounts will not be collected according to the loan contract. SFAS No. 114 and No. 118 are effective for fiscal years beginning after December 15, 1994. The Company does not anticipate the effect of adopting the new accounting pronouncement to be material to the Company's consolidated financial statements.





                                  (Continued)

                           F&M BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         April 30, 1995, 1994 and 1993,
           Information as of and Prior to April 30, 1993 is Unaudited





NOTE 14 - PROPOSED ACQUISITION OF THE COMPANY

On September 11, 1995, the Company entered into a Plan and Agreement of Merger (the "Agreement") to be acquired by First Financial Bancorp (FFB), a holding company, headquartered in Hamilton, Ohio with total assets of $1,922,643,000 and total equity of $194,673,000 at December 31, 1994. FFB will pay $12,500,000 in common stock of FFB for all the outstanding shares of the Company. It is anticipated that the transaction will be a tax free exchange of stock and will be recorded using the pooling-of-interests method of accounting.

The exchange ratio will be subject to a final pricing period (as defined) prior to the consummation date of the merger. The Agreement allows for termination and abandonment under various conditions. One such provision allows FFB to terminate the Agreement if the average price (computed according to the terms defined in the Agreement) of FFB common stock is less than $28.48 per share. Similarly, the Company has the option to terminate the Agreement if the average price of FFB common stock is greater than $38.53 per share.

Upon consummation of the transaction, the Company will be merged into FFB and the Company's subsidiary bank, Farmers & Merchants Bank, will be merged into Indiana Lawrence Bank, a subsidiary of FFB.

The transaction is subject to the approval of the Company's shareholders and various regulatory agencies.

                                  F & M BANCORP
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                   SIX MONTHS ENDED OCTOBER 31, 1995 AND 1994

         The following discussion provides information about the Company's financial condition and results of operations which may not otherwise be apparent from the consolidated financial statements included elsewhere herein. This discussion should be read in conjunction with the consolidated financial statements and the related footnotes.

Earnings Summary

         Consolidated net income for F & M Bancorp (the "Company") for the six month period ended October 31, 1995 totaled $326,000 ($57.95 per share), a decrease of $31,000 or 9% over the $357,000 ($63.33 per share) earned during the same period in 1994. No cash dividends were declared for the six month periods ended October 31, 1995 and 1994. Historically, the Company declares an annual dividend in the first quarter of the calendar year.

Results Of Operations - Six Months Ended October 31, 1995 Versus 1994

         Net interest income for the six month period ended October 31, 1995 was $1,337,000, an increase of $11,000 or 0.8% from the same period in 1994. This modest increase in net interest income resulted from an increase in interest income of $82,000 offset by an increase in interest expense of $71,000.

         Federal funds sold increased $4,500,000 during the six month period, from $0 at April 30, 1995 to $4,500,000 at October 31, 1995. This increase was funded by a decrease in securities held-to-maturity and an increase in deposits.

         Securities (available-for-sale and held-to-maturity) totaled $23,224,000 at October 31, 1995 which represents a decrease of $903,000 or 3.7% from total securities of $24,127,000 at April 30, 1995. The decrease in securities is the result of proceeds from maturities being shifted into short term federal funds sold to provide increased liquidity. The decrease in securities was tempered by an increase in fair value for securities available-for-sale totaling $157,000 over the six month period. There were no purchases of securities for the six month period ended October 31, 1995.

         As discussed in Note 2 of the October 31, 1995 Consolidated Financial Statements, management and the Board of Directors are presently evaluating the Special Report issued by the Financial Accounting Standards Board on November 15, 1995 providing guidance on the implementation of Statement of Financial Accounting Standards No. 115. See Note 2 for further discussion regarding the Special Report and the possible impact on future financial statements.

         Total loans remained fairly constant over the six month period ended October 31, 1995.

         Total deposits at October 31, 1995 amounted to $56,084,000, an increase of $4,660,000 or 9.1% over total deposits of $51,424,000 at April 30, 1995. This increase predominately occurred in October, 1995. Approximately $3,000,000 of the increase related to municipal funds received from a bond issue being deposited at the Bank subsidiary. At November 30, 1995, approximately $1,300,000 of these funds remain on deposit. Management has invested these deposits in overnight federal funds to ensure adequate liquidity.

         The provision for loan losses was $82,000 for the six months ended October 31, 1995 as compared to $55,000 for the similar period in 1994, or an increase of $27,000. Gross charge-offs for the six month period ended October 31, 1995 were $63,000 as compared to the six month period ended October 31, 1994 amount of $129,000, or a decrease of $66,000. At October 31, 1995, the allowance for loan losses was $688,000 or 2.15% of total loans, compared to $643,000 or 2.01% of total loans at April 30, 1995. Management believes the allowance for loan losses balance at October 31, 1995 is adequate to absorb losses on loans that may occur. Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" was adopted at May 1, 1995. The effect of adopting this standard was not material to the consolidated financial statements.

         Other income remained consistent for the six months ended October 31, 1995 as compared to the same period in 1994.

         Total non-interest expense decreased $14,000 or 1.5% to $933,000 for the six months ended October 31, 1995 as compared to the same period in 1994. The more significant changes were a decrease in salaries and employee benefits of $61,000 or 11% and a decrease in FDIC assessment of $63,000 or 88%, offset by merger related expenses of $121,000. The decrease in salaries and employee benefits is principally related to a reduction in the number of officer positions. The decrease in FDIC assessment is the result of the FDIC substantially decreasing the deposit insurance rate for insured funds and providing a refund of certain prior funds paid during the six month period ended October 31, 1995. Management anticipates that the near-term FDIC assessment levels will continue at low levels. As a result of the proposed acquisition of the Company (see Note 14 in the April 30, 1995 Consolidated Financial Statements for further information), certain professional fees have been incurred during the six months ended October 31, 1995. These fees include attorney, accounting and various consulting fees associated with the proposed merger.

         Income tax expense for the six month period ended October 31, 1995 was $156,000, an increase of $31,000 or 25% over the same period in 1994. This increase is primarily due to the nondeductible nature of certain merger related expenses.

Liquidity

         The Company manages its primary liquidity position to provide funding at the lowest possible cost for anticipated loan demand and/or deposit run-off that occurs in the regular course of business. Such sources of liquidity are: federal funds, purchased lines with correspondent banks and maturities from the securities held-to- maturity portfolio. At October 31, 1995, scheduled maturities over the next six months total $1,673,000.

         The Company manages a secondary liquidity position to provide funding in the event of unanticipated loan demand and/or deposit run-off. Management maintains approximately 14% or $2,933,000 of its securities portfolio as available-for-sale as of October 31, 1995. This designation provides additional liquidity to fund abnormal loan demand, or to manage unanticipated run-off of deposits. These securities are readily marketable as they are U.S. federal agency securities directly or indirectly guaranteed by the Federal government.

         The following is a brief description of the sources and uses of funds for the period indicated:

         During the six month period ended October 31, 1995, there was a net increase of $6,171,000 in cash and cash equivalents. Major sources of funds included a $4,660,000 increase in deposits (see previous discussion regarding the impact of municipal funds on the growth of deposits), $1,050,000 in maturities of securities held-to-maturity and $467,000 from operating activities. There were no significant uses of funds.

Capital Management

         Total shareholders' equity was $7,819,000 as of October 31, 1995, an increase of $422,000 over total shareholders' equity of $7,397,000 as of April 30, 1995. The increase in total shareholders' equity was primarily due to net income for the six months ended October 31, 1995 of $326,000. In addition, equity was positively impacted by the effects of SFAS No. 115. The effect of accounting for securities available-for-sale under SFAS No. 115 increased equity $95,000, net of tax of $62,000, through an increase in the fair value of securities available-for-sale.

         Restrictions exist regarding the ability of the subsidiary bank to transfer funds to the Company in the form of cash dividends, loans or advances (see Note 1 in the April 30, 1995 Consolidated Financial Statements). These restrictions have had no major impact on the Company's dividend policy or operations and are not anticipated to have any major impact in the future.

         The Company's bank subsidiary remains above the minimum capital requirements at October 31, 1995 for a well capitalized bank. At October 31, 1995, management is not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material adverse effect on the Company's liquidity, capital management or operations.

Inflation

         For a financial institution, the effects of price changes and inflation can vary substantially. Inflation affects the growth of total assets, but it is difficult to assess its impact since neither the timing nor the magnitude of the changes in the consumer price index (CPI) coincides with changes in interest rate. The price of one or more of the important components of the CPI may fluctuate considerably and thereby influence the overall CPI without having a corresponding affect on interest rates or upon the cost of those goods and services normally purchased by the Corporation. In years of high inflation and high interest rates, intermediate and long-term fixed interest rates tend to increase, thereby adversely impacting the market values of investment securities, mortgage loans and other long-term fixed rate loans. In addition, higher short-term interest rates caused by inflation tend to increase the cost of funds. In other years, the reverse situation may occur.

                          F & M BANCORP AND SUBSIDIARY
                        CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


                                    CONTENTS

CONSOLIDATED FINANCIAL STATEMENTS

   CONSOLIDATED BALANCE SHEET - October 31, 1995............................  69

   CONSOLIDATED STATEMENTS OF INCOME - Six months ended
     October 31, 1995 and 1994..............................................  70

   CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS'
     EQUITY - Six months ended October 31, 1995 and 1994....................  71

   CONSOLIDATED STATEMENTS OF CASH FLOWS - Six months ended
     October 31, 1995 and 1994..............................................  72

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...............................  73

                          F & M BANCORP AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                October 31, 1995
                                   (Unaudited)

--------------------------------------------------------------------------------


ASSETS
Cash and due from banks                                        $  3,485,038
Federal funds sold                                                4,500,000
                                                               ------------
     Cash and cash equivalents                                    7,985,038
Securities available-for-sale (Note 2)                            2,932,812
Securities held-to-maturity
  (fair value of $20,283,002) (Note 2)                           20,291,561
Total loans                                                      31,923,036
     Allowance for loan losses (Note 3)                            (687,803)
                                                               ------------
          Net loans                                              31,235,233
Premises and equipment, net                                         843,344
Accrued interest receivable                                         880,781
Other assets                                                        289,918
                                                               ------------

                                                               $ 64,458,687
                                                               ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
     Deposits

          Noninterest-bearing                                  $  8,062,296
          Interest-bearing                                       48,021,617
                                                               ------------
                                                                 56,083,913

     Accrued interest payable                                       277,436
     Other liabilities                                              278,288
                                                               ------------
                                                                 56,639,637

Commitments, off-balance sheet risk and contingencies

Shareholders' equity
     Common stock:  no par value; 6,000 shares
       authorized and issued                                        600,000
     Additional paid-in capital                                   1,200,000
     Retained earnings                                            6,190,375
     Treasury stock, at cost, 367 shares                           (130,750)
     Net unrealized loss on securities available-for-sale,
       net of tax of $26,613                                        (40,575)
                                                               ------------
                                                                  7,819,050
                                                               ------------
                                                               $ 64,458,687
                                                               ============


--------------------------------------------------------------------------------
           See accompanying notes to consolidated financial statements

                          F & M BANCORP AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                   Six months ended October 31, 1995 and 1994
                                   (Unaudited)

--------------------------------------------------------------------------------


                                                           1995           1994
                                                           ----           ----
INTEREST INCOME
     Interest and fees on loans                         $1,594,684     $1,472,056
     Interest and dividends on securities
          Taxable                                          481,245        525,829
          Non-taxable                                      183,830        187,251
     Interest on federal funds sold                         27,196         19,617
                                                        ----------     ----------
                                                         2,286,955      2,204,753
INTEREST EXPENSE
     Deposits                                              947,889        874,068
     Other                                                   1,784          4,372
                                                        ----------     ----------
                                                           949,673        878,440
                                                        ----------     ----------

NET INTEREST INCOME                                      1,337,282      1,326,313

Provision for loan losses (Note 3)                          82,000         54,615
                                                        ----------     ----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES      1,255,282      1,271,698

Other income
     Service charges on deposits                            99,846         99,528
     Other service charges and fees                         36,059         38,757
     Rental income                                           7,955          8,475
     Other income                                           16,094         10,003
                                                        ----------     ----------
                                                           159,954        156,763
Other expenses
     Salaries and employee benefits                        488,158        549,588
     Occupancy expense                                     124,772        110,551
     FDIC assessment                                         8,473         71,389
     Electronic data processing services                    19,195          9,665
     Advertising and marketing                              18,162         15,806
     Supplies and postage expense                           37,718         42,229
     Loss on sale of assets                                 10,622         36,000
     Merger expense                                        120,664           --
     Other operating expenses                              105,182        111,295
                                                        ----------     ----------
                                                           932,946        946,523
                                                        ----------     ----------

INCOME BEFORE INCOME TAX EXPENSE                           482,290        481,938

Income tax expense                                         155,882        125,213
                                                        ----------     ----------

NET INCOME                                              $  326,408     $  356,725
                                                        ==========     ==========

Earnings per common share                               $    57.95     $    63.33
                                                        ==========     ==========


--------------------------------------------------------------------------------

           See accompanying notes to consolidated financial statements

                          F & M BANCORP AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                   Six months ended October 31, 1995 and 1994
                                   (Unaudited)

--------------------------------------------------------------------------------


                                                                                            Net
                                                                                         Unrealized
                                                                                            Loss
                                            Additional                                 on Securities       Total
                                Common       Paid-In        Retained       Treasury      Available-    Shareholders'
                                Stock        Capital        Earnings         Stock        For-Sale        Equity
                                ------      ----------      --------       --------    -------------   -------------
Balances, May 1, 1994          $600,000     $1,200,000     $5,407,006     $(130,750)     $ (36,188)     $ 7,040,068

Net income                         --             --          356,725          --             --            356,725

Net change in
  unrealized loss
  on securities
  available-for-sale               --             --             --            --         (105,750)        (105,750)
                               --------     ----------     ----------     ---------      ---------      -----------
Balances, October 31, 1994     $600,000     $1,200,000     $5,763,731     $(130,750)     $(141,938)     $ 7,291,043
                               ========     ==========     ==========     =========      =========      ===========


Balances, May 1, 1995          $600,000     $1,200,000     $5,863,967     $(130,750)     $(136,066)     $ 7,397,151

Net income                         --             --          326,408          --             --            326,408

Net change in unreal-
  ized loss on securities
  available-for-sale               --             --             --            --           95,491           95,491
                               --------     ----------     ----------     ---------      ---------      -----------
Balances, October 31, 1995     $600,000     $1,200,000     $6,190,375     $(130,750)     $ (40,575)     $ 7,819,050
                               ========     ==========     ==========     =========      =========      ===========


--------------------------------------------------------------------------------

           See accompanying notes to consolidated financial statements

                          F & M BANCORP AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Six months ended October 31, 1995 and 1994
                                   (Unaudited)

--------------------------------------------------------------------------------


                                                           1995             1994
                                                           ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                       $   326,408      $   356,725
     Adjustments to reconcile net income
       to net cash from operating activities
          Depreciation                                     42,066           37,118
          Provision for loan losses                        82,000           54,615
          Net amortization on securities                   10,498           56,483
          Loss on sale of premises and equipment           10,622             --
          Loss on sale of foreclosed assets                  --             36,000
          Change in accrued interest receivable          (192,508)        (151,985)
          Change in other assets                           (2,368)         114,997
          Change in accrued interest payable               15,988           (3,730)
          Change in other liabilities                     174,317           79,796
                                                      -----------      -----------
          Total adjustments                               140,615          223,294
                                                      -----------      -----------
             Net cash from operating activities           467,023          580,019

CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from maturities of securities
       held-to-maturity                                 1,050,000        1,250,000
     Purchase of securities held-to-maturity                 --         (1,195,000)
     Loans made to customers and principal
       collections, net                                    20,467       (1,359,558)
     Proceeds from sale of property and equipment          66,704             --
     Property and equipment expenditures                  (92,968)         (47,795)
     Proceeds from sale of foreclosed real estate            --             92,000
                                                      -----------      -----------
        Net cash from investing activities              1,044,203       (1,260,353)

CASH FLOWS FROM FINANCING ACTIVITIES

     Change in deposits                                 4,660,065         (625,930)
                                                      -----------      -----------
        Net cash from financing activities              4,660,065         (625,930)
                                                      -----------      -----------

Net change in cash and cash equivalents                 6,171,291       (1,306,264)

Cash and cash equivalents at beginning of period        1,813,747        4,577,519
                                                      -----------      -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD            $ 7,985,038      $ 3,271,255
                                                      ===========      ===========

Supplemental disclosures of cash flow information
     Cash paid during the period for
        Interest                                      $   933,685      $   882,170
        Income taxes                                      150,000           40,151



--------------------------------------------------------------------------------

           See accompanying notes to consolidated financial statements

                          F & M BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 1995 AND 1994
                                   (UNAUDITED)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Allowance For Loan Losses: The allowance for loan losses represents that amount which management estimates is adequate to provide for losses on existing loans, based on an evaluation of the loan portfolio and prior loan loss experience. The evaluation, which is necessarily subjective, takes into consideration such factors as changes in the nature and volume of the loan portfolio, the level and seriousness of delinquencies and problem loans, and current economic conditions which may affect the borrowers' ability to pay.

The allowance is established through a provision for loan losses charged to expense. The allowance is reduced by charging off loans deemed uncollectible by management. After a loan is charged off, collection efforts continue, and any recoveries of loans previously charged off are added to the allowance.

Financial Accounting Standards Board (FASB) Standard No. 114 was adopted at May 1, 1995. Under this standard, loans considered to be impaired are reduced to the present value (using the loan agreement rate) of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require increase, such increase is reported as bad debt expense. The effect of adopting this standard was not material to the consolidated financial statements.

Interest Income on Loans: The carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value, while increases or decreases due to changes in estimates of future payments and due to the passage of time are reported as bad debt expense or as reductions in bad debt expense.

NOTE 2 - SECURITIES

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 115 on April 30, 1994. Upon adoption of the standard, management classified $3,000,000 of investment securities as securities available-for-sale. On November 15, 1995, the Financial Accounting Standards Board issued a Special Report entitled "A Guide to Implementation of Statement 115 on Accounting for Certain Investments In Debt and Equity Securities" (the Guide). The Guide addresses questions regarding various SFAS No. 115 implementation issues. Of particular interest is paragraph 61 which provides for a one-time opportunity for an entity to reassess the appropriateness of the classifications of all securities held and reclassify securities as deemed appropriate. Any reclassifications must occur no later than December 31, 1995 and should be accounted for and disclosed in accordance with guidance provided in SFAS No.
115. The December 31, 1995 deadline applies not only to entities with calendar year ends, but also to entities whose fiscal year does not correspond to the calendar year. Restatement of financial statements of prior periods to reflect the effects of any reclassifications is not permitted. Reclassifications from the held-to-maturity category resulting from this one time reassessment will not call into question the intent of management to hold other debt securities to maturity in the future.

--------------------------------------------------------------------------------

                          F & M BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 1995 AND 1994
                                   (UNAUDITED)

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES (CONTINUED)

Management and the Board of Directors are presently evaluating the Guide and considering the reclassification of certain securities from held-to-maturity to available-for-sale. Management has identified approximately $8,000,000 of securities classified as held-to-maturity that may be transferred. The unrealized loss on these securities totals $119,000 at October 31, 1995. Furthermore, consideration is being given to selling these securities as well as the securities presently classified as available-for-sale. If these securities had been sold as of October 31, 1995, a loss of approximately $182,000 would have been realized. The after-tax reduction to net income would have been approximately $110,000. However, no decision to reclassify or to sell have been made.

NOTE 3 - ALLOWANCE FOR LOAN LOSSES

A summary of the activity in the allowance for loan losses for the six months ended October 31, 1995 and 1994 is as follows:

                                                           1995           1994
                                                           ----           ----
         Balance, May 1                                 $ 643,008      $ 602,038
         Provision for loan losses                         82,000         54,615
         Loans charged-off                                (62,780)      (129,269)
         Recoveries on loans previously charged-off        25,575         37,171
                                                        ---------      ---------

         Balance, October 31                            $ 687,803      $ 564,555
                                                        =========      =========

Information regarding impaired loans is as follows for the six months ended October 31, 1995:

         Average investment in impaired loans                                 $750,000

         Interest income recognized on impaired loans
           including interest income recognized on cash basis                 $  4,403

         Interest income recognized on impaired loans on cash basis           $   --

Information regarding impaired loans at October 31, 1995 is as follows:

         Balance of impaired loans                                            $663,687
         Less portion for which no allowance for loan losses is allocated         --
                                                                              --------

         Portion of impaired loan balance for which
           an allowance for credit losses is allocated                        $663,687
                                                                              ========

         Portion of allowance for loan losses
           allocated to the impaired loan balance                             $178,533
                                                                              ========

--------------------------------------------------------------------------------

                          F & M BANCORP AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            OCTOBER 31, 1995 AND 1994
                                   (UNAUDITED)

--------------------------------------------------------------------------------

NOTE 3 - ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Installment loans on nonaccrual status totaled approximately $43,000 at October 31, 1995. These loans were not considered for impairment, as they are collectively evaluated for impairment due to the smaller-balance homogeneous nature of the loans.


--------------------------------------------------------------------------------

               PRINCIPAL SHAREHOLDERS AND OWNERSHIP BY MANAGEMENT

         For information regarding the principal shareholders of Bancorp and ownership of Bancorp Common Stock by Bancorp's directors and executive officers, see "Item 12. Security Ownership of Certain Beneficial Owners and Management" in the Bancorp Form 10-K, which is incorporated herein by reference.

         The following table sets forth certain information with respect to the only persons known to F&M to own beneficially more than 5% of the outstanding common stock of F&M as of the Record Date:

                                                        Number of      Percent of Shares
         Name and Address                                Shares           Outstanding
         --------------------                           ---------      -----------------
         H. Robert/Elizabeth A. Bradley                      628             11.15%
         3601 Manitou Park Road
         Rochester, IN  46975

         J. Frederick/Patricia B. Hoffman                  1,850             32.84%
         C/O Hoffman, Luhman & Busch
         700 Life Building
         P.O. Box 99
         Lafayette, IN  47902

         Indiana Farmers Mutual Insurance Company            600             10.65%
         NBD Trust & Investment Management
         NBD Bank, NA
         One Indiana Square, Suite 624
         Indianapolis, IN  46266

         The following table sets forth certain information regarding the number of shares of common stock of F&M beneficially owned by each director of F&M and by all directors and executive officers of F&M as a group as of the Record Date:

                                            Number of       Percent of Shares
         Name                                Shares            Outstanding
         --------------------               ---------       -----------------
         Wendell B. Bearss                      34 (1)               .60%
         H. Robert Bradley                     628 (2)             11.15%
         Carol J. Bridge                        20 (3)               .36%
         William J. Gordon                     106 (4)              1.88%
         J. Frederick Hoffman                1,850 (5)             32.84%
         Robert E. Peterson                    281 (6)              4.99%
         V. Lorene Rauschke                     66                  1.17%

         All executive officers and
         directors as a group
         (9 persons)                         3,021                 53.63%

         --------------------

         (1)   Of these, 24 shares are owned jointly with Mr. Bearss's wife.
         (2) Of these, 200 shares and 10 shares are owned by Mr. Bradley's wife and son, respectively, for which Mr. Bradley disclaims beneficial ownership.
         (3)   All shares are owned jointly with Ms. Bridge's husband.
         (4) Of these, 6 shares are owned by Mr. Gordon's wife, for which Mr. Gordon disclaims beneficial ownership, 25 shares are owned jointly with Mr. Gordon's wife, and 30 shares are owned jointly with Mr. Gordon's children and grandchildren.
         (5) Of these, 50 shares are owned by Mr. Hoffman's wife, for which Mr. Hoffman disclaims beneficial ownership.
         (6) Of these, 50 shares are owned by Mr. Peterson's wife, for which Mr. Peterson disclaims beneficial ownership.

                   COMPARATIVE MARKET AND DIVIDEND INFORMATION

Nature Of Trading Market

         The Bancorp Common Stock is quoted on the Nasdaq National Market System under the symbol "FFBC". On _______ __, 19__, the last reported sale price of Bancorp Common Stock as reported on the Nasdaq National Market System was $______ per share.

         The F&M Common Stock is not traded on an established public market. The last known trading price of F&M Common Stock was $450.00 per share in August 1994. As there is not an established public trading market for the shares of F&M Common Stock, the stock is not liquid and the price indicated above may not reflect the prices which would be paid for such shares on an active market. The information should not necessarily be relied upon when determining the value of a shareholder's investment.

         The following table sets forth, for the periods indicated, the high and low sales prices per share of Bancorp Common Stock as reported on the Nasdaq National Market System. All prices have been adjusted to give retroactive effect to stock dividends and stock splits.

                                         BANCORP           BANCORP
                                           HIGH              LOW
                                         -------           -------
         1992
         First Quarter                    $22.09            $19.64
         Second Quarter                    23.18             21.00
         Third Quarter                     23.86             22.23
         Fourth Quarter                    24.55             23.18

         1993
         First Quarter                     25.05             23.40
         Second Quarter                    26.40             24.15
         Third Quarter                     32.55             25.50
         Fourth Quarter                    33.45             30.90

         1994
         First Quarter                     39.80             29.20
         Second Quarter                    31.60             30.00
         Third Quarter                     32.20             30.20
         Fourth Quarter                    33.75             29.50

         1995
         First Quarter                     34.75             32.50
         Second Quarter                    34.50             33.00
         Third Quarter                     35.50             33.00
         Fourth Quarter (1)

         --------------------
         (1)  Through ______ __, 1995

         The following information reflects actual trade transactions in F&M Common Stock made during 1993, 1994 and through October 31, 1995. The information should not necessarily be relied upon when determining the value of shareholder's investment.

                                              F&M Trades In
                                  ----------------------------------------
                                    1993           1994            1995(1)
                                  --------       --------        ---------
Number of trades                         5              9            None
Number of shares traded                 40             55
Selling price                         $435           $450

-------------------
(1)  Through October 31, 1995

         As of ______ __, 1996, there were approximately _,___ holders of record of the Bancorp Common Stock. As of _________ __, 1996, F&M had 100 shareholders of record.

Dividends

         The following table sets forth the per share cash dividends declared on Bancorp and F&M Common Stock, respectively, for each quarter since January 1, 1992. Bancorp dividends have been adjusted to give retroactive effect to all stock dividends and stock splits.

                                    BANCORP              F&M
                                    -------              ---
         1992
         First Quarter              $.1800              $26.00
         Second Quarter              .1800                 .00
         Third Quarter               .1800                 .00
         Fourth Quarter              .1980                 .00

         1993
         First Quarter               .1980               26.00
         Second Quarter              .1980                 .00
         Third Quarter               .1980                 .00
         Fourth Quarter              .2160                 .00

         1994
         First Quarter               .2160               26.00
         Second Quarter              .2160                 .00
         Third Quarter               .2160                 .00
         Fourth Quarter              .3200                 .00

         1995
         First Quarter               .2600               30.00
         Second Quarter              .2600                 .00
         Third Quarter               .2600                 .00
         Fourth Quarter              .3000                 .00


         F&M anticipates paying cash dividends in an amount not to exceed the greater of (a) 30% of its net earnings for the year ending December 31, 1995, or
(b) $198,000. In the Merger Agreement, Bancorp and F&M agreed to cooperate with each other to ensure that, from December 31, 1995 until the Effective Time, the shareholders of F&M receive a quarterly cash dividend from either F&M or Bancorp and that during the quarter in which the Effective Time of the Merger occurs such shareholders of F&M do not receive dividends from both F&M and Bancorp.

         The future dividend policy of Bancorp is subject to the discretion of Bancorp's Board of Directors, cash needs, general business conditions and dividends from subsidiaries.

         For certain restrictions on the payment of dividends by Bancorp and F&M see "COMPARISON OF COMMON STOCK AND SHAREHOLDERS' RIGHTS--Dividend Rights."

               COMPARISON OF COMMON STOCK AND SHAREHOLDERS' RIGHTS

         The following summary comparison of the terms of the common stock of F&M and Bancorp, and the rights of holders thereof, does not purport to be complete and is qualified in its entirety by reference to Bancorp's and F&M's Articles of Incorporation, Bancorp's Code of Regulations and F&M's By-Laws. Various features of the Articles of Incorporation and Code of Regulations of Bancorp differ from F&M's Articles of Incorporation and By-Laws. The following discussion summarizes the differences that are deemed to be material by Bancorp.

Authorized But Unissued Shares

         Bancorp's Articles of Incorporation authorize the issuance of 25,000,000 shares, par value $8.00 per share, of Bancorp Common Stock, of which 12,568,641 shares were issued and outstanding at September 30, 1995. The remaining authorized but unissued shares of Bancorp Common Stock may be issued upon authorization of the Board of Directors without prior shareholder approval.

         F&M's Articles of Incorporation authorize the issuance of 6,000 shares, without par value, of which 5,633 shares were issued and outstanding at September 30, 1995.

Dividend Rights

         The holders of F&M and Bancorp Common Stock are entitled to dividends and other distributions when, as and if declared by their respective Boards of Directors out of funds legally available therefor. Subject to certain regulatory restrictions, dividends may be paid in cash, property or shares of common stock, unless the entity is insolvent or the dividend payment would render it insolvent. In general, dividends by F&M are limited by Indiana law to the balance of its undivided profit account adjusted for statutorily-defined bad debts, losses and all other expenses.

         The amount of dividends, if any, that may be declared by Bancorp following the purchase will necessarily depend upon many factors, including without limitation, future earnings, capital requirements, business conditions of subsidiaries (since Bancorp will be dependent upon dividends paid to it by its subsidiaries) and the discretion of Bancorp's Board of Directors. Dividends paid to Bancorp by its subsidiary financial institutions are subject to the regulations of various regulatory authorities. A Federal Reserve Board Policy Statement provides that cash dividends paid by a bank holding company should meet the following two guidelines: (1) the organization's net income available to common shareholders over the past year should be sufficient to fully fund the dividends and (2) the prospective rate of earnings retention by the organization appears consistent with capital needs, asset quality, and overall financial condition. Bancorp has complied with the first guideline since its organization in 1983 and believes it has also complied with the second guideline.

Directors

         After the Merger, F&M's Board of Directors will be dissolved and Bancorp's Board of Directors will be the Board of Directors for the Surviving Corporation.

         The number of directors of Bancorp can be no less than nine and no more than 25. Bancorp currently has 15 directors, divided into three classes of five directors. Directors are elected to three-year terms, with the term of office of one class expiring each year. Shareholders of Bancorp annually elect one-third of its Board of Directors. This method of election could be considered an impediment for a takeover of control of Bancorp by third parties.

         F&M's By-Laws fix the number of directors at nine members, who shall be divided into three equal classes, with the term of one class expiring each year. According to the By-Laws, shareholders of F&M shall annually elect one-third of its Board of Directors, which method of election could be considered an impediment for a takeover of control of F&M by third parties. Despite F&M's By-Laws, its Board of Directors currently consists of seven members elected for terms of one year each.

         In its Code of Regulations, Bancorp has an age limitation preventing election or re-election of directors who have reached the age of 70 years or older. F&M's Articles of Incorporation or By-Laws do not contain any such age limitation.

Quorum For Shareholders' Meetings

         Except as provided by law, the holders of record of a majority of outstanding shares, in person or by proxy, are required for a quorum at all Bancorp shareholders' meetings. Except as provided by law, its Articles of Incorporation or By-Laws, a majority of the outstanding shares which may be voted on the business to be transacted at any F&M shareholders' meeting, in person or by proxy, shall constitute a quorum.

Voting Rights

         The holders of F&M Common Stock and Bancorp Common Stock are entitled to one vote per share on all matters presented for shareholder vote. Shareholders of Bancorp do not have cumulative voting rights in the election of directors. F&M's Articles of Incorporation provide for cumulative voting.

Special Meetings

         Special Meetings of the shareholders of Bancorp may be called for any purpose by the Board of Directors or by any three or more shareholders owning, in the aggregate, not less than 50% percent of the stock of Bancorp. Notice of the meeting, including the purpose or purposes of the meeting, must be mailed, postage prepaid, to every shareholder of record at the address appearing on Bancorp's books at least 10 days prior to the date of the meeting.

         Special Meetings of the shareholders of F&M may be called by the Board of Directors, the President or shareholders owning, in the aggregate, not less than one-fourth of all outstanding shares of capital stock entitled to vote. Notice of the meeting, including the purpose or purposes of the meeting, must be delivered or mailed, postage prepaid, at least 10 days prior to the date of the meeting to every shareholder of record at the address appearing on F&M's books.

Preemptive Rights

         As permitted by law, neither Bancorp's nor F&M's Articles of Incorporation provide for preemptive rights.

Liquidation Rights

         In the event of liquidation, the holders of shares of Bancorp Common Stock are entitled, subject to the payment in full of Bancorp's debts and other liabilities, to receive pro rata any assets distributable to shareholders with respect to the number of shares held by them. The same applies to F&M.

Redemption And Assessment

         Shares of Bancorp and F&M Common Stock are not subject to further call or assessment. Bancorp may redeem or purchase shares of its Common Stock with funds legally available therefor, provided it gives prior notice to the Federal Reserve Board if the consideration to be paid for the purchase or redemption, when aggregated with the consideration paid for all purchases or redemptions for the preceding last 12 months, equals or exceeds 10% of Bancorp's consolidated net worth. Redemptions may not be made when Bancorp is insolvent or, as a result of the redemption, would be rendered insolvent. Redemptions or repurchases of F&M Common Stock are also subject to regulatory limitations.

Amendments To Articles And Code Of Regulations/By-Laws

         The Articles of Incorporation for Bancorp may be amended, altered, changed or repealed by following the procedures prescribed by the laws of the State of Ohio at the time of amendment. F&M's Articles of Incorporation require the affirmative vote of at least 75% of the outstanding common shares entitled to vote to amend, alter, change or repeal any provision of the Articles. F&M's By-Laws may be amended by a majority of the entire Board of Directors at any meeting of the Board. Bancorp's Code of Regulations may be amended by a majority vote of shareholders at any regular or special meeting of shareholders.

Seventy-Five Percent (75%) Affirmative Shareholder Vote Requirement

         F&M's Articles of Incorporation require the affirmative vote of at least 75% of F&M's outstanding common shares entitled to vote to (1) amend, alter, change, or repeal any provision of the Articles of Incorporation; (2) authorize a special corporate transaction such as a merger, share exchange or sale of all or substantially all of the assets of F&M; and (3) approve a liquidation or dissolution of F&M. Bancorp's Articles of Incorporation and Code of Regulations do not contain any such voting requirements.

Restrictions On Resale Of Bancorp Common Stock

         The issuance of the shares of Bancorp Common Stock in connection with the Merger has been registered under the Securities Act. Such shares may be traded freely and without restriction under federal and state securities laws by those shareholders not deemed to be "affiliates" of F&M as that term is defined in Rules 144 and 145 under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with F&M at the time of the F&M Special Meeting. Accordingly, affiliates of F&M will generally include the directors and executive officers of F&M as well as F&M's largest shareholders. In general, shares of Bancorp Common Stock received by affiliates of F&M pursuant to the Merger may not be publicly resold without registration under the Securities Act except pursuant to the volume and manner of sale limitations and other requirements provided in Rules 144 and 145. This Proxy Statement-Prospectus does not cover any resales of Bancorp Common Stock received by affiliates of F&M. Any owner of F&M Common Stock who becomes an affiliate of Bancorp will be subject to similar restrictions under Rule 144.

         Pursuant to the terms of the Merger Agreement, in order for the Merger to qualify for pooling-of-interests accounting treatment, none of the Bancorp Common Shares held by shareholders who are affiliates of Bancorp or F&M may be sold until such time as financial results covering at least thirty days of post-Merger combined operations of Bancorp and F&M have been published (the "Publication Date"). As a result, no shareholder who is an affiliate of Bancorp or F&M will be permitted to sell any Bancorp Common Shares for the period from the Effective Time to the Publication Date.

         In addition, in order to preserve the proposed tax-free status of the Merger and in order to ensure that the continuity of shareholder interest requirements related thereto, and set forth in Treasury Regulation Section 1.368-1(b), will be satisfied with respect to the Merger, certain shareholders of F&M participating in the Merger will be required to execute a letter (the "Tax Letter") indicating the number of Bancorp Common Shares, if any, received by such shareholder in connection with the Merger with respect to which such shareholder has a present plan or intention to dispose of or sell.

         Except as provided above, there will be no restrictions on the transfer of shares of Bancorp Common Stock issued by Bancorp pursuant to the Merger.

Bancorp Shareholder Rights Plan

         On November 26, 1993, Bancorp adopted a shareholder rights plan (the "Plan") and declared a dividend of one right on each outstanding share of Bancorp Common Stock ("Right") to shareholders of record as of December 6, 1993. Each share of Bancorp Common Stock issued after December 6, 1993 will include one Right. Under the Plan, the Rights will actually be distributed only if one or more of certain designated actions involving Bancorp Common Stock occur. See
Note 17 of Bancorp's 1994 Financial Statements for more information on the Plan.

                       ADJOURNMENT OF THE SPECIAL MEETING

         The shareholders of F&M are asked to approve a proposal to permit the adjournment of the Special Meeting, if necessary, to solicit additional proxies with respect to the approval of the Merger Agreement. The Merger Agreement must be approved by the affirmative vote of at least 75% of the outstanding shares of F&M Common Stock. If such matter does not receive the requisite vote of shareholders at the Special Meeting and does not receive a sufficient number of negative votes to assure the failure of the matter, the Board of Directors may decide to adjourn the Special Meeting to solicit additional proxies. If the Board of Directors decides to adjourn the Special Meeting with respect to the Merger Agreement, the Chairman of the Special Meeting will request a motion that the Special Meeting be adjourned for up to 30 days. An adjournment of up to 30 days would not require either the setting of a new meeting date or the giving of notice of the adjourned meeting.

         Each proxy given in connection with the Special Meeting will be voted on a motion for adjournment in accordance with the instructions contained therein. If no contrary instructions are given, each proxy will be voted in favor of any motion to adjourn the Special Meeting. The holders of the majority of the shares of F&M represented in person or by proxy at the Special Meeting will be required to approve a motion to adjourn the Special Meeting.

         If a motion to adjourn the Special Meeting is approved, no vote will be taken on the Merger Agreement at the Special Meeting on ____________ __, 1996, but the Merger Agreement will be voted upon at the adjourned meeting. Unless revoked prior to its use, any proxy solicited for the Special Meeting will continue to be valid and will be voted in accordance with the instructions contained therein at the adjourned meeting.

         Because the Board of Directors recommends that the shareholders vote for the Merger Agreement, the Board of Directors similarly recommends that the shareholders vote FOR the proposal to adjourn the Special Meeting, which will facilitate the approval of the Merger Agreement. Such an adjournment would be disadvantageous to shareholders who oppose the Merger Agreement because the adjournment will give F&M additional time to solicit votes in favor of the Merger Agreement, thereby increasing the chances of passing the Merger Agreement proposal. F&M has no reason to believe that an adjournment of the Special Meeting will be required.

         If a quorum is not present at the Special Meeting, none of the proposals will be acted upon, and the Board of Directors will adjourn the Special Meeting to a later date in order to solicit additional proxies to assure the presence of a quorum. The proposal to approve a motion to adjourn the Special Meeting does not apply to an adjournment relating to the absence of a quorum.

                                     EXPERTS

         The consolidated financial statements of Bancorp incorporated by reference in First Financial Bancorp.'s Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of F&M at April 30, 1995 and for the year then ended appearing in this Proxy Statement-Prospectus have been audited by Crowe, Chizek and Company LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The legality of the shares of Bancorp Common Stock to be issued in the Merger described herein will be passed upon by Frost & Jacobs, 2500 PNC Center, 201 East Fifth Street, Cincinnati, Ohio 45202.

         Certain legal matters in connection with the Merger will be passed upon for F&M by Ice Miller Donadio & Ryan, One American Square, Indianapolis, Indiana 46282-0002.

                                                                    APPENDIX A


                          PLAN AND AGREEMENT OF MERGER

                                    BETWEEN

                            FIRST FINANCIAL BANCORP.

                                      AND

                                 F & M BANCORP


                               SEPTEMBER 11, 1995

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----
1. Recitals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .- 1 -

2. The Merger; Effective Time of the Merger   . . . . . . . . . . . . . . .- 2 -

3. Governing Law; Articles of Incorporation   . . . . . . . . . . . . . . .- 2 -

4. Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .- 2 -

5. Directors and Officers   . . . . . . . . . . . . . . . . . . . . . . . .- 2 -

6. Conversion of Shares in the Merger   . . . . . . . . . . . . . . . . . .- 2 -
   6.1  FFB's Common Stock . . . . . . . . . . . . . . . . . . . . . . . . - 2 -
   6.2  F&M Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 2 -
   6.3  Consideration: Exchange Ratio. . . . . . . . . . . . . . . . . . . - 3 -
   6.4  Surrender of F&M Certificates  . . . . . . . . . . . . . . . . . . - 3 -
   6.5  Fractional Interests . . . . . . . . . . . . . . . . . . . . . . . - 4 -
   6.6  Bank Certificates  . . . . . . . . . . . . . . . . . . . . . . . . - 4 -

7. Effect of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . .- 4 -

8. Approval of the Shareholders; Filing of Articles of Merger   . . . . . .- 5 -

9. F&M's Representations and Warranties   . . . . . . . . . . . . . . . . .- 5 -
   9.1  Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . - 5 -
   9.2  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . - 5 -
   9.3  Information Furnished by F&M . . . . . . . . . . . . . . . . . . . - 5 -
   9.4  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . - 5 -
   9.5  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . - 6 -
   9.6  Good and Marketable Title  . . . . . . . . . . . . . . . . . . . . - 6 -
   9.7  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 7 -
   9.8  Absence of Certain Changes or Events . . . . . . . . . . . . . . . - 7 -
   9.9  Contracts and Agreements . . . . . . . . . . . . . . . . . . . . . - 7 -
   9.10  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 8 -
   9.11  Litigation and Proceedings  . . . . . . . . . . . . . . . . . . . - 8 -
   9.12  Material Contracts; No Conflict with Other Instruments  . . . . . - 8 -
   9.13  Governmental Authorizations and Filings . . . . . . . . . . . . . - 8 -
   9.14  Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . - 8 -
   9.15  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 9 -
   9.16  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . - 9 -


      9.17  Validity of Contemplated Transactions . . . . . . . . . . . . . .- 10 -

10.   FFB's Representations and Warranties   . . . . . . . . . . . . . . . . - 10 -
      10.1  Organization  . . . . . . . . . . . . . . . . . . . . . . . . . .- 10 -
      10.2  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . - 10 -
      10.3  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . .- 11 -
      10.4  Shares to be Issued . . . . . . . . . . . . . . . . . . . . . . .- 11 -
      10.5  Financial Statements  . . . . . . . . . . . . . . . . . . . . . .- 11 -
      10.6  Good and Marketable Title . . . . . . . . . . . . . . . . . . . .- 11 -
      10.7  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .- 12 -
      10.8  Absence of Certain Changes or Events  . . . . . . . . . . . . . .- 12 -
      10.9  Information Furnished by FFB  . . . . . . . . . . . . . . . . . .- 12 -
      10.10  Litigation and Proceedings . . . . . . . . . . . . . . . . . . .- 12 -
      10.11  Material Contracts; No Conflict with Other Instruments . . . .  - 13 -
      10.12  Governmental Authorizations and Filings  . . . . . . . . . . .  - 13 -
      10.13  Consents and Approvals . . . . . . . . . . . . . . . . . . . .  - 13 -
      10.14  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 13 -
      10.15  Validity of Contemplated Transactions  . . . . . . . . . . . .  - 13 -

11.   Conduct of Business Pending the Merger   . . . . . . . . . . . . . . . - 14 -
      11.1 Negative Covenants of F&M . . . . . . . . . . . . . . . . . . . . - 14 -
      11.2 Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 14 -
      11.3  Respective Efforts of FFB and F&M . . . . . . . . . . . . . . .  - 14 -

12.   Additional Agreements  . . . . . . . . . . . . . . . . . . . . . . . . - 15 -
      12.1  Access and Information  . . . . . . . . . . . . . . . . . . . .  - 15 -
      12.2  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . .  - 15 -
      12.3  Registration Statement  . . . . . . . . . . . . . . . . . . . .  - 15 -
      12.4  Other Filings and Appeals . . . . . . . . . . . . . . . . . . .  - 16 -
      12.5  Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . .  - 16 -
      12.6  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 17 -
      12.7  Further Assurances  . . . . . . . . . . . . . . . . . . . . . .  - 17 -
      12.8  Director and Officer Liability Insurance  . . . . . . . . . . .  - 17 -
      12.9  Pooling . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 18 -
      12.10  Audited Financial Statements . . . . . . . . . . . . . . . . .  - 18 -
      12.11  SEC Filings  . . . . . . . . . . . . . . . . . . . . . . . . .  - 18 -
      12.12  Press Releases . . . . . . . . . . . . . . . . . . . . . . . .  - 18 -
      12.13  Fiduciary Responsibility . . . . . . . . . . . . . . . . . . .  - 19 -
      12.14  Continued Employment of Bank Employees . . . . . . . . . . . .  - 19 -
      12.15  Publication of Financial Results . . . . . . . . . . . . . . .  - 19 -

13.   Conditions Precedent; Terminations   . . . . . . . . . . . . . . . . . - 20 -
      13.1  Conditions Precedent to Obligations of the Parties  . . . . . .  - 20 -
      13.2  Conditions Precedent to FFB's Obligations . . . . . . . . . . .  - 20 -


  13.3  Conditions Precedent to F&M's Obligation  . . . . . . . . . . . . . . .- 22 -
  13.4  Termination and Abandonment . . . . . . . . . . . . . . . . . . . . . .- 23 -
  13.5  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . .- 23 -
  13.6  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .- 24 -
  13.7  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .- 24 -

14.  General Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . .- 24 -
     14.1 Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .- 24 -
     14.2 Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .- 24 -
     14.3  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .- 24 -
     14.4  Binding Nature of Agreement  . . . . . . . . . . . . . . . . . . . .- 25 -
     14.5  Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . .- 25 -
     14.6  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . .- 25 -
     14.7  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . - 25 -
     14.8  Termination of Representations and Warranties . . . . . . . . . . . - 26 -

                          PLAN AND AGREEMENT OF MERGER

                                    BETWEEN

                            FIRST FINANCIAL BANCORP.

                                      AND

                                 F & M BANCORP


        PLAN AND AGREEMENT OF MERGER (hereafter called "this Agreement") dated as of September 11, 1995 by and between FIRST FINANCIAL BANCORP., an Ohio corporation and registered as a bank holding company under the Bank Holding Company Act of 1956 and a savings and loan holding company under the Savings and Loan Holding Company Act ("FFB"), and F & M BANCORP, an Indiana corporation and registered as a bank holding company under the Bank Holding Company Act of 1956 ("F&M"), pursuant to which FFB and F&M hereby agree as set forth more fully herein.

1.   RECITALS
     --------

        1.1 FFB is a corporation duly organized and existing under the laws of the State of Ohio, having been incorporated on August 8, 1982. F&M is a corporation duly organized and existing under the laws of the State of Indiana, having been incorporated on September 10, 1984.

        1.2 The Boards of Directors of FFB and F&M deem it advisable for the general welfare and advantage of FFB and F&M and their respective shareholders that FFB and F&M merge into a single corporation pursuant to this Agreement and pursuant to the applicable provisions of the laws of the States of Ohio and Indiana and the United States of America, subject to the approval of various federal and state regulatory authorities.

        1.3 As of December 31, 1994, the authorized capital stock of FFB consisted of 25,000,000 shares of common stock, par value $8.00 per share (the "FFB Shares"), of which 12,204,575 shares were outstanding.

        1.4 As of the date hereof, F&M is authorized to issue 6,000 common shares, without par value (the "F&M Shares"), of which 5,633 shares are outstanding.

        1.5 In consideration of the foregoing premises and of the mutual agreements herein contained, the parties hereby agree, in accordance with the applicable provisions of the laws of the States of Ohio and Indiana, the United States of America, and any regulatory approvals, that FFB and F&M will be merged pursuant to the terms and conditions of the merger hereby agreed upon (hereafter called the "Merger") into a single corporation, which will be FFB, one of the constituent corporations and which will continue its corporate existence and be the corporation surviving the merger (said corporation hereafter being sometimes called the "Surviving

Corporation"), and the parties covenant to observe, keep, perform and carry into effect the Merger and this Agreement as hereafter set forth.

2. THE MERGER; EFFECTIVE TIME OF THE MERGER. Upon satisfaction (or waiver) of the conditions specified in Section 13 below, articles of merger in form and substance reasonably satisfactory to the parties shall be executed and filed in the offices of the Secretary of State of the States of Ohio and Indiana, respectively, in the manner provided by law. The date of the later of such filings shall be the effective time of the Merger (the "Effective Time"). Promptly after the Effective Time, Farmers & Merchants Bank of Rochester, Indiana (the "Bank"), a wholly owned subsidiary of F&M, shall be merged into Indiana Lawrence Bank ("ILB"), a wholly owned subsidiary of the Surviving Corporation (the "Bank Merger"). The Bank Merger will be effected pursuant to the terms of an agreement of merger in form and substance reasonably satisfactory to the parties.

3. GOVERNING LAW; ARTICLES OF INCORPORATION. The laws which are to govern the Surviving Corporation are the laws of the State of Ohio. The Articles of Incorporation of FFB, at the Effective Time, will be the Articles of Incorporation of the Surviving Corporation until the same will be further amended or altered in accordance with the provisions thereof.

4. REGULATIONS. The Regulations of FFB at the Effective Time will be the Regulations of the Surviving Corporation until the same will be altered or amended in accordance with the provisions thereof.

5. DIRECTORS AND OFFICERS. The directors of FFB at the Effective Time of the Merger will be the directors of the Surviving Corporation until their respective successors are duly elected and qualified. Subject to the authority of the Board of Directors as provided by law and the Regulations of the Surviving Corporation, the officers of FFB at the Effective Time will be the officers of the Surviving Corporation.

6. CONVERSION OF SHARES IN THE MERGER. The mode of carrying into effect the Merger provided in this Agreement and the manner and basis of converting the shares of the constituent corporation into shares of the Surviving Corporation are as follows:

     6.1 FFB'S COMMON STOCK. None of the shares of common stock, par value $8.00 per share, of FFB issued at the Effective Time will be converted as a result of the Merger, but all such shares (including shares held in the treasury) will remain issued shares of common stock of FFB.

     6.2 F&M SHARES. At the Effective Time, the F&M Shares outstanding immediately prior to the Effective Time (except for dissenters' shares and as otherwise provided in Section 6.5) will by virtue of the Merger be converted into shares of FFB common stock as determined pursuant to Section 6.3 below, and the F&M Shares held in treasury immediately prior to the Effective Time will be cancelled.

     6.3    CONSIDERATION: EXCHANGE RATIO.
            -----------------------------

        6.3.1 The number of FFB Shares to which the holders of F&M Shares shall be entitled as a result of the Merger (the "Deliverable Shares") shall be determined by dividing $12,500,000 by the mathematical average of the closing prices for FFB Shares on the National Association of Securities Dealers Automated Quotations System - National Market System ("NASDAQ") for each of the twenty (20) consecutive trading days ending on the second trading day prior to the Effective Time (the "Average Price"); provided, however, that in the event that there occurs one or more of such individual trading days on which two hundred (200) or fewer FFB Shares are traded as reported by NASDAQ (collectively, "Low-Trade Days"), the Low-Trade Days will be ignored and the closing price for FFB Shares on the trading day or days immediately preceding the first of said twenty consecutive trading days (excluding Low-Trade Days), to the extent necessary, shall be taken into account in order that the calculation of the Average Price be based on twenty (20) actual trading days on which more than two hundred (200) FFB Shares are traded; provided further, however, that in the event of the subdivision or split of the outstanding FFB Shares, the payment of a dividend in FFB Shares or a capital reorganization, reclassification or recapitalization affecting the closing price for FFB Shares during some but not all of said trading days, the number of Deliverable Shares will be adjusted proportionately so that the holders of outstanding F&M Shares shall receive the number of FFB Shares that represents the same percentage of the value of outstanding FFB Shares at the Effective Time as would have been represented by the number of shares such shareholders would have received if the event had not occurred. Each holder of F&M Shares shall be entitled to a portion of the Deliverable Shares that is equal to the number of Deliverable Shares multiplied by a fraction, the numerator of which is the number of F&M Shares held by that shareholder immediately prior to the Effective Time and the denominator of which is the number of F&M Shares outstanding immediately prior to the Effective Time.

       6.3.2 Each holder of F&M Shares outstanding immediately prior to the Effective Time, upon surrender to FFB of one or more stock certificates representing former shares of F&M, will be entitled to receive one or more stock certificates of FFB into which the F&M Shares will have been converted. No dividends that may have been declared by FFB after the Effective Time and prior to the surrender of F&M shares will be paid until such shares have been presented for exchange to FFB. FFB shall deliver certificates to F&M shareholders within ten business days of receipt by the Exchange Agent (as defined in Section 6.4 below) of F&M certificates.

   6.4 SURRENDER OF F&M CERTIFICATES. Prior to the Effective Time, FFB and First National Bank of Southwestern Ohio (the "Exchange Agent") shall enter into an Exchange Agent Agreement with respect to the Deliverable Shares, which Agreement shall be subject to F&M's approval which shall not be unreasonably withheld. The Exchange Agent Agreement shall require FFB to deliver the Deliverable Shares to the Exchange Agent at the Effective Time. As promptly as practicable after the Effective Time, the Exchange Agent shall prepare and mail to each holder of record of an outstanding certificate or certificates representing shares of F&M a letter of transmittal containing instructions for the surrender of the certificate or certificates.

Upon surrender of the F&M certificate or certificates in accordance with instructions set forth in the letter of transmittal, such holder shall be entitled to receive in exchange therefor certificates representing the number of whole shares of FFB into which the shares represented by the certificate or certificates so surrendered shall have been converted, without interest. As part of its services, the Exchange Agent shall make itself available for at least three business days during regular banking hours at the main office of the Bank to accept and provide receipts for surrendered certificates. Approval of the Exchange Agent Agreement by F&M and approval of this Agreement by the shareholders of F&M shall constitute ratification of the appointment of First National Bank of Southwestern Ohio as the Exchange Agent for this purpose. The Exchange Agent shall not be obligated to deliver certificates for FFB stock to a former shareholder of F&M until such former shareholder surrenders his or her certificate or certificates representing shares of F&M or, in default thereof, an appropriate affidavit of loss and indemnity agreement as may be required by FFB. Until so surrendered for exchange, each such stock certificate formerly representing F&M Shares will be deemed for all corporate purposes (except for the payment of dividends, which will be subject to the exchange of stock certificates as above provided) to evidence the ownership of the number of shares of common stock of the Surviving Corporation that the holder thereof would be entitled to receive upon its surrender to FFB.

        6.5 FRACTIONAL INTERESTS. No fractional shares of common stock of FFB or certificate or scrip representing the same will be issued. In lieu thereof, each holder of F&M Shares having a fractional interest arising upon the conversion of F&M Shares in the Merger will be paid in cash by FFB for the fractional interest. Such payment shall be equal to the fractional interest times the Average Price. This amount shall not be paid to any holder of F&M Shares who shall not have surrendered his certificates for exchange pursuant to
Section 6.4 hereof, and FFB shall retain such amount until such time as such certificates have been surrendered.

        6.6 BANK CERTIFICATES. Share certificates that name the Bank as issuer but represent F&M Shares will be deemed share certificates representing F&M Shares in connection with the Merger and for the purposes of rights and obligations under this Agreement.

7.    EFFECT OF THE MERGER.  At the Effective Time, the Surviving
Corporation will succeed to, without other transfer, and will possess and enjoy, all the rights, privileges, immunities, powers and franchises both of a public and a private nature, and be subject to all the restrictions, disabilities and duties of each of FFB and F&M, and all the rights, privileges, immunities, powers and franchises of each of FFB and F&M and all property, real, personal and mixed, and all debts due to either of said constituent corporations on whatever account, for stock subscriptions as well as for all other things in action or belonging to each of said corporations, will be vested in the Surviving Corporation; and all property, rights, privileges, immunities, powers and franchises, and all and every other interest will be thereafter as effectually the property of the Surviving Corporation as they were of FFB and F&M, respectively, and the title to any real estate vested by deed or otherwise in either of FFB and F&M will not revert or be in any way impaired by reason of the Merger; provided, however, that all rights of creditors and all liens upon any property of either of FFB or F&M will be preserved unimpaired, limited in lien to the property affected by such liens at the Effective Time, and all debts, liabilities and

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duties of said constituent corporations, respectively, will thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Corporation.

8. APPROVAL OF THE SHAREHOLDERS; FILING OF ARTICLES OF MERGER. This Agreement will be submitted to the shareholders of F&M for adoption and approval. After such adoption and approval, and subject to the conditions contained in this Agreement, articles of merger as described in Section 2 will be signed, verified and delivered to the Secretary of State of the States of Ohio and Indiana for filing as provided by the respective statutes of such states.

9. F&M'S REPRESENTATIONS AND WARRANTIES. Except as provided in the schedules contained in the disclosure statement attached hereto ("Disclosure Statement"), F&M represents and warrants to FFB as of the date hereof and as of the Effective Time as follows:

     9.1 ORGANIZATION. F&M is a corporation duly organized and validly existing under the laws of the State of Indiana and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("Bank Holding Company Act"). F&M has the corporate power to carry on its businesses as they are now being conducted and is qualified to do business in each jurisdiction in which the character and location of the assets owned by it, or the nature of the business transacted by it, requires qualification, except where the absence of such qualification would not have a material adverse effect on its businesses or properties. The Board of Directors of F&M has authorized and directed the persons executing this Agreement on behalf of F&M to do so, and this Agreement, when executed and delivered, will be legally binding upon F&M.


     9.2 CAPITALIZATION. F&M is authorized to issue 6,000 common shares, without par value, of which, as of the date hereof, 5,633 shares are issued and outstanding. Each issued share of F&M was validly issued, fully paid, non-assessable and each outstanding share of F&M is entitled to one vote. F&M has not issued or granted nor is it a party to any outstanding subscriptions, options, warrants, calls or rights of any kind relating to or providing for the issuance, sale, delivery or transfer of any class of securities of F&M.

     9.3 INFORMATION FURNISHED BY F&M. In connection with FFB's due diligence examination prior to the date hereof, F&M has delivered to FFB certain information concerning F&M dated as of the date furnished or such other date as disclosed to FFB. Such information and the copies of documents furnished to FFB are accurate in all material respects as of the date furnished or such other date.

     9.4    SUBSIDIARIES.  F&M has one wholly owned subsidiary, the Bank.
F&M has no other subsidiaries. The Bank is a state bank duly organized and validly existing under the laws of the State of Indiana. The Bank has the corporate power to carry on its businesses as they are now being conducted and is qualified to do business in each jurisdiction in which the character and location of the assets owned by it, or the nature of the business transacted by it, requires qualification, except where the absence of such qualification would not have a material adverse

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effect on the businesses or properties of F&M.  The Bank is authorized to issue
6,000 shares, par value $100 per share, of which, as of the date hereof, 6,000 shares are issued and outstanding. All of the Bank's shares are validly issued, fully paid, non-assessable and all such shares are owned by F&M free and clear of all liens, claims, charges or encumbrances. The Bank has not issued or granted nor is it a party to any outstanding subscriptions, options, warrants, calls or rights of any kind relating to or providing for the issuance, sale, delivery or transfer of any class of securities of the Bank.

      9.5 FINANCIAL STATEMENTS. The Disclosure Statement will contain copies of F&M's consolidated balance sheets as of April 30, 1995 and 1994 and F&M's related statements of income, changes in shareholders' equity, and cash flows for each of the years ended April 30, 1995, 1994 and 1993. Except for the 1993 financial statements and related notes (which are unaudited), in each case all such documents, including the notes thereto, will be certified by Crowe, Chizek and Company, independent public accountants. The balance sheets and statements referred to in this Section are hereinafter referred to as the "F&M Financial Statements." F&M will deliver the F&M Financial Statements to FFB as soon as practicable after F&M receives them from said accountants. The F&M Financial Statements will be prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated, except as otherwise indicated in the notes thereto. All liabilities of F&M (including any contingent liabilities), as of the date of each balance sheet, will be properly accrued in such balance sheet or disclosed in the related footnotes, in accordance with generally accepted accounting principles, except as may be noted therein.

      9.6 GOOD AND MARKETABLE TITLE. F&M and the Bank have and at the Effective Time will have good and marketable title in fee simple to all lands and buildings shown as assets of F&M or the Bank in their records and books of account except for properties held in trust or other fiduciary capacity, free and clear of all liens, encumbrances and charges except as reflected in the F&M Financial Statements and except for current taxes and assessments not delinquent or being contested in good faith and liens, encumbrances and charges shown in their records and books of account which are not substantial in character or amount and do not materially detract from the value or interfere with the use of the properties subject thereto or affected thereby. F&M and the Bank have and at the Effective Time will have valid leases under which they are entitled to occupy and use in their business all real property of which they are lessees, and F&M and the Bank have no knowledge of any material default under any such lease. As of the date hereof, neither F&M nor the Bank has title to any real property or buildings as a result of foreclosure or by otherwise realizing on collateral held by either of them. Neither F&M nor the Bank shall take action to foreclose or otherwise realize on any real property collateral held by either of them prior to the Effective Time without the prior consent of FFB, which consent shall not be unreasonably withheld.

      F&M and the Bank have and at the Effective Time will have good and marketable title to the machinery, equipment, merchandise, materials, supplies and other property of every kind, tangible or intangible, contained in their offices and other facilities or shown as assets in their records and books of account, except for properties held in trust or other fiduciary capacity, free and clear of all liens, encumbrances and charges except as reflected in the F&M Financial Statements and except for liens, encumbrances and charges, if any, which do not materially detract from the value of or interfere with the use of the properties subject thereto or affected thereby. F&M and the Bank have and will have immediately prior to the Effective Time valid leases under which they are entitled to use in their business all personal property of which they are lessees, and neither F&M nor the Bank has any knowledge of any material default under any such leases.

      9.7 TAXES. All taxes imposed by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, which are due or payable by either F&M or the Bank ("Taxes"), and all claims asserted against each of them for the payment of Taxes have been paid in full or are adequately accrued in the records and books of accounts of each of F&M and the Bank and will be so paid or provided for at the Effective Time. All income tax returns for each of F&M and the Bank for tax years through and including 1994 have been filed with the taxing authorities having jurisdiction thereof, and no extension of time for the assessment of deficiencies for any such years is in effect. Neither F&M nor the Bank has knowledge of any unassessed Tax deficiency proposed or threatened against it.

      9.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. From April 30, 1994 to the date hereof, there has not been:

         9.8.1 any change in or event affecting the corporate status, businesses, operations or condition (financial or otherwise) of either of F&M or the Bank (whether or not covered by insurance), other than changes in the ordinary course of business, which are not, in the aggregate, materially adverse to F&M; or

         9.8.2 any declaration, setting aside or payment of any dividend or other distribution, with respect to F&M Shares, except the cash dividend of $30 per share paid on or about February 1, 1995.

      9.9    CONTRACTS AND AGREEMENTS.  Neither F&M nor the Bank is a party to:
(a) any sales agency agreement not subject to termination without liability on notice of 60 days or less; (b) any contract for the purchase or sale of any materials, products or supplies which contains any escalator, renegotiation or redetermination clause or which commits it for a fixed term; (c) any contract of employment with any officer or employee not terminable at will without liability; (d) any pension, retirement or profit sharing plan or agreement not cancelable within 60 days without liability; (e) any management or consultation agreement not terminable at will without liability; (f) any lease, license, royalty, union agreement or loan agreement except those entered into in the ordinary course of business; (g) any contract, accepted order or commitment for the purchase or sale of materials, products or supplies having a total contract price in excess of $20,000; or (h) any other agreement which materially affects the business properties, assets or condition (financial or otherwise) of F&M, or which was entered into other than in the ordinary course of business. The Disclosure Statement contains the following with respect to each pension or profit sharing plan of F&M and the Bank: a copy of the plan and any relevant trust agreements, a copy of the 1994 Form 5500-C/R filed with the Internal Revenue Service, the latest report of the value of the assets or the cash surrender values as of the latest anniversary of the insurance polices held under the plan, and the latest actuarial evaluation or statement of individual accounts.

      9.10 INSURANCE. The Disclosure Statement contains a list, and is accompanied by copies, of all existing insurance policies of F&M and the Bank, including but not limited to group insurance and pension plans. All such policies are in full force and effect. The Disclosure Statement also contains a list of all claims for insured losses filed by F&M and the Bank during the three-year period immediately preceding the date of this Agreement, including but not limited to worker's compensation, automobile and general liability.

      9.11 LITIGATION AND PROCEEDINGS. There is no suit, action or legal or administrative proceeding pending or, to the knowledge of F&M, threatened, against it or the Bank, which, if adversely determined, might materially and adversely affect the financial condition, on a consolidated basis, of F&M and the Bank or the conduct of their businesses, nor is there any decree, injunction or order of any court, governmental department or agency outstanding against F&M or the Bank having any such effect.

      9.12 MATERIAL CONTRACTS; NO CONFLICT WITH OTHER INSTRUMENTS. Neither F&M nor the Bank is in default under the terms of any outstanding contract, agreement, lease or other commitment which default would have a material and adverse effect, on a consolidated basis, on F&M and the Bank, and at the Effective Time, the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a default under any indenture, mortgage, deed of trust or other agreement or instrument to which F&M or the Bank is a party, which default or breach would have a material and adverse effect, on a consolidated basis, on F&M and the Bank.

      9.13 GOVERNMENTAL AUTHORIZATIONS AND FILINGS. Each of F&M and the Bank has all valid and sufficient licenses, franchises, permits and other governmental authorizations for all businesses presently carried on by F&M and the Bank, respectively. F&M has filed with the Federal Reserve Board all reports necessary to the conduct of its business as a bank holding company and is current in all respect as to such filings. F&M has provided in the Disclosure Statement its Annual Reports on Form FRY-6 for 1990, 1991 and 1994 and on Form FRY-9 for 1990, 1991, 1992, 1993 and 1994, proxy materials for its Annual Meetings in such years and its Annual Meeting in 1995. The Bank has provided in the Disclosure Statement its Year-End Call Reports for 1991, 1992, 1993 and 1994, as filed with the Federal Deposit Insurance Corporation.

      9.14 CONSENTS AND APPROVALS. Except for consents and approvals of federal and state regulatory authorities, the only consent and approval required to be obtained by or on behalf of F&M or the Bank on or prior to the Effective Time is the approval of the holders of seventy-five percent of the outstanding shares of F&M in the manner provided by law.

      9.15 BROKERS. Neither F&M, the Bank nor any of their officers, directors or employees have employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees in connection with this Agreement or with the transactions contemplated hereby.

      9.16 ENVIRONMENTAL MATTERS. For purposes hereof, "environmental laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines relating to public health and protection of the environment and natural resources.

      (a) F&M and the Bank have filed all notices, permit applications and other required governmental submissions and have obtained all permits, licenses and other authorizations which are required and which are material in connection with the conduct of their respective businesses under all applicable environmental laws, including approvals relating to emissions, discharges, releases or threatened releases, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, new or used petroleum products, industrial, toxic or hazardous substances or solid wastes into the environment (including, without limitation, ambient air, surface water, groundwater, land or sewers).

      (b) Each of F&M and the Bank is in compliance, in all material respects, in the conduct of its business with all terms and conditions of the necessary permits, licenses and authorizations, and to the best of their knowledge is also in compliance in all material respects with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the environmental laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved under the environmental laws.

      (c) Neither F&M nor the Bank has received notice of, or has knowledge of, any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may materially interfere with or prevent compliance or continued compliance in the conduct of its business with the environmental laws or any regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered, promulgated or approved under the environmental laws, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, or proceeding, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment (including, without limitation, ambient air, surface water, groundwater, land or sewers), of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste or new or used petroleum products.

      (d) Neither F&M nor the Bank has received notice of, or has knowledge of, any material civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against either F&M or the Bank relating in any way to the environmental laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved under the environmental laws.

        (e) To the best knowledge of each of F&M and the Bank, there is no asbestos-containing material located on the premises on which F&M and the Bank conduct their respective businesses the presence of which violates any environmental law.

        9.17 VALIDITY OF CONTEMPLATED TRANSACTIONS. The execution, delivery and performance of this Agreement will not: (i) violate, or conflict with, or require any consent under, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any material lien upon any of the assets of either of F&M or the Bank, under any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of F&M or the Bank, or of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which either of F&M or the Bank is a party or by which either of F&M or the Bank or any of their assets may be bound or affected or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to F&M, the Bank or any of their assets.

10. FFB'S REPRESENTATIONS AND WARRANTIES. FFB represents and warrants to F&M as of the date hereof and as of the Effective Time as follows:

        10.1 ORGANIZATION. FFB is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is registered as a bank holding company under the Bank Holding Company Act, and a savings and loan holding company under the Savings and Loan Holding Company Act. FFB has the corporate power to carry on its businesses as they are now being conducted and is qualified to do business in each jurisdiction in which the character and location of the assets owned by it, or the nature of the business transacted by it, requires qualification. FFB, by order of its Board of Directors, has authority to enter into this Agreement and this Agreement is legally binding.

        10.2 SUBSIDIARIES. Each indirect and direct subsidiary of FFB which, as of the Effective Time would be deemed to be a "significant subsidiary," as such term is defined in Rule 405 of the rules and regulations promulgated in the Securities Act of 1933, as amended (the "1933 Act"), is either a national bank or federal savings association duly organized, validly existing, and in good standing under a charter granted by the Office of the Comptroller of the Currency or the Office of Thrift Supervision, or is a corporation or state bank duly organized, validly existing and in good standing under the laws of the state of its incorporation, and in either case, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to so qualify would have a material and adverse effect on the consolidated business, financial condition or results of operations of FFB.

       10.3 CAPITALIZATION. FFB's capitalization consists of 25,000,000 authorized shares of common stock (par value $8.00 per share), of which, as of December 31, 1994, 12,204,575 shares were issued and outstanding. Each issued share is validly issued, fully paid and nonassessable, and each outstanding share is entitled to one vote.

       10.4 SHARES TO BE ISSUED. All shares of common stock of FFB into which F&M Shares will be converted will be, immediately after the Effective Time and when issued upon such conversion, duly and validly authorized and issued, fully paid and nonassessable, and no stockholder of FFB will have any preemptive right of subscription or purchase in respect thereof. FFB shall take such steps as may be necessary for such shares to be listed on NASDAQ immediately after the Effective Time.

       10.5 FINANCIAL STATEMENTS. FFB will have delivered to F&M copies of its consolidated balance sheets as of December 31, 1994, 1993 and 1992, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the three years then ended, in each case including the notes thereto, all certified by Ernst & Young, independent public accountants, or one of said accountant's predecessor firms (the "FFB Financial Statements").

       All of the FFB Financial Statements have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated, except as otherwise indicated in the notes thereto. All liabilities of FFB (including any contingent liabilities), as of the date of each balance sheet, were properly accrued in such balance sheet or disclosed in the related footnotes, in accordance with generally accepted accounting principles.

       10.6 GOOD AND MARKETABLE TITLE. FFB has and at the Effective Time will have good and marketable title in fee simple to all lands and buildings shown as assets m its records and books of account, except for properties held in trust or other fiduciary capacity, free and clear of all liens, encumbrances and charges except as reflected in the FFB Financial Statements and except for current taxes and assessments not delinquent or being contested in good faith and liens, encumbrances and charges shown in its records and books of account which are not substantial in character or amount and do not materially detract from the value or interfere with the use of the properties subject thereto or affected thereby. FFB has and at the Effective Time will have valid leases under which it is entitled to occupy and use in its business all real property of which it is lessee, and FFB has no knowledge of any material default under any such lease.

        FFB has and at the Effective Time will have good and marketable title to the machinery, equipment, merchandise, materials, supplies and other property of every kind, tangible or intangible, contained in its offices and other facilities or shown as assets in its records and books of account, except for properties held in trust or other fiduciary capacity, free and clear of all liens, encumbrances and charges except as reflected in the FFB Financial Statements and except for liens, encumbrances and charges, if any, which do not materially detract from the value of or interfere with the use of the properties subject thereto or affected thereby. FFB has and will have immediately prior to the Effective Time valid leases under which it is entitled to use in its business all personal property of which it is lessee, and FFB has no knowledge of any material default under any such lease.

       10.7 TAXES. All Taxes which are due or payable by FFB, and all claims asserted against it have been paid in full or are adequately accrued in the records and books of accounts of FFB and will be so paid or provided for at the Effective Time. All income tax returns for FFB have been filed with the taxing authorities having jurisdiction thereof for all years through FFB's 1993 tax year, and no extension of time for the assessment of deficiencies for any such years is in effect. FFB has no knowledge of any unassessed tax deficiency proposed or threatened against it.

       10.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. From December 31, 1994 to the date hereof, there has not been:

          10.8.1 any change in or event affecting the corporate status, businesses, operations or condition (financial or otherwise) of FFB and its consolidated Subsidiaries, other than changes in the ordinary course of business, those changes described in any FFB filings with the Securities and Exchange Commission, and those changes that may result from FFB's acquisition of Bright Financial Services Inc., of Flora, Indiana, and its subsidiary bank, which are not, in the aggregate, materially adverse to FFB;

          10.8.2 with respect to FFB's common stock, any declaration, setting aside or payment of any dividend or other distribution, other than quarterly dividends of $0.26 per share paid on January 1, 1995, April 1, 1995 and July 1, 1995; and

          10.8.3 any other event or condition of any character which has materially and adversely affected the corporate status, business, operations or financial condition of FFB and its consolidated Subsidiaries taken as a whole.

       10.9 INFORMATION FURNISHED BY FFB. Neither this Agreement nor any written report, statement, list, certificate or information furnished or to be furnished by FFB to F&M in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or will be supplied by FFB with respect to its business, operations, financial condition, directors and officers for inclusion in the proxy statement and registration statement relating to the Merger) contains or will contain (in the case of information relating to the proxy statement at the time it is mailed and to the registration statement at the time it becomes effective) any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

       10.10 LITIGATION AND PROCEEDINGS. There is no suit, action or legal or administrative proceeding pending, or to the knowledge of FFB threatened, against it or any of FFB's consolidated Subsidiaries, which, if adversely determined, might materially and adversely affect the financial condition, on a consolidated basis, of FFB and FFB's consolidated Subsidiaries or the conduct of their businesses, nor is there any decree, injunction or order of any court, governmental department or agency outstanding against FFB or any of FFB's consolidated Subsidiaries having any such effect.

       10.11    MATERIAL CONTRACTS; NO CONFLICT WITH OTHER INSTRUMENTS.
Neither FFB nor any of its consolidated Subsidiaries is in default under the terms of any outstanding contract, agreement, lease or other commitment which default would have a material and adverse effect, on a consolidated basis, on FFB and FFB's consolidated Subsidiaries, and at the Effective Time, the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a default under any indenture, mortgage, deed of trust or other agreement or instrument to which FFB or any of its consolidated Subsidiaries is a party, which default or breach would have a material and adverse effect, on a consolidated basis, on FFB and FFB's consolidated Subsidiaries.

       10.12 GOVERNMENTAL AUTHORIZATIONS AND FILINGS. FFB and each of FFB's consolidated Subsidiaries has all valid and sufficient licenses, franchises, permits and other governmental authorizations necessary to the conduct of its business and has filed with the Board of Governors of the Federal Reserve System ("FRB"), the Office of Thrift Supervision and the Securities and Exchange Commission all reports necessary to the conduct of its business as a bank holding company and savings and loan holding company and is current in all respects as to such filings.

       10.13 CONSENTS AND APPROVALS. The consents and approvals required to be obtained by FFB on or prior to the Effective Time are set forth below:

            10.13.1 approval and effectiveness of the Registration Statement referred to in Section 12.3 or of any post effective amendment thereto,

            10.13.2  approval of the FRB under the Bank Holding Company Act,

            10.13.3 approval of the Department of Financial Institutions of the State of Indiana ("Department"), and

            10.13.4 any other required consents for the completion of the Merger.

       10.14 BROKERS. Neither FFB nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees in connection with this Agreement or with the transactions contemplated hereby.

       10.15 VALIDITY OF CONTEMPLATED TRANSACTIONS. The execution, delivery and performance of this Agreement will not: (i) violate, or conflict with, or require any consent under, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien upon any of the assets of FFB or ILB, under any of the terms, conditions or provisions of the Articles of Incorporation or bylaws of FFB or ILB, or of any note, bond, mortgage, indenture, deed of trust, material license, lease, agreement or other instrument or obligation to which FFB or ILB is a party or by which FFB or any of its assets may be bound or affected or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to FFB or ILB or any of their assets.

11.    CONDUCT OF BUSINESS PENDING THE MERGER.

       11.1 NEGATIVE COVENANTS OF F&M. From and after the date of this Agreement and prior to the Effective Time, without the prior written consent of FFB, F&M will not:

               11.1.1  amend its Articles of Incorporation or Bylaws;

               11.1.2 engage in any material activity or transaction or incur any material obligation (by contract or otherwise) except in the ordinary course of business or other than as described in this
       Section 11;

               11.1.3 issue rights or options to purchase or subscribe to any of its shares or subdivide or otherwise change any such shares; or

               11.1.4  issue or sell any of its shares.

       11.2 DIVIDENDS. From and after the date of this Agreement and prior to the Effective Time, neither FFB nor F&M will declare or pay any dividends on or make any distributions in respect of any shares of its capital stock, except that (i) FFB may declare and pay, on or about the dates when such dividends have customarily been declared and paid by it in the past, quarterly cash dividends in the amount of $0.26 or more (plus such additional amount, which may be stock dividends, if any, consistent with FFB's practices during recent years as its Board of Directors may determine) per share during each calendar quarter on the outstanding shares of FFB's common stock; and (ii) F&M may declare and pay cash dividends in an amount not to exceed thirty percent (30%) of F&M's net earnings as determined by F&M for the year ending December 31, 1995. For the period from December 31, 1995 until the Effective Time, and assuming the financial condition of F&M justifies such action, the parties agree to cooperate with each other to ensure that the shareholders of F&M receive a quarterly cash dividend from either F&M or FFB and that during the quarter in which the Effective Time occurs such shareholders of F&M do not receive cash dividends from both F&M and FFB.

       11.3 RESPECTIVE EFFORTS OF FFB AND F&M. From and after the date of this Agreement and prior to the Effective Time, each of F&M and the Bank will make their respective reasonable efforts to preserve their respective business organizations intact; to keep available the services of their respective present officers and employees; and to preserve the goodwill of their respective suppliers, customers and others with whom they have business relations. During the same period, neither F&M nor the Bank will put into effect any increase in the compensation

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or other benefits applicable to employees of the Bank, except annual increases effective in 1996 that do not exceed in the aggregate five percent (5%) or as to any individual six percent (6%).

12.    ADDITIONAL AGREEMENTS

       12.1 ACCESS AND INFORMATION. FFB and F&M hereby agree that each will give to the other and to the other's accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Merger to all of its properties, books, contracts, commitments and records, and that each will furnish the other during such period with all such information concerning its affairs as such other party may reasonably request. In the event of the termination of this Agreement each party will deliver to the other all documents, work papers and other material obtained from the other relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, and will use its best efforts to have any information so obtained and not heretofore made public kept confidential.

       12.2 CONFIDENTIALITY. From and after the date of this Agreement, the parties and their respective Subsidiaries shall, and they shall cause their respective directors, officers, employees and advisors ("Affiliates") to, treat all information received from or on behalf of another party hereto or its Affiliates concerning the business, assets, operations and financial condition of such other party or its Subsidiaries as confidential, unless and to the extent that the party receiving such information can demonstrate that such information was in the public domain, and the party receiving such information and its Subsidiaries shall, and shall cause their respective Affiliates to, not use any such confidential information for any purpose except in furtherance of the transactions contemplated by this Agreement. In the event this Agreement is terminated pursuant to Section 13.4 hereof, each party and its Subsidiaries shall promptly return to the other party all documents and work papers and all copies thereof, containing any such confidential information received from or on behalf of another party hereto in connection with the transactions contemplated by this Agreement. The covenants contained in this Section are of the essence and shall survive any termination of this Agreement and the closing of the transactions contemplated by this Agreement.

       12.3 REGISTRATION STATEMENT. FFB will use its best efforts to prepare and file as soon as practicable with the Securities and Exchange Commission ("SEC") a Registration Statement on Form S-4 under the 1933 Act to register the Deliverable Shares at the Effective Time. FFB will use its best efforts to cause such Registration Statement to become effective. FFB will use reasonable efforts to make all proper filings under any applicable state securities laws. The prospectus which forms a part of the Registration Statement will also constitute the Proxy Statement of F&M for solicitation of proxies in connection with the meeting of shareholders referred to in Section
13.3.7. The Registration Statement will comply in all material respects with the rules and regulations of the Securities and Exchange Commission. Each of the parties hereto will cooperate fully with each other in preparation of the Registration Statement and Proxy Statement (and any and all amendments thereto) and supply all information necessary, in the opinion of their respective counsel, in order to complete the preparation of the Registration and Proxy Statement. FFB will list the Deliverable Shares on NASDAQ.

       12.4 OTHER FILINGS AND APPEALS. FFB will have primary responsibility for preparation of all applications for regulatory approval of the Merger including but not limited to the preparation of: (i) an application or any amendment thereto filed or to be filed by any party with the FRB under the Bank Holding Company Act for authority to consummate the transactions contemplated by this Agreement, the Articles of Merger and the Agreement of Merger; (ii) an application or any amendment thereto filed or to be filed with the Department for authority to consummate the transactions contemplated by this Agreement, the Articles of Merger and the Agreement of Merger; and (iii) any application or statements to be made by any party to any governmental body in connection with such matters and in connection with plans and agreements of merger heretofore or hereafter entered into between the parties hereto. FFB will deliver copies of all applications to F&M prior to filing, keep F&M apprised of the status of all applications and file the application with the FRB as promptly as practicable following the date of this Agreement. Each of the parties hereto shall use its best efforts, separately and jointly with the other party, in good faith to take or cause to be taken all such steps as shall be necessary or advisable to obtain all consents and approvals of governmental authorities as are required by law or otherwise to effect the Merger. In the event of an adverse or unfavorable determination by any regulatory authority, or should the Merger be challenged or opposed by any administrative or legal proceeding, whether by the United States Department of Justice or otherwise, the determination of whether and to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made by FFB with the concurrence of F&M, which concurrence shall not be unreasonably withheld, and FFB agrees to be fully responsible for the conduct of such review or other proceeding.

       12.5 EMPLOYEE BENEFIT PLANS. Notwithstanding anything to the contrary contained herein, (i) in the event that the Effective Time occurs prior to the date on which the Bank makes its required contribution to the Farmers and Merchants Bank Retirement Plan and Trust ("Retirement Plan") for the 1995 plan year, as determined in accordance with the terms of the Retirement Plan, the Surviving Corporation shall assume or cause ILB to assume such obligation and shall make or cause ILB to make such required contribution as soon as practicable after the amount of such required contribution shall be determined; and (ii) the Surviving Corporation shall assume or cause ILB to assume the obligation of the Bank to make a pro rata contribution to the Retirement Plan for the period from December 31, 1995 until the Effective Time (the "1996 Partial Plan Year"), in accordance with an amendment to the Retirement Plan to be adopted by the Bank to require a Bank contribution to the Retirement Plan for the 1996 Partial Plan Year. As soon as practicable after the Effective Time, but in no event prior to making the required contribution or contributions, if any, described in the preceding sentence, the Surviving Corporation shall cause the termination of the Retirement Plan in a manner which shall assure the tax-qualified status of the Retirement Plan upon termination. Upon termination of the Retirement Plan, provisions will be made for the distribution of each participant's account in accordance with the terms of the Retirement Plan, the Internal Revenue Code, and the Employee Retirement Income Security Act of 1974 ("ERISA"). Former employees of the Bank who are employed by ILB as of the Effective Time shall receive credit for their prior service with the Bank for purposes of calculating years of service for eligibility and vesting purposes under the First Financial Bancorp Thrift Plan ("Thrift Plan") and the First Financial Bancorp Employees'

Pension Plan ("Pension Plan"). Prior service with the Bank shall not be credited, however, for purposes of calculating years of service for benefit accrual purposes under the Pension Plan. Former employees of the Bank who satisfy the applicable eligibility requirements under the Pension Plan shall be eligible to participate immediately in the Pension Plan as of the Effective Time. Former employees of the Bank satisfying the applicable eligibility requirements under the Thrift Plan shall be eligible to participate on the first entry date (January 1 or July 1) following the Effective Time. Former employees of the Bank who are employed by ILB as of the Effective Time shall also receive credit for prior service with the Bank for purposes of determining eligibility for all other employee benefits offered to employees of ILB, including, but not limited to, group health coverage, group term life and accidental death and dismemberment coverage, and short-term and long-term disability coverage. Former employees of the Bank who satisfy the applicable eligibility requirements to participate in said other employee benefits shall be eligible to participate immediately therein as of the Effective Time. In addition, in the event that former employees of the Bank who are employed by ILB as of the Effective Time are subject to any pre-existing conditions exclusions or limitations under the group health plan for employees of ILB ("ILB Health Plan"), FFB or ILB shall either (i) obtain for said former employees other health insurance comparable to the ILB Health Plan or (ii) self-insure said former employees as necessary to place them in a position not substantially more or less advantageous to them than if they were covered under the ILB Health Plan. Furthermore, former employees of the Bank who are employed by ILB as of the Effective Date shall receive credit under the ILB Health Plan for amounts paid toward the satisfaction of the yearly deductibles and yearly payment limits under the Bank's group health plan.

       12.6    EXPENSES.  Upon a termination of this Agreement as provided in
Section 13.4, each party will pay all costs and expenses of its performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including fees, expenses and disbursements of its accountants and counsel.

       12.7 FURTHER ASSURANCES. If at any time the Surviving Corporation will consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of F&M acquired or to be acquired by or as a result of the Merger, the proper officers and directors of F&M and the Surviving Corporation, respectively, will be and they hereby are severally and fully authorized to execute and deliver such proper deeds, assignments and assurances in law and take such other action as may be necessary or proper in the name of F&M or the Surviving Corporation to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the purposes of this Agreement.

       12.8 DIRECTOR AND OFFICER LIABILITY INSURANCE. Prior to the Effective Time, F&M shall pay the single premium to continue insurance coverage, under the policy of director and officer liability insurance presently maintained by F&M or the Bank, insuring those individuals serving, at any time during the three (3) years preceding the Effective Time, as directors or officers of F&M or the Bank, with respect to claims made during the three
(3) years after the

Effective Time as to acts or omissions occurring on or within the three (3) years preceding the Effective Time.

       12.9 POOLING. Each of F&M, Bank, FFB and FFB's consolidated Subsidiaries has used and will use its best efforts to refrain from taking any action that would prevent F&M and FFB from accounting for the business combination to be effected by the Merger as a "pooling of interests." F&M has received from its independent accountants, Crowe, Chizek and Company, a letter stating that, based upon Crowe, Chizek and Company's review of such relevant documents and information which Crowe, Chizek and Company deemed relevant, such firm is currently unaware of any reason why the business combination to be effected by the Merger cannot be accounted for as a "pooling of interests" in regard to F&M and the Bank. FFB has received from its independent accountants, Ernst & Young, a letter stating that, based upon Ernst & Young's review of such relevant documents and information which Ernst & Young deemed relevant, such firm is currently unaware of any reason why the business combination to be effected by the Merger cannot be accounted for as a "pooling of interests" in regard to FFB and its consolidated Subsidiaries.

       12.10 AUDITED FINANCIAL STATEMENTS. As soon as reasonably practicable, F&M will deliver to FFB the information required by Item 17 of the instructions to Registration Statement Form S-4, including but not limited to a copy of its consolidated balance sheet as of April 30, 1995 and 1994 and related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended April 30, 1995, 1994 and 1993, and such financial statements for the most recently ended fiscal year will be in the format required by the Securities and Exchange Commission and will include a Management's Discussion and Analysis of Financial Condition and Results of Operations section. If the effective date of the Registration Statement described in Section 12.3 is after October 31, 1995, F&M will deliver to FFB a copy of its balance sheet (unaudited) and related statements of income and cash flows (unaudited) for the six-month period ending October 31, 1995, and/or the nine-month period ending January 31, 1996, as applicable, in each case including the notes thereto. All of such financial statements shall present fairly the financial positions as of and at the date shown and the results of operations for the periods covered thereby. They shall have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated, except as otherwise indicated in the notes thereto. All liabilities of F&M (including any contingent liabilities), as of the date of each balance sheet, shall be properly accrued in such balance sheet or disclosed in the related footnotes in accordance with generally accepted accounting principles. Each of such consolidated statements of earnings of F&M shall be fairly presented in accordance with generally accepted accounting principles for the periods indicated.

       12.11 SEC FILINGS. Within 15 days after the date hereof, FFB will deliver to F&M copies of its Forms 10-K, 10-Q and 8-K that have been filed with the SEC since December 31, 1992.

       12.12 PRESS RELEASES. The parties shall consult with each other as to the form and substance of any press release, written communication with their shareholders, or other public

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disclosure of matters related to this Agreement, and a party shall not issue any such press release, written communication, or public disclosure without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that nothing contained herein shall prohibit any party, following notification to the other party, from making any disclosures which its counsel deems necessary to conform with requirements of law or the rules of NASDAQ.

       12.13 FIDUCIARY RESPONSIBILITY. F&M shall not, directly or indirectly, and shall instruct and otherwise use its diligent efforts to cause its officers, directors, employees, agents and advisors not to, directly or indirectly, solicit or initiate any proposals or offers from any person or entity, or discuss or negotiate with any such person or entity, relating to any acquisition or purchase of all or a material amount of the assets of, or any equity securities of, or any merger or business combination with, F&M (such transactions are referred to herein as "Acquisition Transactions"), provided, however, that nothing contained in this section shall prohibit (i) F&M from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal of an Acquisition Transaction if and to the extent that (a) the Board of Directors of F&M, after consultation with and based upon the written advice of legal counsel, determines in good faith that such action is required for the directors of F&M to fulfill their fiduciary duties and obligations to the F&M shareholders and other constituencies under Indiana law, taking into consideration the bidding procedures in connection with the transactions contemplated hereby and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, F&M provides immediate written notice to FFB to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, or (ii) the Board of Directors of F&M from failing to make, withdrawing or modifying its recommendation to shareholders regarding the merger with FFB following receipt of a proposal for an Acquisition Transaction if the Board of Directors of F&M, after consultation with and based upon the written advice of legal counsel, determines in good faith that such action is required for the directors of F&M to fulfill their fiduciary duties and obligations to the F&M shareholders and other constituencies under Indiana law, taking into consideration the bidding procedures in connection with the transactions contemplated hereby.

       12.14 CONTINUED EMPLOYMENT OF BANK EMPLOYEES. FFB shall itself employ, or cause ILB or another of its affiliates to employ, for at least a period of two (2) years after the Effective Time, those persons who are employees of the Bank immediately prior to the Effective Time ("Retained Employees") except for voluntary terminations and terminations for just causes. During such period the compensation of a Retained Employee shall be reviewed, but not reduced, in accordance with the "Indiana Lawrence Bank Pay System Documentation and Review Procedures" in effect as of the date hereof.

       12.15 PUBLICATION OF FINANCIAL RESULTS. In accordance with the Codification of Financial Reporting Policies of the Securities and Exchange Commission, in order to permit the sale of Deliverable Shares following the Effective Time and also to preserve the treatment of the transactions described herein as a pooling of interests for accounting purposes, FFB agrees to publish the financial results of the combined operations of FFB and F&M and the Bank, covering at least thirty (30) days of such combined operations, no later than the last to occur of (a) sixty (60) days following the end of the month in which the Effective Time occurs and (b) ten (10) days following delivery of such financial information with respect to the operations previously owned by F&M and the Bank as FFB considers reasonably necessary to prepare the combined financial results described in this Section.

13.    CONDITIONS PRECEDENT; TERMINATIONS

       13.1    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES.
The obligations of each of the parties hereto to effect the Merger is subject to the fulfillment on or prior to the Effective Time of the following conditions precedent:

                13.1.1 The Merger shall have been approved by the FRB or the entity to which the FRB has delegated authority to grant such approvals, and by any other governmental authority having jurisdiction and any applicable waiting period shall have expired, with no such approval or authorization containing any provision which would be materially adverse to the merged businesses of F&M and FFB as contemplated by this Agreement.

                13.1.2 No suit, action, investigation by any governmental body, or other legal or administrative proceedings shall have been brought or threatened which materially questions the validity or legality of the transactions contemplated herein. For the purposes hereof, inquiries which could give rise to any such suit, investigation or proceeding given by any governmental agency may, at the option of either party, be deemed such a threat.

                13.1.3 The parties hereto shall have obtained any and all consents required for the consummation of the Merger or for the preventing of any default under any contract, agreement or permit of the parties hereto, which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on the combined business affairs of F&M and FFB.

        13.2 CONDITIONS PRECEDENT TO FFB'S OBLIGATIONS. The obligation of FFB to effect the Merger will be subject to the following conditions (which may be waived in writing by FFB):

                13.2.1 The representations and warranties of F&M herein contained will be true as of and at the Effective Time with the same effect as though made at such time; F&M will have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and F&M will have delivered to FFB a certificate, dated the effective date of the Merger and signed by its president or one of its vice presidents and its secretary or one of its assistant secretaries, to both such effects.

                13.2.2 Except as set forth in the Disclosure Statement, no change in or event affecting the corporate status, businesses, operations or condition (financial or otherwise) of either of F&M or the Bank will have occurred since April 30, 1995, (whether or not covered by insurance), other than changes in the ordinary course of business and changes permitted by Section 11, which have not been, in the aggregate, materially adverse to F&M.

       13.2.3 FFB will have received from Ice Miller Donadio & Ryan, counsel for F&M, a favorable opinion, dated immediately prior to the Effective Time, in form and substance reasonably satisfactory to FFB's counsel. In rendering this opinion, such counsel may rely on certificates of public officials and of corporate officers, opinions of recognized local counsel in jurisdictions where such counsel is not qualified to practice, and such other evidence as it may deem appropriate. The provisions of the preceding sentence are applicable to all other opinions of counsel to be delivered hereunder.

       13.2.4 A Registration Statement on Form S-4 under the 1933 Act will have become effective relating to the shares of FFB which the shareholders of F&M will receive at the Effective Time.

       13.2.5 FFB will have received an opinion of counsel, in form and substance satisfactory to FFB, to the effect that, under the Internal Revenue Code of 1986, as amended (the "IRC"), and particularly Section 368(a)(1)(A) thereof, no gain or loss will be recognized to FFB or its shareholders or to F&M or its shareholders as a result of the Merger except for gain (but not loss) on cash received by the shareholders of F&M.

       13.2.6 FFB will have received such written consents and confirmations (or opinions of its counsel to the effect that such consents or confirmations are not required), as it may reasonably request to the effect that the Surviving Corporation will succeed upon consummation of the Merger to all of F&M's right, title and interest in and to its material contracts, agreements, leases and other commitments and that the Surviving Corporation will possess and enjoy all material licenses, permits and other governmental authorizations possessed by F&M at the date hereof. FFB will have received those approvals and consents described in Section 10.12 hereof.

       13.2.7 At the date of signing this Agreement and immediately prior to the Effective Time, FFB shall receive from FFB's independent accountants letters to the effect that they are not aware of any reason that FFB is not in compliance with the pooling of interests criteria as specified under APB No. 16, and that, accordingly, the Merger can be accounted for as a pooling of interests from FFB's perspective.

       13.2.8 FFB shall have had performed and reviewed the results of a Phase I Environmental Site Assessment of the real estate owned or leased by F&M and is satisfied with the results thereof and has determined that no further testing is required and no remedial action is necessary, or if the results of such Assessment are not satisfactory in form and substance to FFB, FFB and F&M shall have reached a reasonable agreement as to the remedial actions necessary to correct any unsatisfactory conditions and the payment for such remedial actions.

   13.3 CONDITIONS PRECEDENT TO F&M'S OBLIGATION. The obligation of F&M to effect the Merger will be subject to the following conditions (which may be waived in writing by F&M):

         13.3.1 The representations and warranties of FFB herein contained will be true as of and at the Effective Time with the same effect as though made at such time; FFB will have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and FFB will have delivered to F&M a certificate, dated the effective date of the Merger and signed by its president or one of its vice presidents and its secretary or one of its assistant secretaries, to both such effects.

         13.3.2 No material change in the corporate status, businesses, operations or condition (financial or otherwise) of FFB and its consolidated Subsidiaries will have occurred since December 31, 1994 (whether or not covered by insurance), none of which has been materially adverse in relation to FFB and its consolidated Subsidiaries, taken as a whole, and no other event or condition of any character will have occurred or arisen since that date which will have materially and adversely affected the corporate status, businesses, operations or financial condition of FFB and its consolidated Subsidiaries, taken as a whole.

         13.3.3 F&M will have received from Frost & Jacobs, counsel for FFB, a favorable opinion, dated immediately prior to the Effective Time, in form and substance reasonably satisfactory to F&M's counsel. In rendering this opinion, such counsel may rely on certificates of public officials and of corporate officers, opinions of recognized local counsel in jurisdictions where such counsel is not qualified to practice, and such other evidence as he may deem appropriate. The provisions of the preceding sentence are applicable to all other opinions of counsel to be delivered hereunder.

         13.3.4 A Registration Statement on Form S-4 under the 1933 Act will have become effective relating to the shares of FFB common stock which the shareholders of F&M will receive at the Effective Time.

         13.3.5 F&M will have received an opinion from Professional Bank Services, Inc. as independent investment advisor satisfactory to it as to the fairness of the proposed transaction with FFB, from a financial point of view, to F&M's shareholders.

         13.3.6 F&M will have received an opinion of counsel, in form and substance satisfactory to F&M, to the effect that, under the IRC (i) no gain or loss will be recognized to F&M as a result of the Merger, and (ii) no gain or loss (except in respect of fractional share interests sold) will be recognized to F&M's shareholders as a result of their exchange of F&M Shares for common stock of FFB, and covering such other matters as are typically covered by such opinion.

         13.3.7 At the date of signing this Agreement and immediately prior to the Effective Time, F&M shall receive from F&M's independent accountants a letter to the effect that they are not aware of any reason that F&M is not in compliance with the pooling of interests criteria as specified under APB No. 16, and that, accordingly, the Merger can be accounted for as a pooling of interests from F&M's perspective.

       13.3.8 At a special meeting of shareholders of F&M called for the purpose of considering the Merger, the Merger will have been approved by an affirmative vote of the holders of at least seventy-five percent of the F&M Shares entitled to be voted in person or by proxy at such meeting.

   13.4 TERMINATION AND ABANDONMENT. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time before the Effective Time, whether before or after adoption or approval of this Agreement by the shareholders of F&M, under any one or more of the following circumstances:

       13.4.1 By the mutual consent of the Boards of Directors of FFB and F&M;

       13.4.2 By FFB if the holders of 10.0% or more of the F&M Shares outstanding immediately prior to the Effective Time will be entitled to receive cash in exchange for their F&M shares pursuant to perfected dissenters' rights under the Indiana Business Corporation Law;

       13.4.3 By FFB if, prior to the Effective Time, the conditions set forth in Sections 13.2.1 through 13.2.8, inclusive, will not have been met;

       13.4.4 By F&M if, prior to the Effective Time, the conditions set forth in Sections 13.3.1 through 13.3.8, inclusive, will not have been met;

       13.4.5 By either FFB or F&M if prior to the Effective Time, the conditions set forth in Sections 13.1.1 through 13.1.3, inclusive, shall not have been met, or any action or proceeding before any court or other governmental body or agency will have been instituted or threatened to restrain or prohibit the Merger and such constituent corporation deems it unadvisable to proceed with the Merger;

       13.4.6 By either FFB or F&M if the requisite approval of the shareholders of F&M will not have been obtained or if the Effective Time shall not have occurred on or before April 1, 1996; or

       13.4.7 By FFB if the Average Price is less than $28.48 or by F&M if the Average Price is greater than $38.53 (in either case, as may be adjusted by the declaration of a stock dividend, stock split or other such recapitalization).

   13.5 EFFECT OF TERMINATION. Upon any termination and abandonment of this Agreement under any one or more of the circumstances described in Section 13.4, neither party will have any liability or obligation hereunder to the other, except for the return of all documents exchanged and the preservation of the confidentiality by each party of the information exchanged. In the event that FFB or F&M declines to effect the Merger notwithstanding the performance of all conditions precedent to the obligation of FFB or F&M, as the case may be, to effect the Merger, the non-breaching party shall be entitled to recover from the breaching party all its expenses, including reasonable attorney's fees and fees of other professionals, incurred in connection with the Merger, and shall be entitled to such other remedies against the defaulting party as may exist at law or in equity.

       13.6    EXPENSES.  Upon a termination of this Agreement as provided in
Section 13.4, each party will pay all costs and expenses of its performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including fees, expenses and disbursements of its accountants and counsel.

       13.7 CLOSING. Subject to the satisfaction of the conditions precedent specified in Section 13.1 through 13.3 hereof and of the terms set forth herein, the consummation of the transactions contemplated by this Agreement, the Agreement of Merger and the Articles of Merger (the "Closing") shall take place at a place and time satisfactory to the parties on the last day of the month within which occurs the later of the date on which the approvals specified in Section 12.4 have become effective and the date upon which the shareholder approval specified in Section 13.3.8 has been obtained (or at such other place or on such other date and time as the parties may agree)(the "Closing Date"). At the Closing, such documents as are contemplated by 13.2 and 13.3 to be delivered at Closing shall be delivered, including the certificates specified in Sections 13.2.1 and 13.3.1, and the parties shall execute and cause to be filed in the appropriate offices the Articles of Merger, Agreement of Merger, and such other documents as may be deemed necessary or advisable in the opinion of FFB to effectuate the Merger as promptly as practicable.

14.    GENERAL PROVISIONS.

       14.1 DEFINITIONS. "Subsidiaries" as used herein means any corporation 50% or more of whose outstanding voting securities are owned directly or indirectly by FFB or F&M, as the context may require, whether consolidated or unconsolidated. The headings in this Agreement will not affect in any way its meaning or interpretation.

       14.2 AMENDMENTS. Any of the terms or conditions of this Agreement may be modified or waived at any time before the Effective Time by the party which is, or the shareholders of which are, entitled to the benefit thereof upon the authority of the Board of Directors of such party.

       14.3 NOTICES. All notices, demands, requests, consents or approvals required hereunder will be in writing and will be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by certified or registered mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or to such other address as any party may give to the other by like notice:

         If to FFB:                   First Financial Bancorp.
                                      300 High Street
                                      P.O. Box 476
                                      Hamilton, Ohio 45012-0476
                                      ATTENTION: Stanley N. Pontius, President and Chief Executive Officer

         With copies to:              Frost & Jacobs
                                      2500 PNC Center
                                      201 East Fifth Street
                                      P.O. Box 5715
                                      Cincinnati, Ohio 45201-5715
                                      ATTENTION: Neil Ganulin

         If to F&M:                   F & M Bancorp
                                      729-31 Main Street
                                      P.O. Box 567
                                      Rochester, Indiana 46975-0567
                                      ATTENTION:  William J. Gordon, President


         With copies to:              Ice Miller Donadio & Ryan
                                      One American Square, Box 82001
                                      Indianapolis, Indiana 46282
                                      ATTENTION: Thomas H. Ristine


         14.4 BINDING NATURE OF AGREEMENT. This Agreement will be binding upon and inure to the benefit of FFB and F&M and their respective successors and permitted assigns.

         14.5 ASSIGNMENT. Neither this Agreement nor any obligation or right hereunder may be assigned by any party hereto, whether directly or indirectly, without the prior written consent of the other party.

         14.6 GOVERNING LAW. This Agreement will in all respects be governed and construed in accordance with the laws of the State of Indiana.

         14.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         14.8 TERMINATION OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and covenants in this Agreement or in any closing certificate delivered pursuant to this Agreement shall expire with, and be terminated and extinguished at, the Effective Time; provided, however, that the covenants of FFB contained in Sections 12.5, 12.8, 12.14 and 12.15 hereof shall survive the Effective Time and may be enforced by any person entitled to the benefits thereof.

         IN WITNESS WHEREOF, pursuant to authority duly given by its Board of Directors, each of FFB, and F&M has caused this Agreement to be executed and attested by its authorized officers as of the date and year first above written.


                                        FIRST FINANCIAL BANCORP.


ATTEST:
                                        By:  /s/ Stanley N. Pontius
                                           ---------------------------
/s/ Richard E. Weinman                  Print Name: Stanley N. Pontius
----------------------
Richard E. Weinman
Secretary                               Title: President/CEO



                                        F & M BANCORP


ATTEST:

/s/ George R. Hoover                    By:  /s/William J. Gordon
---------------------------                ------------------------------
George R. Hoover, Secretary                  William J. Gordon, President

                               FIRST AMENDMENT OF
                          PLAN AND AGREEMENT OF MERGER
                                     BETWEEN
                            FIRST FINANCIAL BANCORP.
                                       AND
                                  F & M BANCORP

         THIS FIRST AMENDMENT of Plan and Agreement of Merger between First Financial Bancorp. and F & M Bancorp (hereafter called "this Amendment") dated as of December 15, 1995, by and between First Financial Bancorp. ("FFB") and
F & M Bancorp ("F&M"),

                              W I T N E S S E T H :

         WHEREAS, FFB and F&M entered into a Plan and Agreement of Merger dated September 11, 1995 (the "Agreement"), and

         WHEREAS, FFB and F&M now desire to amend the Agreement, as hereinafter set forth;

         NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

         Section 1. Amendment of Agreement. Section 11.2 of the Agreement is hereby amended to read as follows:

                  11.2. Dividends. From and after the date of this Agreement and prior to the Effective Time, neither FFB nor F&M will declare or pay any dividends on or make any distributions in respect of any shares of its capital stock, except that (i) FFB may declare and pay, on or about the dates when such dividends have customarily been declared and paid by it in the past, quarterly cash dividends in the amount of $0.26 or more (plus such additional amount, which may be stock dividends, if any, consistent with FFB's practices during recent years as its Board of Directors may determine) per share during each calendar quarter on the outstanding shares of FFB's common stock; and (ii) F&M may declare and pay cash dividends in an amount not to exceed the greater of (A) thirty percent (30%) of F&M's net earnings as determined by F&M for the year ending December 31, 1995, or (B) $198,000. For the period from December 31, 1995 until the Effective Time, and assuming the financial condition of F&M justifies such action, the parties agree to cooperate with each other to ensure that the shareholders of F&M receive a quarterly cash dividend from either F&M or FFB and that during the quarter in which the Effective Time occurs such shareholders of F&M do not receive cash dividends from both F&M and FFB.

         Section 2. Agreement Otherwise Unaffected. Except as set forth in Section 1 of this Amendment, the Agreement is not affected by this Amendment and shall remain in full force and effect.

         IN WITNESS WHEREOF, pursuant to authority duly given by its Board of Directors, each of FFB and F&M has caused this Agreement to be executed and attested by its authorized officers as of the date and year first above written.

                                           FIRST FINANCIAL BANCORP.

                                           By:_________________________________
                                              Stanley N. Pontius, President/CEO

Attest:

_____________________________
Richard G. Weinman, Secretary

                                           F & M BANCORP

                                           By:________________________________
                                              William J. Gordon, President

Attest:

______________________________
George R. Hoover, Secretary

                                                                      APPENDIX B

                  FORM OF OPINION OF PROFESSIONAL BANK SERVICES
                     TO BE ISSUED ON CONSUMMATION OF MERGER

                                                 Professional Bank Services
                                                 The 1000 Building
                                                 6200 Dutchman's Lane, Suite 305
                                                 Louisville, Kentucky  40205
                                                 ________________, 1996

Board of Directors
F & M Bancorp
729 Main Street
Rochester, Indiana 46975

Dear Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of F & M Bancorp, Rochester, Indiana (the "Company") of the proposed merger of the Company with First Financial Bancorp, Hamilton, Ohio ("FFB"). In the proposed merger, Company shareholders will receive FFB common shares equal to the quotient of $12,500,000 and the average of the closing prices for FFB Shares on the National Association of Securities Dealers Automated Quotations System - National Market System ("NASDAQ") for each of the twenty consecutive trading days ending on the second trading day prior to the Effective Time as defined by the Plan and Agreement of Merger between FFB and the Company (the "Agreement").

Professional Bank Services, Inc. ("PBS") is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes. We are independent with respect to the parties of the proposed transaction.

For purposes of this opinion, PBS reviewed and analyzed the historical performance of the Company and its wholly owned subsidiary Farmers & Merchants Bank of Rochester, Rochester, Indiana ("the "Bank") contained in: (i) FRY-9SP as filed with the Federal Reserve as of June 30, 1995; (ii) June 30, 1995 Consolidated Reports of Condition and Income filed with the Federal Deposit Insurance Corporation by the Bank; (iii) December 31, 1994 and March 31, 1995 Uniform Bank Performance Report of the Bank; (iv) historical common stock trading activity of the Company; and (v) the premises and other fixed assets. We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

Board of Directors
F & M Bancorp
Page 2


In conjunction with our opinion, we have evaluated the historical performance and current financial condition of FFB contained in: (i) June 30, 1995 financial information; (ii) audited financial statements for the years ending December 31, 1991, 1992, 1993 and 1994; (iii) historical common stock trading and dividend activity to date; (iv) the Agreement; and (v) the financial terms of certain other comparable transactions. We have prepared and analyzed the pro forma consolidated financial condition of the Company, the Bank and FFB. We have reviewed and tabulated consolidated statistical data regarding growth, growth prospects for service markets, liquidity, asset composition and quality, profitability, leverage and capital adequacy.

We have not compiled, reviewed or audited the financial statements of the Company, the Bank or FFB, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company, the Bank or FFB.

Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of the Company under the Agreement is fair and equitable from a financial perspective.

                                                Very truly yours,
                                                PROFESSIONAL BANK SERVICES, INC.


                                                Christopher L. Hargrove
                                                Vice President

                                                                      APPENDIX C

                                   CHAPTER 44
                               DISSENTERS' RIGHTS

Section.                                                                                Section.
23-1-44-1.        "Corporation" defined.               23-1-44-14.       Transfer of shares restricted after demand
23-1-44-2.        "Dissenter" defined.                                     for payment.
23-1-44-3.        "Fair value" defined.                23-1-44-15.       Payment to dissenter.
23-1-44-4.        "Interest" defined.                  23-1-44-16.       Return of shares and release of restrictions.
23-1-44-5.        "Record shareholder" defined.        23-1-44-17.       Offer of fair value for shares obtained after
23-1-44-6.        "Beneficial shareholder" defined.                        first announcement.
23-1-44-7.        "Shareholder" defined.               23-1-44-18.       Dissenter demand for fair value under certain
23-1-44-8.        Shareholder dissent.                                     conditions.
23-1-44-9.        Beneficial shareholder dissent.      23-1-44-19.       Effect of failure to pay demand -
23-1-44-10.       Notice of dissenters' rights                             Commencement of judicial appraisal
                    preceding shareholder vote.                            proceeding.
23-1-44-11.       Notice of intent to dissent.         23-1-44-20.       Judicial determination and assessment of
23-1-44-12.       Notice of dissenter's rights                              costs.
                    following action creating rights.
23-1-44-13.       Demand for payment by dissenter.

23-1-44-1. "CORPORATION" DEFINED. - As used in this chapter, "corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer. [P.L.149-1986, Section 28.]

23-1-44-2. "DISSENTER" DEFINED. - As used in this chapter, "dissenter" means a shareholder who is entitled to dissent from corporate action under section 8 [IC 23-1-44-8] of this chapter and who exercises that right when and in the manner required by sections 10 through 18 [IC 23-1-44-10 through IC 23-1-44-18] of this chapter. [P.L.149-1986, Section 28.]

23-1-44-3. "FAIR VALUE" DEFINED.- As used in this chapter, "fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. [P.L. 149-1986, Section 28.]

23-1-44-4. "INTEREST" DEFINED. - As used in this chapter, "interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances. [P.L. 149-1986, Section 28.]

23-1-44-5. "RECORD SHAREHOLDER" DEFINED. - As used in this chapter, "record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4. [P.L.149-1986, Section 28.]

23-1-44-6. "BENEFICIAL SHAREHOLDER" DEFINED. - As used in this chapter, "beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder. [P.L. 149-1986, Section 28.]

23-1-44-7. "SHAREHOLDER" DEFINED. - As used in this chapter, "shareholder" means the record shareholder or the beneficial shareholder. [P.L.149-1986, Section 28.]

23-1-44-8. SHAREHOLDER DISSENT. - (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

         (1) Consummation of a plan of merger to which the corporation is a party if:

                  (A) Shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

                  (B)      The shareholder is entitled to vote on the merger.

         (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

         (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

         (4)      The approval of a control share acquisition under IC 23-1-42.

         (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

         (1) Registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

         (2) Traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets - National Market Issues or a similar market.

     (c)  A shareholder:

         (1) Who is entitled to dissent and obtain payment for the shareholder's shares under this chapter; or

         (2) Who would be so entitled to dissent and obtain payment but for the provisions of subsection (b); may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder's entitlement. [P.L.149-1986, Section 28; P.L.107-1987, Section 19.]

23-1-44-9. BENEFICIAL SHAREHOLDER DISSENT. - (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if:

         (1) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (2) The beneficial shareholder does so with respect to all the beneficial shareholder's shares or those shares over which the beneficial shareholder has power to direct the vote. [P.L.149-1986, Section 28.]

23-1-44-10. NOTICE OF DISSENTERS' RIGHTS PRECEDING SHAREHOLDER VOTE. - (a) If proposed corporate action creating dissenters' rights under section 8 [IC 23-1-44-8] of this chapter is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter.

     (b) If corporate action creating dissenters' rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 12 [IC 23-1-44-12] of this chapter. [P.L.149-1986, Section 28; P.L.107-1987,
Section 20.]

23-1-44-11. NOTICE OF INTENT TO DISSENT. - (a) If proposed corporate action creating dissenters' rights under section 8 [IC 23-1-44-8] of this chapter is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

         (1) Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

         (2) Must not vote the shareholder's shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter. [P.L.149-1986, Section 28.]

23-1-44-12. NOTICE OF DISSENTERS' RIGHTS FOLLOWING ACTION CREATING RIGHTS. - (a) If proposed corporate action creating dissenters' rights under section 8 [IC 23-1-44-8] of this chapter is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 11 [IC 23-1-44-11] of this chapter.

     (b) The dissenters' notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters' notice must:

         (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

         (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

         (5)      Be accompanied by a copy of this chapter. [P.L.149-1986,
                  Section 28.]

23-1-44-13. DEMAND FOR PAYMENT BY DISSENTER. - (a) A shareholder sent a dissenters' notice described in IC 23-1-42-11 or in section 12 [IC 23-1-44-12] of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice under section 12(b)(3) [IC 23-1-44-12(b)(3)] of this chapter, and deposit the shareholder's certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits the shareholder's shares under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter and is considered, for purposes of this article, to have voted the shareholder's shares in favor of the proposed corporate action. [P.L.149-1986,
Section 28.]

23-1-44-14. TRANSFER OF SHARES RESTRICTED AFTER DEMAND FOR PAYMENT. - (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 [IC 23-1-44-16] of this chapter.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. [P.L.149- 1986, Section 28.]

23-1-44-15. PAYMENT TO DISSENTER. - (a) Except as provided in section 17 [IC 23-1-44-17] of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 [IC 23-1-44-13] of this chapter the amount the corporation estimates to be the fair value of the dissenter's shares.

     (b)  The payment must be accompanied by:

         (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         (2) A statement of the corporation's estimate of the fair value of the shares; and

         (3)      A statement of the dissenter's right to demand payment under section 18 [IC 23-1-44-18] of this chapter. [P.L.149-1986,
                  Section 28; P.L. 107-1987, Section 21.]

23-1-44-16. RETURN OF SHARES AND RELEASE OF RESTRICTIONS. - (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 12 [IC 23-1-44-12] of this chapter and repeat the payment demand procedure. [P.L.149-1986, Section 28.]

23-1-44-17. OFFER OF FAIR VALUE FOR SHARES OBTAINED AFTER FIRST ANNOUNCEMENT. -
(a) A corporation may elect to withhold payment required by section 15 [IC 23-1-44-15] of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter's right to demand payment under section 18 [IC 23-1-44-18] of this chapter. [P.L.149-1986, Section 28.]

23-1-44-18. DISSENTER DEMAND FOR FAIR VALUE UNDER CERTAIN CONDITIONS. - (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate (less any payment under section 15 [IC 23-1-44-15] of this chapter), or reject the corporation's offer under section 17 [IC 23-1-44-17] of this chapter and demand payment of the fair value of the dissenter's shares, if:

         (1) The dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter's shares;

         (2) The corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

         (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     (b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter's shares. [P.L.149-1986, Section 28.]

23-1-44-19. EFFECT OF FAILURE TO PAY DEMAND - COMMENCEMENT OF JUDICIAL APPRAISAL PROCEEDING. - (a) If a demand for payment under IC 23-1-42-11 or under section 18 [IC 23-1-44-18] of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceedings within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation's principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment.

         (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

         (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 17 [IC 23-1-44-17] of this chapter. [P.L.149-1986, Section 28.]

23-1-44-20. JUDICIAL DETERMINATION AND ASSESSMENT OF COSTS. - (a) The court in an appraisal proceeding commenced under section 19 [IC 23-1-44-19] of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 [IC 23-1-44-10 through IC 23-1-44-18] of this chapter; or

         (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted. [P.L.149-1986, Section 28.]

           INFORMATION NOT REQUIRED IN THE PROXY-STATEMENT PROSPECTUS

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Ohio General Corporation Law allows a corporation under certain circumstances to indemnify its directors, officers, and employees. Generally, whether by its articles of incorporation or its code of regulations or by statute, the indemnification permits the Corporation to pay expenses actually and necessarily incurred in the defense of any pending or threatened suit. The determination of the right of indemnification is determined by a quorum of disinterested directors not involved in such a pending matter and if they are unable to make such determination, then such determination shall be made by independent legal counsel, Bancorp's shareholders or by the Butler County, Ohio, Court of Common Pleas. Bancorp has such an indemnification provision in its Code of Regulations, and that provision is set forth below. The Code of Regulations of Bancorp and the statute do not allow indemnification of an officer or director wherein such person has been adjudicated negligent or guilty of misconduct and, additionally, such officer or director must have acted in good faith or had no reason to believe such officer's or director's conduct was unlawful to be indemnified.

         Article III-A of the Code of Regulations of Bancorp provides:

         SECTION 3-A.1. MANDATORY INDEMNIFICATION. The Corporation shall indemnify any officer or director, or any other employee of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 3-A.1 shall be presumed to have met the applicable standard of conduct set forth herein, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contenders or its equivalent, shall not, of itself, rebut such presumption.

         SECTION 3-A.2. COURT-APPROVED INDEMNIFICATION. Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

         (A) the Corporation shall not indemnify any officer or director or employee of the Corporation who was a party to any completed action or suit instituted by or in the right of the Corporation to procure a judgment in its favor by reason of the fact he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for misconduct (other than negligence of any degree) in the performance of his duty to the Corporation unless and only to the extent that the Court of Common Pleas of Butler County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

         (B) the Corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this Section 3-A.2.

         SECTION 3-A.3. INDEMNIFICATION FOR EXPENSES. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer, director or employee of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 3-A.1, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the Corporation against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) actually and reasonably incurred by him in connection therewith.

         SECTION 3-A.4. DETERMINATION REQUIRED. Any indemnification required under Section 3-A.1 and not precluded under Section 3-A.2 shall be made by the Corporation only upon a determination that such indemnification of the officer or director or employee is proper in the circumstances because he has met the applicable standard of conduct set forth in
         Section 3-A.1. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the Corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the Corporation, or any person to be indemnified, within the past five years, or (C) by the shareholders, or (D) by the Court of Common Pleas of Butler County, Ohio or (if the Corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any. Any determination made by the disinterested directors under subparagraph (A) of this Section or by independent legal counsel under subparagraph (B) of this Section to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the Corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten (10) days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Butler County, Ohio or the Court in which such action or suit was brought, if any, to review the reasonableness of such determination.

         SECTION 3-A.5. ADVANCES FOR EXPENSES. Unless the only liability asserted against a director in an action, suit or proceeding referred to in Section 3-A.1 of this article arises pursuant to Section 1701.95 of the Ohio Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit or proceeding shall be paid by the Corporation as they are incurred, in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees: (i) to repay amounts so advanced if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act was undertaken with deliberate intent to cause injury to the Corporation or with reckless disregard for the best interests of the Corporation; and (ii) to reasonably cooperate with the Corporation with respect to the action, suit or proceeding.

                  Expenses, including attorneys' fees, incurred by a director, trustee, officer, employee or agent in defending any action, suit or proceeding referred to in Section 3-A.3 of this Article, may be paid by the Corporation as they are incurred, in advance of the final disposition of the action, suit or proceeding as authorized by the directors in the specific case, upon receipt of any undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay such undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Corporation.

         SECTION 3-A.6. ARTICLE III-A NOT EXCLUSIVE. The indemnification provided by this Article III-A shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director or employee of the Corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         SECTION 3-A.7. INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article III-A.

         SECTION 3-A.8. VENUE. Any action by a person claiming indemnification under this Article III-A, or by the Corporation, to determine such claim for indemnification may be filed as to the Corporation and each such person in Butler County, State of Ohio. The Corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Butler County, Ohio.

Item 21.  Exhibits and Financial Statement Schedules

         (a) See Index to Exhibits.
         (b) See "F&M BANCORP FINANCIAL STATEMENTS"
         (c) Fairness Opinion furnished as Appendix B to Proxy
             Statement-Prospectus.

Item 22.  Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act") and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Hamilton, State of Ohio, on December 22, 1995.

FIRST FINANCIAL BANCORP.

By: /s/ Stanley N. Pontius
    -------------------------------------
Stanley N. Pontius
President and Chief Executive Officer

Date:  December 22, 1995
-----------------------------------------

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Stanley N. Pontius                     /s/ Richard E. Weinman
---------------------------------------    -------------------------------------
Stanley N. Pontius, Director, President    Richard E. Weinman, Exec. Vice
and Chief Executive Officer                President, Chief Financial Officer,
                                           Secretary and Treasurer

Date:  December 22, 1995                   Date:  December 22, 1995
    -----------------------------------        ---------------------------------


/s/ Murph Knapke                           /s/ Vaden Fitton
---------------------------------------    -------------------------------------
Murph Knapke, Director                     Vaden Fitton, Director

Date:  December 22, 1995                   Date:  December 22, 1995
    -----------------------------------        ---------------------------------


/s/ Carl R. Fiora                          /s/ Thomas C. Blake
---------------------------------------    -------------------------------------
Carl R. Fiora, Director                    Thomas C. Blake, Director

Date:  December 22, 1995                   Date:  December 22, 1995
    -----------------------------------        ---------------------------------


/s/ Joel H. Schmidt                        /s/ Barry S. Porter
---------------------------------------    ------------------------------------
Joel H. Schmidt, Director                  Barry S. Porter, Director

Date:  December 22, 1995                   Date:  December 22, 1995
    -----------------------------------        ---------------------------------


/s/ Arthur W. Bidwell                      /s/ Joseph L. Marcum
---------------------------------------    -------------------------------------
Arthur W. Bidwell, Director                Joseph L. Marcum, Director

Date:  December 22, 1995                   Date:  December 22, 1995
    -----------------------------------        ---------------------------------

                                INDEX TO EXHIBITS

Exhibit
Number            Description
-------           -----------

2.1               Plan and Agreement of Merger between First Financial Bancorp.
                  and F&M Bancorp (Included as Appendix A in the Proxy Statement-Prospectus)

5.                Opinion of Counsel

8. Form of Tax Opinion of Ice Miller Donadio & Ryan to be Issued on Consummation of Merger

23.1 Consent of Ernst & Young LLP, Independent Auditors for First Financial Bancorp.

23.2 Consent of Crowe, Chizek and Company LLP, Independent Auditors for F&M Bancorp.

23.3              Consent of Frost & Jacobs, Counsel for Registrant
                  (Incorporated in Exhibit 5)

23.4              Consent of Ice Miller Donadio & Ryan (Incorporated in
                  Exhibit 8)

23.5              Consent of Professional Bank Services

99.1 Fairness Opinion of Professional Bank Services (Included as Appendix B in the Proxy Statement-Prospectus.)

99.2              Exchange Agent Agreement

99.3              F&M's Form of Proxy